EXHIBIT 4.11

1011778 B.C. UNLIMITED LIABILITY COMPANY,
as Issuer,

NEW RED FINANCE, INC.,
as Co-Issuer,

the GUARANTORS party hereto

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and Collateral Agent

$1,300,000,000 5.000% Second Lien Senior Secured Notes due 2025

INDENTURE

Dated as of August 28, 2017

Table of Contents
Page
ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE
SECTION 1.1.    Definitions    1
SECTION 1.2.    Other Definitions    43
SECTION 1.3.    Rules of Construction    45

ARTICLE II

THE NOTES
SECTION 2.1.    Form, Dating and Terms    45
SECTION 2.2.    Execution and Authentication    51
SECTION 2.3.    Registrar and Paying Agent    52
SECTION 2.4.    Paying Agent to Hold Money in Trust    52
SECTION 2.5.    Holder Lists    53
SECTION 2.6.    Transfer and Exchange    53
SECTION 2.7.    [Reserved]    56
SECTION 2.8.    [Reserved]    56
SECTION 2.9.    [Reserved]    56
SECTION 2.10.    [Reserved]    56
SECTION 2.11.    Mutilated, Destroyed, Lost or Stolen Notes    56
SECTION 2.12.    Outstanding Notes    57
SECTION 2.13.    Temporary Notes    57
SECTION 2.14.    Cancellation    57
SECTION 2.15.    Payment of Interest; Defaulted Interest    58
SECTION 2.16.    CUSIP and ISIN Numbers    59
SECTION 2.17.    Joint and Several Liability    59
ARTICLE III

COVENANTS
SECTION 3.1.    Payment of Notes    59
SECTION 3.2.    Limitation on Indebtedness    59
SECTION 3.3.    Limitation on Restricted Payments    64
SECTION 3.4.    Limitation on Restrictions on Distributions from Restricted Subsidiaries    70
SECTION 3.5.    Limitation on Sales of Assets and Subsidiary Stock    72
SECTION 3.6.    Limitation on Liens    77
SECTION 3.7.    Limitation on Guarantees    77
SECTION 3.8.    Limitation on Affiliate Transactions    78
SECTION 3.9.    Change of Control    80
SECTION 3.10.    Reports    82
SECTION 3.11.    Maintenance of Office or Agency    84
SECTION 3.12.    Corporate Existence    84
SECTION 3.13.    Payment of Taxes    85
SECTION 3.14.    [Reserved]    85
SECTION 3.15.    Compliance Certificate    85
SECTION 3.16.    Further Instruments and Acts    85

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SECTION 3.17.    [Reserved]    85
SECTION 3.18.    Statement by Officers as to Default    85
SECTION 3.19.    Suspension of Certain Covenants    85
SECTION 3.20.    Designation of Restricted and Unrestricted Subsidiaries    86
SECTION 3.21.    Amendment of Collateral Documents    86
SECTION 3.22.    After-Acquired Property    86
SECTION 3.23.    [Reserved]    87
SECTION 3.24.    [Reserved]    87
SECTION 3.25.    [Reserved]    87
SECTION 3.26.    Limitations on Business Activities of Co-Issuer    87
SECTION 3.27.    Additional Amounts    87
ARTICLE IV

SUCCESSOR ISSUER; Successor Person
SECTION 4.1.    Merger, Amalgamation and Consolidation    89
ARTICLE V

REDEMPTION OF SECURITIES
SECTION 5.1.    Notices and Opinions to Trustee    91
SECTION 5.2.    Selection of Notes to Be Redeemed or Purchased    92
SECTION 5.3.    Notice to Redemption    92
SECTION 5.4.    Effect of Notice of Redemption    93
SECTION 5.5.    Deposit of Redemption or Purchase Price    93
SECTION 5.6.    Notes Redeemed or Purchased in Part    94
SECTION 5.7.    Optional Redemption    94
SECTION 5.8.    Mandatory Redemption    95
ARTICLE VI

DEFAULTS AND REMEDIES
SECTION 6.1.    Events of Default    96
SECTION 6.2.    Acceleration    98
SECTION 6.3.    Other Remedies    98
SECTION 6.4.    Waiver of Past Defaults    99
SECTION 6.5.    Control by Majority    99
SECTION 6.6.    Limitation on Suits    99
SECTION 6.7.    Rights of Holders to Receive Payment    100
SECTION 6.8.    Collection Suit by Trustee    100
SECTION 6.9.    Trustee May File Proofs of Claim    100
SECTION 6.10.    Priorities    100
SECTION 6.11.    Undertaking for Costs    101
SECTION 6.12.    Reporting Defaults    101
ARTICLE VII

TRUSTEE
SECTION 7.1.    Duties of Trustee    101
SECTION 7.2.    Rights of Trustee    102

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SECTION 7.3.    Individual Rights of Trustee    103
SECTION 7.4.    Trustee’s Disclaimer    103
SECTION 7.5.    Notice of Defaults    104
SECTION 7.6.    Reports by Trustee to Holders    104
SECTION 7.7.    Compensation and Indemnity    104
SECTION 7.8.    Replacement of Trustee    104
SECTION 7.9.    Successor Trustee by Merger    105
SECTION 7.10.    Eligibility; Disqualification    105
SECTION 7.11.    Preferential Collection of Claims Against the Issuers    106
SECTION 7.12.    Trustee’s Application for Instruction from the Issuers    106
SECTION 7.13.    Collateral Documents; Intercreditor Agreements    106
ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE
SECTION 8.1.    Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance    106
SECTION 8.2.    Legal Defeasance and Discharge    106
SECTION 8.3.    Covenant Defeasance    107
SECTION 8.4.    Conditions to Legal or Covenant Defeasance    107
SECTION 8.5.    Deposited Money and U.S. Government Obligations to be Held in Trust; Other
Miscellaneous Provisions    109
SECTION 8.6.    Repayment to the Issuers    109
SECTION 8.7.    Reinstatement    109
ARTICLE IX

AMENDMENTS
SECTION 9.1.    Without Consent of Holders    109
SECTION 9.2.    With Consent of Holders    111
SECTION 9.3.    [Reserved]    112
SECTION 9.4.    Revocation and Effect of Consents and Waivers    112
SECTION 9.5.    Notation on or Exchange of Notes    113
SECTION 9.6.    Trustee to Sign Amendments    113
ARTICLE X

GUARANTEE
SECTION 10.1.    Guarantee    113
SECTION 10.2.    Limitation on Liability; Termination, Release and Discharge    114
SECTION 10.3.    Right of Contribution    115
SECTION 10.4.    No Subrogation    115
ARTICLE XI

SATISFACTION AND DISCHARGE
SECTION 11.1.    Satisfaction and Discharge    116
SECTION 11.2.    Application of Trust Money    116

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ARTICLE XII

COLLATERAL
SECTION 12.1.    Collateral Documents    117
SECTION 12.2.    [Reserved]    118
SECTION 12.3.    Release of Collateral    118
SECTION 12.4.    Suits to Protect the Collatera    119
SECTION 12.5.    Authorization of Receipt of Funds by the Trustee Under the Collateral Documents    119
SECTION 12.6.    Purchaser Protected    120
SECTION 12.7.    Powers Exercisable by Receiver or Trustee    120
SECTION 12.8.    Release Upon Termination of the Issuers’ Obligations    120
SECTION 12.9.    Collateral Agent    120
SECTION 12.10.    Designations    126
SECTION 12.11.    No Impairment of the Security Interests    126
SECTION 12.12.    Insurance    126
SECTION 12.13.    Québec Collateral    126
SECTION 12.14.    Existing Notes    126
ARTICLE XIII

MISCELLANEOUS
SECTION 13.1.    Notices    127
SECTION 13.2.    Communication by Holders with other Holders    128
SECTION 13.3.    Certificate and Opinion as to Conditions Precedent    128
SECTION 13.4.    Statements Required in Certificate or Opinion    129
SECTION 13.5.    When Notes Disregarded    129
SECTION 13.6.    Rules by Trustee, Paying Agent and Registrar    129
SECTION 13.7.    Legal Holidays    129
SECTION 13.8.    Governing Law    129
SECTION 13.9.    Jurisdiction    129
SECTION 13.10.    Waivers of Jury Trial    130
SECTION 13.11.    USA PATRIOT Act    130
SECTION 13.12.    No Recourse Against Others    130
SECTION 13.13.    Successors    130
SECTION 13.14.    Multiple Originals    130
SECTION 13.15.    [Reserved]    130
SECTION 13.16.    Table of Contents; Headings    130
SECTION 13.17.    Force Majeure    130
SECTION 13.18.    Severability    131
SECTION 13.19.    Intercreditor Agreements    131
SECTION 13.20.    Appointment of Agent for Service of Process    131
SECTION 13.21.    Waiver of Immunities    132
SECTION 13.22.    Judgment Currency    132
SECTION 13.23.    Usury Savings Clause    132
SECTION 13.24.    Interest Act (Canada)    133

EXHIBIT A    Form of Global Restricted Note
EXHIBIT B    [Reserved]
EXHIBIT C    Form of Supplemental Indenture
EXHIBIT D    [Reserved]
EXHIBIT E-1    [Reserved]

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EXHIBIT E-2    [Reserved]
EXHIBIT F    Form of Certificate to be Delivered Upon Termination of Restricted Period
EXHIBIT G    [Reserved]
EXHIBIT H    Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S

INDENTURE dated as of August 28, 2017, among 1011778 B.C. UNLIMITED LIABILITY COMPANY, an unlimited liability company organized under the laws of British Columbia (the “Issuer”), NEW RED FINANCE, INC., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers” and each, individually, an “Issuer”), the Guarantors party hereto from time to time and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee and as collateral agent.

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W I T N E S S E T H:
WHEREAS, the Issuers have duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) their $1,300,000,000 5.000% Second Lien Senior Secured Notes due 2025 (the “Initial Notes”), each as issued on the date hereof and (ii) any additional Notes (the “Additional Notes” and, together with the Initial Notes, the “Notes” or the “Securities”) that may be issued after the Issue Date;
WHEREAS, the Issuers and the Guarantors have duly authorized the execution and delivery of this Indenture; and
WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuers and authenticated and delivered hereunder, the valid obligations of the Issuers and each Guarantor and (ii) to make this Indenture a valid agreement of the Issuers and each Guarantor have been done.
NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:
ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE
SECTION 1.1.    Definitions.
“2022 First Lien Notes” means the Issuers’ 4.625% First Lien Senior Secured Notes due 2022, issued pursuant to the 2022 First Lien Notes Indenture.
“2022 First Lien Notes Indenture” means the indenture, dated as of May 22, 2015 (as supplemented or otherwise modified from time to time), among the Issuers, the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent.
“2024 First Lien Notes” means the Issuers’ 4.250% First Lien Senior Secured Notes due 2024, issued pursuant to the 2024 First Lien Notes Indenture.
“2024 First Lien Notes Indenture” means the indenture, dated as of May 17, 2017 (as supplemented or otherwise modified from time to time), among the Issuers, the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent.
“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Issuer or such acquisition or (3) of a Person at the time such Person merges or amalgamates with or into or consolidates or otherwise combines with the Issuer or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, amalgamation, consolidation or other combination.

“Additional Assets” means:
(1)    any property or assets (other than Capital Stock) used or to be used by the Issuer, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);
(2)    the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary of the Issuer; or
(3)    Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Issuer.
“Additional Notes” has the meaning ascribed to it in the first recital paragraph of this Indenture.
“Additional Pari Passu Joinder Agreements” means those certain Additional Pari Passu Joinder Agreements, dated as of the Issue Date, in each case by and between the Trustee and the Existing Second Lien Notes Collateral Agent.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“After-Acquired Property” means property (other than Excluded Property) that is intended to be Collateral acquired by the Issuer, the Co-Issuer or a Guarantor that is not automatically subject to a perfected security interest under the Collateral Documents, which the Issuer, the Co-Issuer or such Guarantor will provide a Notes Lien over such property (or, in the case of a new Guarantor, such of its property) in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof, all as and to the extent required by this Indenture, the Intercreditor Agreements or the Collateral Documents; provided that, while any First Priority Credit Obligations or any other Second Priority Obligations are outstanding, After-Acquired Property shall only be Collateral that is pledged to secure the First Priority Credit Obligations or any other Second Priority Obligations (including property of a Person that becomes a new Guarantor) after the Issue Date.
“Alternative Currency” means each of Euro, British Pounds Sterling, Australian dollars, Brazilian Real, Canadian dollars, Chinese Yuan, Danish Kroner, Egyptian Pound, Hong Kong dollars, Indian Rupee, Indonesian Rupiah, Japanese Yen, Korean Won, Mexican Pesos, New Zealand dollars, Russian Ruble, Singapore dollars, Swedish Kroner, Swiss Francs and each other currency (other than Dollars) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.
“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any Redemption Date, the excess (to the extent positive) of:
(a)    the present value at such Redemption Date of (i) the redemption price of such Note at October 15, 2020 (such redemption price (expressed in percentage of principal amount) being set forth in the table in Section 5.7(f) (excluding accrued but unpaid interest)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest), computed upon the Redemption Date using a discount rate equal to the Applicable Treasury Rate at such Redemption Date plus 50 basis points; over
(b)    the outstanding principal amount of such Note;

in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.
“Applicable Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the Redemption Date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the Redemption Date to October 15, 2020; provided, however, that if the period from the Redemption Date to October 15, 2020 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
“Arrangement Agreement and Plan of Merger” means the Arrangement Agreement and Plan of Merger, dated as of August 26, 2014, by and among Restaurant Brands International, Restaurant Brands International Limited Partnership (previously known as New Red Canada Partnership), Burger King Worldwide, Inc., Blue Merger Sub, Inc., 8997900 Canada Inc. and Tim Hortons Inc., as amended.
“Asset Disposition” means:
(a)    the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Issuer or any of its Restricted Subsidiaries (in each case other than Capital Stock of the Issuer) (each referred to in this definition as a “disposition”); or
(b)    the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 3.2 hereof or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;
in each case, other than:
(1)    a disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;
(2)    a disposition of cash, Cash Equivalents or Investment Grade Securities;
(3)    a disposition of inventory or other assets in the ordinary course of business or consistent with past practice (including allowing any registrations or any applications for registrations of any intellectual property rights to lapse or go abandoned in the ordinary course of business or consistent with past practice);
(4)    a disposition of obsolete, worn-out, uneconomic, damaged or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Issuer and its Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Issuer or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Issuer or any Restricted Subsidiary determines in its reasonable judgment that such action or inaction is desirable);

(5)    transactions permitted under Section 4.1 hereof or a transaction that constitutes a Change of Control;
(6)    an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;
(7)    any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Issuer) of less than $30.0 million;
(8)    any Restricted Payment that is permitted to be made, and is made, under Section 3.3 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 3.5(a)(3), asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;
(9)    dispositions in connection with Permitted Liens;
(10)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(11)    the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice;
(12)    foreclosure, condemnation or any similar action with respect to any property or other assets;
(13)    the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;
(14)    any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;
(15)    any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(16)    (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(17)    any disposition of Securitization Assets, or participations therein, in connection with any Qualified Securitization Financing, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;
(18)    any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, permitted by this Indenture;
(19)    dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;
(20)    any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
(21)    the unwinding of any Hedging Obligations pursuant to its terms;
(22)    the surrender or waiver of any contractual rights and the settlement or waiver of any contractual or litigation claims in each case in the ordinary course of business;
(23)    any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value of usefulness to the business as determined in good faith by the Issuer;
(24) sales, transfers, leases or other dispositions of restaurants and related assets (except to the extent licensed for the operation of such restaurants and related assets) to franchisees, including through the sale of equity interests of Persons owning such assets; provided that the aggregate fair market value of all owned real property sold, transferred or otherwise disposed of to franchisees shall not exceed $500.0 million pursuant to this clause (24);
(25) dispositions of non-core assets with a fair market value not in excess of $150.0 million in the aggregate when taken together with all other dispositions pursuant to this clause (25);
(26) dispositions for Cash Equivalents (other than in connection with the capitalization of any special purpose entity used to effect any such Permitted Receivables Financing) of accounts receivable in connection with any Permitted Receivables Financing; and
(27) any disposition in connection with the Combination.
“Associate” means (i) any Person engaged in a Similar Business of which the Issuer or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Issuer or any Restricted Subsidiary of the Issuer.
“Bankruptcy Law” means Title 11 of the United States Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), the Canada Business Corporations Act or similar federal, state, provincial or foreign law for the relief of debtors.
“Board of Directors” means (1) with respect to the Issuers or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).
“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect of the date of such certification, and delivered to the Trustee.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or the jurisdiction of the place of payment are authorized or required by law to close.
“Canadian Securities Legislation” means all applicable securities laws in each of the provinces and territories of Canada and the respective regulations and rules under such laws together with applicable published rules, policy statements, blanket orders, instruments, rulings and notices of the regulatory authorities in such provinces or territories.
“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.
“Cash Equivalents” means:
(1)    (a) Dollars, Canadian dollars, Euro or any national currency of any member state of the European Union; or (b) any other foreign currency held by the Issuer and the Restricted Subsidiaries in the ordinary course of business;
(2)    securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, or any agency or instrumentality of the foregoing (provided that the full faith and credit obligation of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;
(3)    certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “A‑2” or the equivalent thereof by S&P or at least “P‑2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100.0 million;
(4)    repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any bank meeting the qualifications specified in clause (3) above;
(5)    commercial paper (i) rated at least (A) “A‑1” or higher by S&P or “P‑1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) maturing within two years after the date of creation thereof or (B) “A‑2” or higher by S&P or “P‑2” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized

Statistical Rating Organization selected by the Issuer) maturing within one year after the date of creation thereof, or in each case, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt; or (ii) with respect to commercial paper in Canada, rated at least “R-1” or higher by the Dominion Bond Rating Service Limited;
(6)    marketable short-term money market and similar securities, having a rating of at least “P‑2” or “A‑2” from either S&P or Moody’s, respectively, (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) and in each case maturing within 24 months after the date of creation or acquisition thereof;
(7)    readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America or Canada or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of not more than two years from the date of acquisition;
(8)    readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of not more than two years from the date of acquisition;
(9)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the three highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer);
(10)    with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers’ acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A‑1” or the equivalent thereof or from Moody’s is at least “P‑1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;
(11)    Indebtedness or Preferred Stock issued by Persons with a rating of (i) “A” or higher from S&P or “A‑2” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of 24 months or less from the date of acquisition, or (ii) “A‑” or higher from S&P or “A‑3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of 12 months or less from the date of acquisition;
(12)    bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(13)    Cash Equivalents or instruments similar to those referred to in clauses (1) through (12) above denominated in Dollars or any Alternative Currency;
(14)    interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the types specified in clauses (1) through (13) above;
(15)    for purposes of clause (2) of the definition of “Asset Disposition,” any marketable securities portfolio owned by the Issuer and its Subsidiaries on the Issue Date; and
(16) credit card receivables and debit card receivables in the ordinary course of business or consistent with past practice, so long as such are considered cash equivalents under GAAP and are so reflected on the Issuer’s balance sheet.
In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10), (11), (12) and (13) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition (other than clause (15) above) will be deemed to be Cash Equivalents for all purposed under this Indenture regardless of the treatment of such items under GAAP.
“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transfers of funds, treasury, depository, credit or debit card, purchasing card, and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services or other cash management arrangements in the ordinary course of business or consistent with past practice.
“Change of Control” means:
(1)    the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer other than in connection with any transaction or series of transactions in which the Issuer shall become the Wholly Owned Subsidiary of a Parent Entity of which no person or group, as noted above, holds 50% or more of the total voting power (other than a Permitted Holder); or
(2)    the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders.
Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control solely as a result of the Issuer becoming a direct or indirect wholly owned subsidiary of a holding company if (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Issuer immediately prior to that transaction (and such holders of the

Voting Stock of the Issuer immediately prior to such transaction would not have otherwise caused a Change of Control) or (b) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the Voting Stock of such holding company.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Co-Issuer” has the meaning assigned to such term in the preamble hereto.
“Collateral” means all of the assets and properties subject or purported to be subject to Liens in favor of the Collateral Agent for the benefit of the Trustee and the Holders.
“Collateral Agent” means Wilmington Trust, National Association in its capacity as “Collateral Agent” under this Indenture and as “Existing Second Lien Notes Collateral Agent” under the Collateral Documents or any successor or assign thereto in such capacity.
“Collateral Documents” means, collectively, any security agreements, hypothecs, intellectual property security agreements, mortgages, collateral assignments, security agreement supplements, pledge agreements, bonds or any similar agreements, guarantees and each of the other agreements, instruments or documents that creates or purports to create a Lien or guarantee in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes, in all or any portion of the Collateral, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time, including, without limitation, pursuant to the Additional Pari Passu Joinder Agreements.
“Combination” means the transactions contemplated by the Arrangement Agreement and Plan of Merger.
“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
(1)    increased (without duplication) by:
(a)    provision for taxes based on income or profits or capital, including state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus
(b)    Fixed Charges of such Person for such period (including (x) net losses or any Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (t) through (z) in clause (1) thereof), to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus
(c)    Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)    any (x) Transaction Expenses and (y) expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes, the First Lien Notes, the Existing Second Lien Notes, the Credit Agreement, any other Credit Facilities and any Securitization Fees, and (ii) any amendment or other modification of the Notes, the First Lien Notes, the Existing Second Lien Notes, the Credit Agreement, any other Credit Facilities, any Securitization Fees, any other Indebtedness permitted to be Incurred under this Indenture or any Equity Offering, in each case, whether or not consummated, deducted (and not added back) in computing Consolidated Net Income; plus
(e)    the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Issue Date, and costs related to the closure and/or consolidation of facilities and to exiting lines of business; plus
(f)    any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by the Issuer as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus
(g)    the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus
(h)    the amount of management, monitoring, advisory, consulting, refinancing, subsequent transaction and exit fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsor to the extent permitted under Section 3.8 hereof; plus
(i)    the amount of “run-rate” cost savings and synergies projected by the Issuer in good faith to result from actions taken or to be taken prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that (x) such cost savings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (y) such actions have been taken or are to be taken within eighteen (18) months (or in connection with the Transactions, within twenty-four (24) months of the Issue Date); plus
(j)    any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Issuer solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 3.3(a)(iii) hereof; plus
(k)    rent expense as determined in accordance with GAAP not actually paid in cash during such period (net of rent expense paid in cash during such period over and above rent expense as determined in accordance with GAAP); plus

(l)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus
(m)    any net loss included in the Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810‑10‑45 (“Topic 810”); plus
(n)    realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Issuer and its Restricted Subsidiaries; plus
(o)    net realized losses from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus
(p)    the amount of loss on sale of Securitization Assets and related assets in connection with a Qualified Securitization Financing; plus
(q)     any net loss included in the consolidated financial statements due to the application of Financial Accounting Standards No. 160 “Non-controlling Interests in Consolidated Financial Statements”; plus
(r)     the annualized performance of restaurants (whether company-owned or franchised) opened within twelve (12) months of any date of determination as if such restaurants had been open on the first day of such period and performed based on the run-rate performance of average comparable restaurants of the Issuer and its Subsidiaries in such region; plus
(s)     the amount of loss on sale of receivables and related assets in connection with a Permitted Receivables Financing.
(2)    decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Issuer and its Restricted Subsidiaries; plus (c) any net realized income or gains from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements, plus (d) any net income included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Topic 810; and
(3)    increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.
“Consolidated First Lien Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) the sum, without duplication, of (a) Consolidated Total Indebtedness that is secured by a Lien (other than a Lien that is pari passu with or junior to the Lien securing the Notes) as of such date and (b) the Reserved Indebtedness Amount that is secured by a Lien (other than a Lien that is pari passu with or junior to the Lien securing the Notes) as of such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Issuer are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.” For the avoidance of doubt, Consolidated Total Indebtedness shall exclude Indebtedness under any Permitted Receivables Financing or Securitization Facility.
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
(1)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness), and excluding (t) penalties and interest relating to taxes, (u) any additional cash interest owing pursuant to any registration rights agreement, (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) interest with respect to Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP; plus
(2)    consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less
(3)    interest income for such period.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person, for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:
(1)    any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Issuer’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that (as reasonably determined by an Officer of the Issuer) could have been distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);
(2)    solely for the purpose of determining the amount available for Restricted Payments under Section 3.3(a)(iii)(B) hereof, any net income (loss) of any Restricted Subsidiary (other than the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer or a Guarantor by operation of the terms of such Restricted Subsidiary’s articles, charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Credit Agreement, the Notes, the Existing Notes or this Indenture, and (c) restrictions specified in Section 3.4(b)(13)(i)), except that the Issuer’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);
(3)    any net gain (or loss) realized upon the sale or other disposition of any asset (including pursuant to any Sale and Leaseback Transaction) or disposed operations of the Issuer or any Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Issuer);
(4)    any extraordinary, exceptional, unusual, nonrecurring or infrequently occurring gain, loss, charge or expense (including relating to the Transaction Expenses and any multi-year strategic initiatives), or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;
(5)    the cumulative effect of a change in accounting principles, including any impact resulting from an election by the Issuer to apply IFRS at any time following the Issue Date;
(6)    any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;
(7)    all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;
(8)    any unrealized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations;
(9)    any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;
(10)    any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary;
(11)    any purchase accounting effects including adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Issuer and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);
(12)    any goodwill or other intangible asset impairment charge or write-off;
(13)    any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any Hedging Obligations or other derivative instruments;

(14)    accruals and reserves that are established within twelve (12) months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP;
(15)    any net unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements; and
(16)    any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item.
In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder and (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption.
“Consolidated Total Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness for borrowed money (other than Indebtedness with respect to Cash Management Services) of the Issuer and its Restricted Subsidiaries outstanding on such date minus (b) the aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements of the Issuer are available with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio” and as determined in good faith by the Issuer.
“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (x) the sum, without duplication, of (a) Consolidated Total Indebtedness as of such date and (b) the Reserved Indebtedness Amount as of such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Issuer are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”
“Consolidated Total Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) the sum, without duplication, of (a) Consolidated Total Indebtedness secured by a Lien as of such date and (b) the Reserved Indebtedness Amount secured by a Lien as of such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Issuer are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:
(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)    to advance or supply funds:
(a)    for the purchase or payment of any such primary obligation; or
(b)    to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Covered Jurisdiction” means each of the United States and Canada.
“Credit Agreement” means the Credit Agreement, dated as of October 27, 2014, by and among the Issuer, as the parent borrower, the Co-Issuer, as the subsidiary borrower, 1013421 B.C. Unlimited Liability Company, as a guarantor, the other guarantors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and each lender from time to time party thereto, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements.
“Credit Facility” means, with respect to the Issuer or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Credit Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.
“Credit Facility Documents” means the collective reference to any Credit Facility, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.
“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.
“Definitive Notes” means certificated Notes.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.5 hereof.
“Designated Preferred Stock” means, with respect to the Issuer, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Issuer or a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any such Subsidiary for the benefit of their employees to the extent funded by the Issuer or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Issuer at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 3.3(a)(iii)(C) hereof.
“Discharge of Senior Lender Claims” has the meaning given to such term in the First Priority/Second Priority Intercreditor Agreement.
“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Issuer having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Issuer shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Issuer or any options, warrants or other rights in respect of such Capital Stock.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
(1)    matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or
(2)    is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section

3.3 hereof; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Dollars” or “$” means the lawful money of the United States of America.
“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.
“DTC” means The Depository Trust Company or any successor securities clearing agency.
“Equity Offering” means (x) a sale of Capital Stock of the Issuer (other than Disqualified Stock) other than offerings registered on Form S‑8 (or any successor form) under the U.S. Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Issuer or any of its Restricted Subsidiaries.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.
“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Issuer as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Issuer after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Issuer, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Issuer.
“Excluded Property” has the meaning given to such term in the Collateral Documents.
“Existing Notes” means any of (i) the First Lien Notes, (ii) the Existing Second Lien Notes and (iii) the Existing THI Notes.
“Existing Second Lien Collateral Documents” means, collectively, any security agreements, hypothecs, intellectual property security agreements, mortgages, collateral assignments, security agreement supplements, pledge agreements, bonds or any similar agreements, guarantees and each of the other agreements, instruments or documents that creates or purports to create a Lien or guarantee in favor of the Existing Second Lien Notes Collateral Agent for its benefit and the benefit of the Existing Second Lien Trustee and the holders of the Existing Second Lien Notes, in all or any portion of the Collateral, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.
“Existing Second Lien Notes” means the Issuers’ 6.00% Second Lien Senior Secured Notes due 2022, issued pursuant to the Existing Second Lien Notes Indenture.
“Existing Second Lien Notes Collateral Agent” means Wilmington Trust, National Association, in its capacity as “Collateral Agent” under the Existing Second Lien Notes Indenture.
“Existing Second Lien Notes Indenture” means the indenture, dated as of October 8, 2014 (as supplemented or otherwise modified from time to time), among the Issuers, the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent.
“Existing Second Lien Notes Obligations” means all Obligations of the Issuer, the Co-Issuer and the Guarantors under the Existing Second Lien Notes Indenture and the Existing Second Lien Collateral Documents.

“Existing Second Lien Trustee” means Wilmington Trust, National Association, in its capacity as “Trustee” under the Existing Second Lien Notes Indenture.
“Existing THI Notes” means, collectively, the 4.20% Senior Unsecured Notes, Series 1, due June 1, 2017, the 4.52% Senior Unsecured Notes, Series 2, due December 1, 2023 and the 2.85% Senior Unsecured Notes, Series 3, due April 1, 2019, in each case, originally issued by Tim Hortons Inc. and now the obligations of The TDL Group Corp.
“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of the Issuer setting out such fair market value as determined by such Officer or such Board of Directors in good faith.
“First Lien Notes” means the 2022 First Lien Notes and the 2024 First Lien Notes.
“First Lien Notes Obligations” means all Obligations of the Issuer, the Co-Issuer and the Guarantors under the First Lien Notes and the related indentures and collateral documents.
“First Lien Shared Collateral” means the Shared Collateral to the extent subject to a Lien in favor of the First Priority Collateral Agent securing First Priority Obligations.
“First Priority Collateral Agent” means (i) in the case of any First Priority Credit Obligations, the Senior Secured Credit Facilities Collateral Agent, (ii) in the case of the First Lien Notes Obligations, the collateral agent for the 2022 First Lien Notes and the collateral agent for the 2024 First Lien Notes, and (iii) in the case of any series of Future First Lien Obligations or Future First Lien Indebtedness Secured Parties that become subject to the First Priority/Second Priority Intercreditor Agreement after the Issue Date, the collateral agent, administrative agent, trustee or any other similar agent named for such series in the applicable joinder to the First Priority/Second Priority Intercreditor Agreement.
“First Priority Credit Obligations” means (i) any and all amounts payable under or in respect of the Credit Agreement and the other Credit Facility Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition or application in any bankruptcy or insolvency proceeding or for reorganization relating to the Issuer whether or not a claim for Post-Petition Interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect of, in each case, to the extent secured by a Permitted Lien incurred or deemed incurred to secure Indebtedness under the Credit Facilities constituting First Priority Obligations pursuant to clause (19) and subclause (a) of the proviso to clause (31) of the definition of “Permitted Liens,” and (ii) all other Obligations of the Issuer or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Indebtedness described in clause (i) above or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.
“First Priority Designated Agent” shall mean (i) the Senior Secured Credit Facilities Collateral Agent, until such time as the discharge of First Priority Credit Obligations has occurred in accordance with the First Priority/Second Priority Intercreditor Agreement, and (ii) thereafter, the First Priority Collateral Agent serving as the “Applicable Authorized Representative” (as such term or similar term is defined in the First Priority Intercreditor Agreement).
“First Priority Intercreditor Agreement” means the intercreditor agreement, dated as of May 22, 2015, as supplemented by Joinder No. 1, dated as of May 17, 2017, among the Issuers, 1013421 B.C. Unlimited Liability Company, the other grantors party thereto, JPMorgan Chase Bank, N.A., as collateral agent under the Credit Facility Documents, the collateral agent for the 2022 First Lien Notes and the collateral agent for the 2024 First Lien Notes, as it may be further amended from time to time in accordance with this Indenture.

“First Priority Liens” means all Liens that secure the First Lien Notes Obligations.
“First Priority Obligations” means (i) the First Priority Credit Obligations, (ii) all First Lien Notes Obligations, (iii) any and all amounts payable under or in respect of any Future First Lien Indebtedness and (iv) any and all amounts payable under or in respect of any Existing THI Notes until all other First Priority Obligations have been repaid, redeemed or otherwise satisfied.
“First Priority/Second Priority Intercreditor Agreement” means the intercreditor agreement, dated as of December 12, 2014, among JPMorgan Chase Bank, N.A., as collateral agent under the Credit Facility Documents, the collateral agent under the 2022 First Lien Notes, the collateral agent under the 2024 First Lien Notes and the Existing Second Lien Notes Collateral Agent, as supplemented on May 22, 2015, as further supplemented on May 17, 2017, as further supplemented on the Issue Date by a joinder thereto executed by the Collateral Agent and the other parties thereto, as it may be further amended or supplemented from time to time in accordance with this Indenture.
“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.
“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements are available to the Fixed Charges of such Person for four consecutive fiscal quarters. In the event that the Issuer or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced), has caused any Reserved Indebtedness Amount to be deemed to be Incurred during such period or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness (and assuming that Indebtedness in the full amount of the Reserved Indebtedness Amount at such time was outstanding under the related commitments throughout such period), or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness Incurred on such determination date pursuant to Section 3.2(b) (other than clause (5) thereof).
For purposes of making the computation referred to in the immediately preceding paragraph, any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations that have been made by the Issuer or any of its Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.
Notwithstanding anything in this definition to the contrary, when calculating the Consolidated First Lien Secured Leverage Ratio, the Consolidated Total Secured Leverage Ratio, the Consolidated Second Lien Secured Leverage Ratio, the Consolidated Total Leverage Ratio or the Fixed Charge Coverage Ratio, as applicable, in each case in connection with a Limited Condition Acquisition, the date of determination of such ratio and of any default or event of default blocker shall, at the option of the Issuer, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such ratios shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four-quarter reference period, and, for the avoidance of doubt, (x) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Issuer or the target company) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided further, that if the Issuer elects to have such determinations occur at the time of entry into such definitive agreement, any such transaction shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of subsequently calculating any ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Total Assets or Consolidated Net Income for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such Limited Condition Acquisition) shall not reflect such Limited Condition Acquisition until it is closed.
For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Issuer (including cost savings; provided that (x) such cost savings are reasonably identifiable, reasonably attributable to the action specified and reasonably anticipated to result from such actions and (y) such actions have been taken or initiated and the benefits resulting therefrom are anticipated by the Issuer to be realized within twelve (12) months). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to in the preceding paragraphs, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Issuer may designate.
“Fixed Charges” means, with respect to any Person for any period, the sum of:
(1)    Consolidated Interest Expense of such Person for such Period;
(2)    all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period; and
(3)    all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.
“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia or Canada or any province or territory thereof, and any Subsidiary of such Subsidiary.
“Future First Lien Indebtedness” means any Indebtedness of the Issuer, the Co-Issuer and/or the Guarantors that is secured by a Lien on the Collateral (other than a Lien that is pari passu with or junior to the Lien securing the

Notes) as permitted by this Indenture; provided that the trustee, agent or other authorized representative for the holders of such Indebtedness shall execute a joinder to the First Priority/Second Priority Intercreditor Agreement.
“Future First Lien Indebtedness Secured Parties” means holders of any Future First Lien Obligations and any trustee, authorized representative or agent of such Future First Lien Obligations.
“Future First Lien Obligations” means Obligations in respect of Future First Lien Indebtedness.
“Future Second Lien Indebtedness” means any Indebtedness of the Issuer, the Co-Issuer and/or the Guarantors that is secured by a Lien on the Collateral ranking equally and ratably with the Lien securing the Notes as permitted by the Indenture; provided that (i) the trustee, agent or other authorized representative for the holders of such Indebtedness (other than in the case of Additional Notes) shall execute a joinder to the applicable Collateral Documents and the First Priority/Second Priority Intercreditor Agreement and (ii) the Issuer shall designate such Indebtedness as Future Second Lien Indebtedness under the First Priority/Second Priority Intercreditor Agreement.
“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in this Indenture, all ratios and calculations based on GAAP contained in this Indenture shall be computed in accordance with GAAP, as in effect on the Issue Date. At any time after the Issue Date, the Issuer may elect to establish that GAAP shall mean the GAAP as in effect on or prior to the date of such election; provided that any such election, once made, shall be irrevocable. At any time after the Issue Date, the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture), including as to the ability of the Issuer to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further again, that the Issuer may only make such election if it also elects to report any subsequent financial reports required to be made by the Issuer, including pursuant to Section 13 or Section 15(d) of the Exchange Act and Section 3.10 hereof, in IFRS. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.
“Government Securities” means securities that are:
(1)    direct obligations of the United States of America or Canada for the timely payment of which its full faith and credit is pledged; or
(2)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or Canada the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or Canada, as the case may be, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the U.S. Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, stock exchange or other entity or authority exercising executive, legislative, judicial, taxing, regulatory, self-regulatory or administrative powers or functions of or pertaining to government.

“Grantors” means the Issuers and the Guarantors.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:
(1)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or
(2)    entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business or consistent with past practice. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means any Restricted Subsidiary that Guarantees the Notes, until such Note Guarantee is released in accordance with the terms of this Indenture.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.
“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the respective nominee of DTC.
“IFRS” means the international financial reporting standards as issued by the International Accounting Standards Board as in effect from time to time.
“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Issuer that (i) has not guaranteed any other Indebtedness of the Issuer and (ii) has Total Assets together with all other Immaterial Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) (as determined in accordance with GAAP) and Consolidated EBITDA of less than 2.5% of the Issuer’s Total Assets and Consolidated EBITDA (measured, in the case of Total Assets, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of Consolidated EBITDA, for the most recently ended four consecutive fiscal quarters ended for which internal consolidated financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary).
“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred,” “Incurring” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):
(1)    the principal of indebtedness of such Person for borrowed money;
(2)    the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)    all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);
(4)    the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;
(5)    Capitalized Lease Obligations of such Person;
(6)    the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);
(7)    the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Issuer) and (b) the amount of such Indebtedness of such other Persons;
(8)    Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and
(9)    to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);
with respect to clauses (1), (2), (4) and (5) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any Parent Entity appearing upon the balance sheet of the Issuer solely by reason of push-down accounting under GAAP shall be excluded.
The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business.
The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other

Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
Notwithstanding the foregoing, in no event shall the following constitute Indebtedness:
(i)    Contingent Obligations Incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;
(ii)    Cash Management Services;
(iii)    any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;
(iv)    obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;
(v)    in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner; or
(vi)    for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.
“Indenture” means this Indenture as amended or supplemented from time to time.
“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Issuer.
“Initial Notes” has the meaning ascribed to it in the first recital paragraph of this Indenture.
“Initial Purchasers” means J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Rabo Securities USA, Inc., HSBC Securities (USA) Inc., Fifth Third Securities, Inc. and UBS Securities LLC.
“Intercreditor Agreements” means the First Priority/Second Priority Intercreditor Agreement and the THI Intercreditor Agreement.
“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment. If the Issuer or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Issuer or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.
For purposes of Sections 3.3 and 3.20 hereof:
(1)    “Investment” will include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Issuer at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Issuer in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and
(2)    any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.
“Investment Grade Securities” means:
(1)    securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);
(2)    securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);
(3)    debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries; and
(4)    investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.
“Investment Grade Status” shall occur when the Notes receive two of the following:
(1)    a rating of “BBB-” or higher from S&P;
(2)    a rating of “Baa3” or higher from Moody’s; or
(3)    a rating of “BBB-” or higher from Fitch;
or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization.
“Issue Date” means August 28, 2017.

“Issuer” has the meaning assigned to such term in the preamble hereto.
“Issuers” has the meaning assigned to such term in the preamble hereto.
“Junior Priority Indebtedness” means other Indebtedness of the Issuer, the Co-Issuer and/or the Guarantors that is secured by Liens on the Collateral ranking junior in priority to the Liens securing the Notes as permitted by this Indenture and is designated by the Issuer as Junior Priority Indebtedness.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.
“Limited Condition Acquisition” means any acquisition, including by means of a merger, amalgamation or consolidation, by the Issuer or one or more of its Restricted Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing; provided that for purposes of determining compliance with Section 3.3 hereof, the Consolidated Net Income (and any other financial defined term derived therefrom) shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.
“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent Entity, the Issuer or any Restricted Subsidiary:
(1)    (a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Issuer, its Subsidiaries or any Parent Entity with (in the case of this subclause (b)) the approval of the Board of Directors;
(2)    in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or
(3)    not exceeding $50.0 million in the aggregate outstanding at any time.
“Management Stockholders” means the members of management of the Issuer (or any Parent Entity) or its Subsidiaries who are holders of Capital Stock of the Issuer or of any Parent Entity on the Issue Date.
“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.
“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the U.S. Securities Act.
“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:
(1)    all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Issuer and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition, including distributions for Related Taxes;
(2)    all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;
(3)    all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, the Issuer or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and
(4)    the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition.
“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Issuer and after taking into account any available tax credit or deductions and any tax sharing agreements, and including distributions for Related Taxes).
“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.
“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).
“Notes” has the meaning ascribed to it in the first recital paragraph of this Indenture.
“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.
“Notes Documents” means the Notes (including Additional Notes), the Note Guarantee, the Collateral Documents, the Intercreditor Agreements and this Indenture.
“Notes Liens” means all Liens that secure the Notes Obligations.
“Notes Obligations” means all Obligations of the Issuer, the Co-Issuer and the Guarantors under the Notes, this Indenture and the other Notes Documents.
“Notes Secured Parties” means the Trustee, the Collateral Agent and the Holders of the Notes.
“Obligations” means any principal, interest (including interest or entitlement to fees or expenses or other charges accruing on or after the filing of any petition or application in bankruptcy or insolvency proceeding or for reorganization relating to the Issuer, the Co-Issuer or any Guarantor whether or not a claim for Post-Petition Interest is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.
“Offering Memorandum” means the final offering memorandum, dated August 8, 2017, relating to the offering by the Issuers of $1,300,000,000 aggregate principal amount of 5.000% second lien senior secured notes due 2025.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Assistant Treasurer, any Managing Director, the Secretary or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.
“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.
“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Issuer or its Subsidiaries.
“Parent Entity” means any direct or indirect parent of the Issuer including, for greater clarity, Restaurant Brands International and Restaurant Brands International Limited Partnership (previously known as New Red Canada Partnership) for so long as the Issuer is a Subsidiary of such entity.
“Parent Entity Expenses” means:
(1)    costs (including all professional fees and expenses) Incurred by any Parent Entity in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to the Notes, the Guarantees or any other Indebtedness of the Issuer or any Restricted Subsidiary, including in respect of any reports filed or delivered with respect to the U.S. Securities Act, Exchange Act or Canadian Securities Legislation or the respective rules and regulations promulgated thereunder;
(2)    customary indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its articles, charter, by-laws, partnership agreement or other organizational documents or pursuant to written agreements with any such Person;
(3)    obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Issuer and its Subsidiaries;
(4)    (x) general corporate overhead expenses, including professional fees and expenses and (y) other operational expenses of any Parent Entity related to the ownership or operation of the business of the Issuer or any of its Restricted Subsidiaries;
(5)    customary expenses Incurred by any Parent Entity in connection with any offering, sale, conversion or exchange of Capital Stock or Indebtedness; and
(6)    amounts to finance Investments that would otherwise be permitted to be made pursuant to Section 3.3 hereof if made by the Issuer; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or equity interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (2) the merger, consolidation or amalgamation of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by Section 4.1 hereof) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture and such consideration or other payment is included as a Restricted Payment under this Indenture, (D) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to Section 3.3(a)(iii) hereof and (E) such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of Section 3.3 hereof or pursuant to the definition of “Permitted Investment.”
“Pari Passu Indebtedness” means Indebtedness of the Issuer which ranks equally in right of payment and security to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment and security to the Guarantees of the Notes.
“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer.
“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 3.5 hereof.
“Permitted Holders” means, collectively, (1) the Sponsor, (2) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture, (3) the Management Stockholders, (4) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any Parent Entity or the Issuer, acting in such capacity, and (5) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Sponsor and the Management Stockholders, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect Parent Entities held by such group.
“Permitted Investment” means (in each case, by the Issuer or any of its Restricted Subsidiaries):
(1)    Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Issuer or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;
(2)    Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary;
(3)    Investments in cash, Cash Equivalents or Investment Grade Securities;
(4)    Investments in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;
(5)    Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;
(6)    Management Advances;
(7)    Investments received in settlement of debts created in the ordinary course of business or consistent with past practice and owing to the Issuer or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(8)    Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;
(9)    Investments existing or pursuant to agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;
(10)    Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3.2 hereof;
(11)    pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3.6 hereof;
(12)    any Investment to the extent made using Capital Stock of the Issuer (other than Disqualified Stock) or Capital Stock of any Parent Entity as consideration;
(13)    any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 3.8(b) hereof (except those described in Sections 3.8(b)(1), (3), (6), (7), (8), (9), (12) and (14));
(14)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Indenture;
(15)    (i) Guarantees of Indebtedness not prohibited by Section 3.2 hereof and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations that are permitted by this Indenture;
(16)    Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;
(17)    Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into the Issuer or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation, or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(18)    Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(19)    contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy or insolvency proceeding in respect of the Issuer;
(20)    Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding, not to exceed the greater of $600.0 million and 2.75% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(21)    additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the greater of $650.0 million and 3.25% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of Section 3.3 of any amounts applied pursuant to Section 3.3(a)(iii)); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (2) above and shall not be included as having been made pursuant to this clause (21);
(22)    (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a securitization repurchase obligation in connection with a Qualified Securitization Financing;
(23)    Investments in connection with the Transactions;
(24)    repurchases of Notes;
(25)    Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 3.20;
(26)    Investments consisting of (i) Guarantees of or the assumption of Indebtedness (to the extent permitted by Section 3.2(b)(16) hereto) of, or (ii) loans made to, or the acquisition of loans made to or equity interests in, franchisees, suppliers, distributors or licensees of the Issuer and its Restricted Subsidiaries in an aggregate amount not exceeding $500.0 million (in each case determined at the time made and not reduced by any subsequent write-downs or write-offs and net of returns of capital or principal in respect of such Investments);
(27)     transactions entered into in order to consummate a Permitted Tax Restructuring; and
(28)    customary Investments in connection with a Permitted Receivables Financing.
“Permitted Liens” means, with respect to any Person:
(1)    Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness and other Obligations of any Restricted Subsidiary that is not a Guarantor;
(2)    pledges, deposits or Liens under workmen’s compensation laws, payroll taxes, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, judgment, customs, appeal or performance bonds, guarantees of government contracts, return-of-money bonds, bankers’ acceptance facilities (or other similar bonds, instruments or obligations), obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business or consistent with past practice;
(3)    Liens with respect to outstanding motor vehicle fines and Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction contractors’ or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;
(4)    Liens for Taxes, assessments or governmental charges which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof;
(5)    encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulations, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Issuer and its Restricted Subsidiaries or to the ownership of their properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements, which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Issuer and its Restricted Subsidiaries;
(6)    Liens (a) on assets or property of the Issuer or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under this Indenture; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness (and Obligations relating to such Indebtedness) permitted to be Incurred under Section 3.2(b)(8)(v) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;
(7)    leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;
(8)    Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default so long as (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated, (b) the period within which such proceedings may be initiated has not expired or (c) no more than 60 days have passed after (i) such judgment, decree, order or award has become final or (ii) such period within which such proceedings may be initiated has expired;
(9)    Liens (i) on assets or property of the Issuer or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and (b) any such Liens may not extend to any assets or property of the Issuer or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (ii) any interest or title of a lessor under any Capitalized Lease Obligations or operating lease;
(10)    Liens perfected or evidenced by UCC or PPSA financing statement filings, including precautionary UCC financing statements (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;
(11)    Liens existing on the Issue Date, excluding Liens securing the Credit Agreement;
(12)    Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Issuer or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Issuer or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;
(13)    Liens on assets or property of the Issuer or any Restricted Subsidiary securing Indebtedness or other Obligations of the Issuer or such Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary, or Liens in favor of the Issuer or any Restricted Subsidiary;
(14)    Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that (x) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder, (y) such Lien has a ranking that is either equal in priority or junior in priority to the Lien securing the Indebtedness to be refinanced and (z) such Refinancing Indebtedness is subject to (i) the same or a substantially similar intercreditor agreement as the Indebtedness being refinanced if such Refinancing Indebtedness is equal in priority to the Indebtedness being refinanced or (ii) an intercreditor agreement with the Collateral Agent on terms customary for such financings determined by the Issuer in good faith reflecting the subordination of such Liens to the liens securing the Notes if such Refinancing Indebtedness is junior in priority to the Indebtedness being refinanced;
(15)    (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary of the Issuer has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;
(16)    any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(17)    Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18)    Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(19)    Liens securing Indebtedness permitted to be Incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be Incurred pursuant to Section 3.2(b)(1); provided that (A) in the case of Liens securing any Indebtedness constituting First Priority Obligations or Second Priority Obligations, the holders of such Indebtedness, or their duly appointed agent, shall become party to the First Priority/Second Priority Intercreditor Agreement and (B) in the case of Liens securing any Junior Priority Indebtedness, the holders of such Junior Priority Indebtedness, or their duly appointed agent, shall become a party to an intercreditor agreement with the Trustee and the Collateral Agent on terms that are customary for such financings as determined by the Issuer in good faith reflecting the subordination of such Liens to the liens securing the Notes;
(20)    Liens to secure Indebtedness of any Non-Guarantor permitted by Section 3.2(b)(11) covering only the assets of such Subsidiary;
(21)    Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;
(22)    any security granted over the marketable securities portfolio described in clause (9) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;
(23)    Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Issuer or any Restricted Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (ii) specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(24)    Liens on equipment of the Issuer or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;
(25)    Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;
(26)    Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;
(27)    Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Indenture;
(28)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under Section 3.5, in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;
(29)    Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed the greater of (a) $500.0 million and (b) 2.50% of Total Assets at any one time outstanding;

(30)    Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 3.20;
(31)    Liens Incurred to secure Obligations in respect of any Indebtedness permitted to be Incurred pursuant to Section 3.2; provided that (a) in the case of Liens Incurred pursuant to this clause (31) securing any Indebtedness constituting (i) First Priority Credit Obligations, or (ii) obligations otherwise secured by a ranking prior to the Liens securing the Notes, in each case, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated First Lien Secured Leverage Ratio would be no greater than 4.75 to 1.00 and the holders of such Indebtedness, or their duly appointed agent, shall become a party to the First Priority/Second Priority Intercreditor Agreement, (b) in the case of Liens Incurred pursuant to this clause (31) securing any Future Second Lien Indebtedness, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Total Secured Leverage Ratio would be no greater than 6.00 to 1.00 and holders of such Future Second Lien Indebtedness, or their duly appointed agent, shall become a party to the First Priority/Second Priority Intercreditor Agreement and (c) in the case of Liens Incurred pursuant to this clause (31) securing any Junior Priority Indebtedness, the holders of such Junior Priority Indebtedness, or their duly appointed agent, shall become a party to an intercreditor agreement with the Trustee and the Collateral Agent on terms that are customary for such financings as determined by the Issuer in good faith reflecting the subordination of such Liens to the liens securing the Notes;
(32)    Liens on Securitization Assets arising in connection with a Qualified Securitization Financing;
(33)    Liens securing any Obligations in respect of the Notes issued on the Issue Date, this Indenture or the Collateral Documents, excluding, for the avoidance of doubt, Additional Notes;
(34)    Liens on the Collateral in favor of any Collateral Agent for the benefit of the Holders relating to such Collateral Agent’s administrative expenses with respect to the Collateral;
(35)    exceptions and qualifications in Section 44(1) of the Land Titles Act (Ontario), similar Canadian provincial legislation in other Canadian provinces and comparable legislation in jurisdictions other than Canada;
(36)     Liens granted to landlords to secure the payment of arrears of rent in respect of leased properties in the Province of Quebec leased from such landlord; provided that such Liens are limited to the assets located at or about such leased premises;
(37)     Liens on receivables and related assets arising in connection with a Permitted Receivables Financing;
(38)    rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;
(39)    the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Issuer or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;
(40)    restrictive covenants affecting the use to which real property may be put; and
(41)    Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness. In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Issuer in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with Section 3.6 hereof and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of this definition to which such Permitted Lien has been classified or reclassified.
“Permitted Non-Recourse Factoring” means one or more non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such non-recourse facilities) receivables purchase facilities made available to the Issuer or any of its Restricted Subsidiaries on then-market terms (as reasonably determined by the Issuer) in an aggregate principal amount for all such facilities not exceeding $200.0 million at any time outstanding.
“Permitted Receivables Financing” means a Permitted Non-Recourse Factoring or a Permitted Recourse Receivables Financing.
“Permitted Recourse Receivables Financing” means one or more receivables purchase facilities made available to the Issuer or any of its Restricted Subsidiaries on then-market terms (as reasonably determined by the Issuer) in an aggregate principal amount for all such facilities not exceeding $75,000,000 at any time outstanding.
“Permitted Tax Distribution” means:
(a) if and for so long as the Issuer is a member of a group filing a consolidated or combined tax return with any Parent Entity, any dividends or other distributions to fund any income Taxes for which such Parent Entity is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Issuer and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Issuer and its Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Issuer and its Subsidiaries; and
(b) for any taxable year (or portion thereof) ending after the Issue Date for which the Issuer is treated as a disregarded entity, partnership, or other flow-through entity for federal, state, provincial, territorial, and/or local income Tax purposes, the payment of dividends or other distributions to the Issuer’s direct owner(s) to fund the income Tax liability of such owner(s) (or, if a direct owner is a pass-through entity, of the indirect owner(s)) for such taxable year (or portion thereof) attributable to the operations and activities of the Issuer and its direct and indirect Subsidiaries, in an aggregate amount not to exceed the product of (x) the highest combined marginal federal and applicable state, provincial, territorial, and/or local statutory Tax rate (after taking into account the deductibility, if any, of U.S. state and local income Tax for U.S. federal income Tax purposes, and of Canadian provincial and local income Tax for Canadian federal income tax purposes), and (y) the taxable income of the Issuer for such taxable year (or portion thereof).
“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization (as determined by the Issuer in good faith) entered into after the date hereof so long as such Permitted Tax Restructuring does not materially impair the security interests of the Holders of Notes and is otherwise not materially adverse to the Holders of Notes.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.
“PPSA” means the Personal Property Security Act (Ontario) and other personal property security legislation of the Canadian province or provinces and the Canadian territory or territories relevant to the Issuers and its Restricted Subsidiaries or the Collateral (including the Civil Code of the Province of Quebec and the regulation respecting the register of personal and movable real rights promulgated thereunder) as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.
“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.11 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.
“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.
“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.
“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the board of directors of the Issuer shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Issuer or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Issuer) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement prior to engaging in any securitization financing shall not be deemed a Qualified Securitization Financing.
“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.
“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Issuer that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Issuer or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:
(1)    (a) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to

Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced; and (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock;
(2)    Refinancing Indebtedness shall not include:
(i)    Indebtedness, Disqualified Stock or Preferred Stock a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer, the Co-Issuer or a Guarantor; or
(ii)    Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and
(3)    such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being refinanced.
Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.
“Regulation S” means Regulation S under the U.S. Securities Act.
“Regulation S‑X” means Regulation S‑X under the U.S. Securities Act.
“Related Taxes” means:
(1)    any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes and other fees and expenses (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its:
(a)    being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Issuer or any of the Issuer’s Subsidiaries) or to otherwise maintain its existence or good standing under applicable law;
(b)    being a holding company parent, directly or indirectly, of the Issuer or any of the Issuer’s Subsidiaries;
(c)    receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Issuer or any of the Issuer’s Subsidiaries;
(d)     solely with respect to Taxes under Part VI.1 of the Income Tax Act (Canada), payment of dividends on its Capital Stock or the redemption or repurchase of its Capital Stock; or
(e)    having made any payment in respect to any of the items for which the Issuer is permitted to make payments to any Parent Entity pursuant to Section 3.3; or
(2)    any Permitted Tax Distribution.

“Restaurants Brands International” means Restaurant Brands International Inc. (previously known as 1011773 B.C. Unlimited Liability Company), a Canadian corporation and its successors.
“Restricted Investment” means any Investment other than a Permitted Investment.
“Restricted Notes” means Initial Notes and Additional Notes bearing one of the restrictive legends described in Section 2.1(d).
“Restricted Notes Legend” means the legend set forth in Section 2.1(d)(1) and, in the case of the Temporary Regulation S Global Note, the legend set forth in Section 2.1(d)(2).
“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.
“Rule 144A” means Rule 144A under the U.S. Securities Act.
“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.
“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.
“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.
“Second Priority Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Second Priority Obligations.
“Second Priority Obligations” means (i) the Existing Second Lien Notes Obligations, (ii) all Notes Obligations and (iii) all Obligations in respect of the Future Second Lien Indebtedness.
“Securitization Asset” means any accounts receivable, real estate asset, mortgage receivables or related assets, in each case subject to a Securitization Facility.
“Securitization Facility” means any of one or more securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Issuer or any of its Restricted Subsidiaries sells its Securitization Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells Securitization Assets to a person that is not a Restricted Subsidiary.
“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing.
“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Securitization Subsidiary” means any Subsidiary in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto.
“Senior Secured Credit Facilities Collateral Agent” means individually and/or collectively, (i) JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent and Collateral Agent under the Credit Agreement, together with its successors in such capacity and (ii) any Person elected, designated or appointed as the administrative agent, trustee, collateral agent or similar representative with respect to documents evidencing any First Priority Credit Obligations.

“Shared Collateral” means the Tim Hortons Property to the extent subject to a Lien that secures obligations under the Existing THI Notes, where such security is required in order for the THI Notes Issuer or any THI Notes Guarantor to comply with their respective obligations under the THI Notes Indenture.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(2) of Regulation S‑X, promulgated pursuant to the U.S. Securities Act, as such regulation is in effect on the Issue Date.
“Similar Business” means (a) any businesses, services or activities engaged in by the Issuer or any of its Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Issuer or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.
“Sponsor” means 3G Capital, Inc., and each of its Affiliates but not including, however, any portfolio companies of any of the foregoing.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a securitization financing, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.
“Subsidiary” means, with respect to any Person:
(1)    any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or
(2)    any partnership, joint venture, limited liability company or similar entity of which:
(a)    more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and
(b)    such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“THI Intercreditor Agreement” means the amended and restated intercreditor agreement, dated as of the Issue Date, among The TDL Group Corp., a limited company existing under the laws of the Province of British Columbia, the Collateral Agent, the Existing Second Lien Notes Collateral Agent and the trustee under the indenture governing the Existing THI Notes, as it may be further amended or supplemented from time to time in accordance with this Indenture.
“THI Notes Guarantor” means “Guarantor” as defined in the Existing Notes Indenture.
“THI Notes Indenture” means the Trust Indenture dated as of June 1, 2010, as supplemented by (a) the First Supplemental Indenture dated as of June 1, 2010 and the First (Reopening) Supplemental Indenture dated as of December 1, 2010, (b) the Second Supplemental Trust Indenture dated as of November 29, 2013 and (c) the Third Supplemental Trust Indenture dated as of March 28, 2014, in each case, between Tim Hortons and the THI Notes Trustee, in each case, as further supplemented to grant Liens on the First Lien Shared Collateral and Shared Collateral, as applicable, in favor of the THI Notes Trustee.
“THI Notes Issuer” means “Issuer” as defined in the THI Notes Indenture.
“THI Secured Notes” has the meaning set forth in Section 12.14(b).
“THI Notes Trustee” means BNY Trust Company of Canada, in its capacity as trustee under the THI Notes Indenture, and any successor trustee thereunder.
“TIA” means the Trust Indenture Act of 1939, as amended.
“Tim Hortons Property” means any “Property” (as defined in the THI Notes Indenture) or assets, whether now owned or hereafter acquired, of the THI Notes Issuer or any THI Notes Guarantor.
“Total Assets” means, as of any date, the total consolidated assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio.
“Transaction Expenses” means any fees or expenses incurred or paid by Restaurant Brands International, Restaurant Brands International Limited Partnership, the Issuer or any Restricted Subsidiary in connection with the Transactions.
“Transactions” means (i) the transactions contemplated by the Arrangement Agreement and Plan of Merger, the issuance of the Existing Second Lien Notes, borrowings under the Credit Agreement, repayment of existing indebtedness in connection with the Combination, the issuance by Restaurant Brands International of preferred shares on December 12, 2014 and other related transactions, (ii) the issuance of the First Lien Notes, repayment of existing indebtedness, amendments to the Credit Agreement and other related transactions and (iii) the issuance of the Notes on the Issue Date, repayment of existing indebtedness and other related transactions on or about the Issue Date.
“Trust Officer” means, when used with respect to the Trustee or Collateral Agent, as applicable, any vice president, assistant vice president, any trust officer or any other officer of the Trustee or Collateral Agent, as applicable, who shall have direct responsibility for the administration of this Indenture, and also means any other officer of the Trustee or Collateral Agent, as applicable, to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject.
“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
“Unrestricted Subsidiary” means:
(1)    any Subsidiary (other than the Issuer, the Co-Issuer or any direct or indirect parent entity of the Issuer) of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer in the manner provided in the succeeding paragraph); and
(2)    any Subsidiary of an Unrestricted Subsidiary.
The Issuer may designate any Subsidiary (other than the Issuer, the Co-Issuer or any direct or indirect parent entity of the Issuer) of the Issuer, respectively (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:
(1)    such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Issuer or any other Subsidiary of the Issuer which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and
(2)    such designation and the Investment of the Issuer in such Subsidiary complies with Section 3.3 hereof.
“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the U.S. Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.
“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:
(1)    the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by
(2)    the sum of all such payments.
“Wholly Owned Domestic Subsidiary” means a Domestic Subsidiary of the Issuer, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Issuer or another Domestic Subsidiary) is owned by the Issuer or another Domestic Subsidiary.
“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than such Person) is owned by such Person.
SECTION 1.2.    Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	3.5(a)(3)(ii)
“Action”	12.9(w)
“Additional Amount”	3.27
“Additional Restricted Notes”	2.1(b)
“Affiliate Transaction”	3.8(a)
“Agent Members”	2.1(g)(2)
“Approved Foreign Bank”	1.1
“Asset Disposition Offer”	3.5(b)
“Asset Sale Payment Date”	3.5(g)(2)
“Authenticating Agent”	2.2
“Automatic Exchange”	2.6(e)
“Automatic Exchange Date”	2.6(e)
“Change in Tax Law”	5.7(d)
“Change of Control Offer”	3.9(a)
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(a)
“Clearstream”	2.1(b)
“Collateral Document Order”	12.9(s)
“Covenant Defeasance”	8.3
“Defaulted Interest”	2.15
“Euroclear”	2.1(b)
“Event of Default”	6.1
“Excess Proceeds”	3.5(b)
“Fixed Charge Coverage Ratio Calculation Date”	1.1
“Foreign Disposition”	3.5(e)
“Global Notes”	2.1(b)

Term	Defined in Section
“Guaranteed Obligations”	10.1
“Increased Amount”	3.6(c)
“Initial Agreement”	3.4(b)
“Initial Default”	6.2(c)
“Initial Lien”	3.6(a)
“Issuer Order”	2.2
“Judgment Currency”	13.22
“Legal Defeasance”	8.2
“Legal Holiday”	13.7
“New York Presence Obligor”	13.20(b)
“Note Guarantees”	10.1
“Notes Register”	2.3
“Other Guarantee”	10.2(b)(5)
“payment default”	6.1(a)(4)(A)
“Permanent Regulation S Global Note”	2.1(b)
“Permitted Payments”	3.3(b)
“Process Agent”	13.20(a)
“protected purchaser”	2.11
“Redemption Date”	5.7(a)
“Refunding Capital Stock”	3.3(b)
“Registrar”	2.3
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(b)
“Related Person”	12.9(b)
“Relevant Taxing Jurisdiction”	3.27(a)
“Reserved Indebtedness Amount”	3.2(c)(10)
“Restricted Global Note”	2.6(e)
“Restricted Payment”	3.3(a)(4)
“Restricted Period”	2.1(b)
“Reversion Date”	3.19(b)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(b)
“Second Commitment”	3.5(a)(3)(ii)
“Special Interest Payment Date”	2.15(a)
“Special Record Date”	2.15(a)
“Successor Company”	4.1(a)(1)
“Suspended Covenants”	3.19(a)
“Suspension Period”	3.19(b)
“Taxes”	3.27(a)
“Tax Redemption Date”	5.7(d)
“Temporary Regulation S Global Note”	2.1(b)
“Third Party Process Agent”	13.20(c)
“Treasury Capital Stock”	3.3(b)(2)
“Unrestricted Global Note”	2.6(e)

Term	Defined in Section
“USA PATRIOT Act”	13.11

SECTION 1.3.    Rules of Construction. Unless the context otherwise requires:
(1)    a term has the meaning assigned to it;
(2)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(3)    “or” is not exclusive;
(4)    “including” means including without limitation;
(5)    words in the singular include the plural and words in the plural include the singular;
(6)    “will” shall be interpreted to express a command;
(7)    whenever this Indenture refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to the Notes (including payments thereof made pursuant to any Guarantee), such reference includes the payment of Additional Amounts, if applicable;
(8)    all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;
(9)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and
(10)    unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.
ARTICLE II

THE NOTES
SECTION 2.1.    Form, Dating and Terms.
(a)    The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $1,300,000,000. In addition, the Issuers may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein). Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.2, 2.6, 2.11, 2.13, 5.6 or 9.5, in connection with an Asset Disposition Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.9.
Notwithstanding anything to the contrary contained herein, the Issuers may not issue any Additional Notes, unless such issuance is in compliance with Sections 3.2 and 3.6.

With respect to any Additional Notes, the Issuers shall set forth in an Officer’s Certificate or one or more indentures supplemental hereto, the following information:
(A)    the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;
(B)    the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and
(C)    whether such Additional Notes shall be Restricted Notes.
In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 13.4, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.
The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture. Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.
If any of the terms of any Additional Notes are established by action taken pursuant to a Board Resolution of the Issuers, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuers and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or an indenture supplemental hereto setting forth the terms of the Additional Notes. If any Additional Notes are issued, the Issuers shall prepare and the Trustee or Collateral Agent, as applicable, shall execute a joinder to the Intercreditor Agreements if required by the terms of the Intercreditor Agreements.
(b)    The Initial Notes are being offered and sold by the Issuers pursuant to a Purchase Agreement, dated August 8, 2017, among the Issuers, the Guarantors and J.P. Morgan Securities LLC, on behalf of itself and as representative of the Initial Purchasers. The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Issuers from time to time pursuant to one or more purchase agreements in accordance with applicable law.
Initial Notes and Additional Restricted Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) and (e) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.
Initial Notes and any Additional Restricted Notes offered and sold outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall initially be issued in the form of a temporary global Note (the “Temporary Regulation S Global Note”). Beneficial interests in the Temporary Regulation S Global Note will be exchanged for beneficial interests in a corresponding permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) and (e) (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, each a “Regulation S Global Note”) within a reasonable period after the expiration of the Restricted Period (as defined below) upon delivery of the certification contemplated by Exhibit F. Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”). Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Temporary Regulation S Global Note may only be transferred to non‑U.S. persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.
Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.
The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.
The Rule 144A Global Note and the Regulation S Global Note are sometimes collectively herein referred to as the “Global Notes.”
The principal of (and premium, if any) and interest (including Additional Amounts, if any) on the Notes shall be payable at the office or agency of Paying Agent designated by the Issuers maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuers as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d) and (e). The Issuers shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.
(c)    Denominations. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
(d)    Restrictive Legends. Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) the Issuers and the Trustee receive an Opinion of Counsel reasonably satisfactory to the Issuers to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the U.S. Securities Act:
(1)    the Rule 144A Global Note and the Regulation S Global Note shall bear the following legend on the face thereof:
THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS IN THE CASE OF RULE 144A NOTES: ONE YEAR AND IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF EITHER ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) ONLY (A) TO THE ISSUERS, THE GUARANTORS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND TO COMPLIANCE WITH ANY APPLICABLE CANADIAN SECURITIES LAWS, ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUERS’ AND THE REGISTRAR’S RIGHTS PURSUANT TO THE INDENTURE GOVERNING THE NOTES PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE REGISTRAR AND (III) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

(2)    the Temporary Regulation S Global Note shall bear the following additional legend on the face thereof:
THIS SECURITY IS A TEMPORARY GLOBAL NOTE. PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON‑U.S. PERSON (PROVIDED THAT SUCH NON-U.S. PERSON AGREES NOT TO RESELL OR OTHERWISE TRANSFER THE SECURITIES IN CANADA OR FOR THE BENEFIT OF A CANADIAN RESIDENT, EXCEPT IN ACCORDANCE WITH APPLICABLE CANADIAN SECURITIES LAWS) OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT. BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.
(e)    Global Note Legend. Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
(f)    Canadian Legend. Each Note (whether a Global Note or a Definitive Note) shall bear the following legend until such time as a trade in such Note will not be a “distribution” within the meaning of applicable Canadian Securities Legislation:
UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF (A) [INSERT DISTRIBUTION DATE] AND (B) THE DATE THE ISSUERS BECAME REPORTING ISSUERS IN ANY PROVINCE OR TERRITORY.
The distribution date to be inserted into the foregoing legend shall be, in the case of the Initial Notes, the Issue Date and, in the case of any Additional Notes, the “distribution date” (as defined in National Instrument 45-102 – Resale of Securities) for such Additional Notes.

(g)    Book‑Entry Provisions. (i) This Section 2.1(g) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC.
(1)    Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth in Section 2.1(e). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the DTC, its successors or its respective nominees, except as set forth in Section 2.1(g)(4) and 2.1(h). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.
(2)    Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.
(3)    In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(h) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.
(4)    In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(h), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.
(5)    The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
(6)    Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book‑entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.
(h)    Definitive Notes. Except as provided below in this paragraph (h), owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuers that it is unwilling or unable to continue as Depositary for the Global Note and the Issuers fail to appoint a successor depositary within 90 days of such notice, or (B) there shall have occurred and be continuing an Event of Default with respect to the

Notes under this Indenture and DTC shall have requested the issuance of Definitive Notes. In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A) or (B) of the preceding sentence, the Issuers shall promptly make available to the Trustee a reasonable supply of Definitive Notes. In addition, any Note transferred to an affiliate (as defined in Rule 405 under the U.S. Securities Act) of the Issuers or evidencing a Note that has been acquired by an affiliate in a transaction or series of transactions not involving any public offering must, until one year after the last date on which either the Issuer or any Affiliate of the Issuer was an owner of the Note, be in the form of a Definitive Note and bear the legend regarding transfer restrictions in Section 2.1(d). If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.
(1)    Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(h) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.1(d).
(2)    If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.
(3)    If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.
(4)    Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Temporary Regulation S Global Note prior to the end of the Restricted Period.
SECTION 2.2.    Execution and Authentication. One Officer of each Issuer shall sign the Notes for the Issuers by manual, facsimile or pdf signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.
A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.
At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $1,300,000,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount and (3) under the circumstances set forth in Section 2.6(e), Initial Notes in the form of an Unrestricted Global Note, in each case upon a written order of the Issuers signed by one Officer of each Issuer (the “Issuer Order”). Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the Holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuers to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuers. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.
In case either Issuer or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged or amalgamated with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger or amalgamation, or into which either Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, amalgamation, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.
SECTION 2.3.    Registrar and Paying Agent. The Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Issuers may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.
The Issuers shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the Trustee in writing of the name and address of each such agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Issuer, the Co-Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.
The Issuers initially appoint DTC to act as Depositary with respect to the Global Notes. The Issuers initially appoint the Trustee as the Registrar and Paying Agent for the Notes and the Issuers may remove any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuers and the Trustee.
SECTION 2.4.    Paying Agent to Hold Money in Trust. Prior to 10:00 a.m. New York City time, on each due date of the principal of, premium, if any, or interest on any Note is due and payable, the Issuers shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Issuers shall require the Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuers or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuers or any Guarantor in making any such payment and shall during the continuance of any default by the Issuers (or any other obligor upon the Notes) or any Guarantor in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuers at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, insolvency, reorganization or similar proceeding with respect to either Issuer, the Trustee shall serve as Paying Agent for the Notes.
SECTION 2.5.    Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer, on its own behalf and on behalf of the Co-Issuer and each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Issuers.
SECTION 2.6.    Transfer and Exchange.
(a)    A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Trustee will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Trustee for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(g) and 2.1(h), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Trustee shall refuse to register any requested transfer or exchange that does not comply with this Section 2.6(a).
(b)    Transfers of Rule 144A Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note prior to the date that is one year after the later of the date of its original issue and the last date on which the Issuer or any Affiliate of the Issuer was the owner of such Notes (or any predecessor thereto):
(1)    a registration of transfer of a Rule 144A Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC; and
(2)    a registration of transfer of a Rule 144A Note or a beneficial interest therein to a Non‑U.S. Person shall be made upon receipt by the Issuers and the Registrar or its agent of a certificate substantially in the form set forth in Exhibit H from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuers.
(c)    Transfers of Regulation S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:
(1)    a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and
(2)    a transfer of a Regulation S Note or a beneficial interest therein to a Non‑U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Exhibit H hereof from the proposed transferee and receipt by the Issuers and Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuers.
After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Exhibit H or any additional certification.
(d)    Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (1) an Initial Note is being transferred pursuant to an effective registration statement, (2) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.6(e) or (3) there is delivered to the Registrar an Opinion of Counsel stating that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the U.S. Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.
(e)    Automatic Exchange from Global Note Bearing Restricted Notes Legend to Global Note Not Bearing Restricted Notes Legend. Upon the Issuers’ satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the U.S. Securities Act, beneficial interests in a Global Note bearing the Restricted Notes Legend (a “Restricted Global Note”) may be automatically exchanged into beneficial interests in a Global Note not bearing the Restricted Notes Legend (an “Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (1) with respect to the Notes issued on the Issue Date, the Issue Date or (2) with respect to Additional Notes, if any, the issue date of such Additional Notes, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Issuers’ satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the U.S. Securities Act, the Issuers shall (i) provide written notice to DTC and the Trustee at least fifteen (15) calendar days prior to the Automatic Exchange Date, instructing DTC to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Issuers shall have previously otherwise made eligible for exchange with the DTC, (ii) provide prior written notice to each Holder at such Holder’s address appearing in the register of Holders at least fifteen (15) calendar days prior to the Automatic Exchange Date, which notice must include (w) the Automatic Exchange Date, (x) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (y) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests will be transferred and (z) the “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (iii) on or prior to the Automatic Exchange Date, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Issuers, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged into such Unrestricted Global Notes.
Notwithstanding anything to the contrary in this Section 2.6(e), during the fifteen (15) calendar day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.6(e) shall be permitted without the prior written consent of the Issuers. As a condition to any Automatic Exchange, the Issuers shall provide, and the Trustee shall be entitled to conclusively rely upon, an Officer’s Certificate and Opinion of Counsel to the Issuers to the effect that the Automatic Exchange shall be effected in compliance with the U.S. Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the U.S. Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee, as custodian for the Depositary to reflect the Automatic Exchange. Upon such exchange of beneficial interests pursuant to this Section 2.6(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.
(f)    Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6. The Issuers shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.
(g)    Obligations with Respect to Transfers and Exchanges of Notes. To permit registrations of transfers and exchanges, the Issuers shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Issuers’ and Registrar’s written request.
No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuers may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.11, 2.13, 5.6 or 9.5).
The Issuers (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 15 calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 calendar days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.
Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the form of Note attached hereto as Exhibits A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.
Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(h) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).
All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h)    No Obligation of the Trustee. The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.
The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.
SECTION 2.7.    [Reserved]
SECTION 2.8.    [Reserved]
SECTION 2.9.    [Reserved]
SECTION 2.10.    [Reserved]
SECTION 2.11.    Mutilated, Destroyed, Lost or Stolen Notes.
If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8‑405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuers and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuers and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8‑303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Issuers shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuers or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Issuers to protect the Issuers, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuers, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuers shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.
In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuers in their discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.11, the Issuers may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.
Subject to the proviso in the initial paragraph of this Section 2.11, every new Note issued pursuant to this Section 2.11, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuers, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.
The provisions of this Section 2.11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
SECTION 2.12.    Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those paid pursuant to Section 2.11 and those described in this Section 2.12 as not outstanding. A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 13.6 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Issuer or an Affiliate of the Issuer shall not be considered outstanding.
If a Note is replaced pursuant to Section 2.11 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.11.
If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.
SECTION 2.13.    Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuers may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuers for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuers shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.
SECTION 2.14.    Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If either Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.14. The Issuers may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.
At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.
SECTION 2.15.    Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3.
Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuers, at their election in each case, as provided in clause (a) or (b) below:
(a)    The Issuers may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuers shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.15(a). Thereupon the Issuers shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 20 calendar days and not less than 15 calendar days prior to the Special Interest Payment Date and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment. The Issuers shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuers, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.1, not less than 10 calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.15(b).
(b)    The Issuers may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuers to the Trustee of the proposed payment pursuant to this Section 2.15(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.15, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
SECTION 2.16.    CUSIP and ISIN Numbers. The Issuers in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers. The Issuers shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.
SECTION 2.17.    Joint and Several Liability. Except as otherwise expressly provided herein, the Issuers and the Guarantors shall be jointly and severally liable for the performance of all obligations and covenants under this Indenture, the Notes and the Collateral Documents.
ARTICLE III

COVENANTS
SECTION 3.1.    Payment of Notes. The Issuers shall promptly pay the principal of, premium, if any, and interest (including Additional Amounts, if any) on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest (including Additional Amounts, if any) shall be considered paid on the date due if by 10:00 a.m. Eastern time on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest (including Additional Amounts, if any) then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.
The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest (including Additional Amounts, if any) at the same rate to the extent lawful.
All payments that the Issuers make under or with respect to the Notes shall comply with Section 3.27 hereof.
SECTION 3.2.    Limitation on Indebtedness.
(a)    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuer and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness), if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), either (i) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries is greater than 2.00 to 1.00, or (ii) the Consolidated Total Leverage Ratio is less than 7.00 to 1.00; provided, further, that Non-Guarantors may not Incur Indebtedness if, after giving pro forma effect to such Incurrence (including a pro forma application of the net proceeds therefrom), more than an aggregate of the greater of (a) $800.0 million and (b) 3.50% of Total Assets of Indebtedness of Non-Guarantors would be outstanding pursuant to this Section 3.2(a).
(b)    Section 3.2(a) will not prohibit the Incurrence of the following Indebtedness:
(1)    Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (i) $7,250.0 million less the aggregate principal amount of Existing THI Notes that are outstanding on the Issue Date plus (ii) the greater of (x) $1,900.0 million and (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Issuer are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio,” plus (iii) in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees and similar fees) Incurred or payable in connection with such refinancing and any Refinancing Indebtedness in respect thereof;
(2)    Guarantees by the Issuer or any Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the Incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Indenture and any incurrence by the Co-Issuer of Indebtedness as a co-issuer of Indebtedness of the Issuer that was permitted to be incurred under this Indenture;
(3)    Indebtedness of the Issuer owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Issuer or any Restricted Subsidiary; provided, however, that:
(i)    any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Issuer or a Restricted Subsidiary; and
(ii)    any sale or other transfer of any such Indebtedness to a Person other than the Issuer or a Restricted Subsidiary, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be;
(4)    Indebtedness represented by (i) the Notes (other than any Additional Notes), including any Guarantees thereof, (ii) any Indebtedness (other than Indebtedness incurred pursuant to Section 3.2(b)(1) and (3)) outstanding on the Issue Date, including the Existing Notes and any Guarantees thereof (including any exchange notes and related exchange guarantees issued in respect of such Existing Notes and excluding any “additional notes” issued pursuant to the indentures governing such Existing Notes), (iii) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause or clauses (5) or (10) of this Section 3.2(b) or Incurred pursuant to Section 3.2(a), and (iv) Management Advances;
(5)    Indebtedness of (x) the Issuer or any Restricted Subsidiary Incurred or issued to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiaries or merged into or consolidated with the Issuers or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that after giving effect to such acquisition, merger or consolidation, either:
(i)    the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2(a); or
(ii)    the Fixed Charge Coverage Ratio of the Issuers and the Restricted Subsidiaries would not be lower than immediately prior to such acquisition, merger or consolidation;
(6)    Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);
(7)    Indebtedness (i) represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (i) and then outstanding, does not exceed the greater of (x) $500.0 million and (y) 2.50% of Total Assets at the time of Incurrence and any Refinancing Indebtedness in respect thereof and (ii) arising out of Sale and Leaseback Transactions in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $500.0 million and (y) 20.0% of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Issuer are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio”;
(8)    Indebtedness in respect of (i) workers’ compensation claims, self-insurance obligations, customer guarantees, performance, indemnity, surety, judgment, appeal, advance payment (including progress premiums), customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Issuer or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice; (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (iii) customer deposits and advance payments (including progress premiums) received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (iv) letters of credit, bankers’ acceptances, warehouse receipts, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business or consistent with past practice; and (v) any customary treasury, depositary, cash management, automatic clearinghouse arrangements, overdraft protections, credit or debit card, purchase card, electronic fund transfer, cash pooling or netting or setting off arrangements or similar arrangements in the ordinary course of business; or consistent with past practice;
(9)    Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Issuer and its Restricted Subsidiaries in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;
(10)    Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause (10) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Issuer from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of the Issuer, in each case, subsequent to the Issue Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Issuer and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause (10) to the extent such Net Cash Proceeds or cash have been applied to make Restricted Payments;
(11)    Indebtedness of Non-Guarantors in an aggregate amount not to exceed the greater of (i) $750.0 million and (ii) 2.50% of Total Assets at any time outstanding and any Refinancing Indebtedness in respect thereof;

(12)    Indebtedness consisting of promissory notes issued by the Issuer or any of its Subsidiaries to any future, present or former employee, director, contractor or consultant of the Issuer, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, or heirs of such employee, director, contractor or consultant), to finance the purchase or redemption of Capital Stock of the Issuer or any Parent Entity that is permitted by Section 3.3;
(13)    Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business or consistent with past practice;
(14)    Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause (14) and then outstanding, will not exceed the greater of (a) $750.0 million and (b) 50% of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Issuer are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio”;
(15)    Indebtedness Incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Issuer or any of its Restricted Subsidiaries;
(16)    Guarantees of or the assumption of up to $500.0 million at any time outstanding of Indebtedness of franchisees, suppliers, distributors or licensees of the Issuer and its Restricted Subsidiaries, in each case to the extent such guarantee or assumption constitutes a Permitted Investment; and
(17)    Indebtedness with respect to any Permitted Receivables Financing.
(c)    For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.2:
(1)    subject to Section 3.2(c)(3), in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Sections 3.2(a) and (b), the Issuer, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of Sections 3.2(a) or (b);
(2)    subject to Section 3.2(c)(3), additionally, all or any portion of any item of Indebtedness may later be classified as having been Incurred pursuant to any type of Indebtedness described in Section 3.2(a) and (b) so long as such Indebtedness is permitted to be Incurred pursuant to such provision at the time of reclassification;
(3)    all Indebtedness outstanding on the Issue Date under the Credit Agreement shall be deemed to have been incurred on the Issue Date under Section 3.2(b)(1) and may not be reclassified at any time pursuant to clause (1) or (2) of this Section 3.2(c);
(4)    in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) Incurred or payable in connection with such refinancing;
(5)    Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(6)    if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;
(7)    the principal amount of any Disqualified Stock of the Issuer or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;
(8)    Indebtedness permitted by this Section 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.2 permitting such Indebtedness;
(9)    the amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness;
(10)    in the event that the Issuers or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility, enters into any commitment to Incur or issue Indebtedness, Disqualified Stock or Preferred Stock or commits to Incur any Lien pursuant to clause (31) of the definition of “Permitted Liens,” the incurrence or issuance thereof for all purposes under this Indenture, including without limitation for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Leverage Ratio, the Consolidated Total Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, or usage of clauses (1) through (17) of Section 3.2(b) (if any) for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will, at the Issuer’s option, either (a) be determined on the date of such revolving credit facility or such entry into or increase in commitments (assuming that the full amount thereof has been borrowed as of such date) or other Indebtedness, Disqualified Stock or Preferred Stock, and, if such Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Leverage Ratio, the Consolidated Total Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, test or other provision of this Indenture is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under this Section 3.2 irrespective of the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Leverage Ratio, the Consolidated Total Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, or other provision of this Indenture at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or reborrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this clause (a) shall be the “Reserved Indebtedness Amount” as of such date for purposes of the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Leverage Ratio, the Consolidated Total Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable) or (b) be determined on the date such amount is borrowed pursuant to any such facility or increased commitment, and in each case, the Issuer may revoke such determination at any time and from time to time;
(11)    notwithstanding anything in this Section 3.2 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on Section 3.2(b) measured by reference to a percentage of Total Assets or Consolidated EBITDA at the time of Incurrence, if such refinancing would cause the percentage of Total Assets or Consolidated EBITDA restriction to be exceeded if calculated based on the percentage of Total Assets or Consolidated EBITDA on the date of such refinancing, such percentage of Total Assets or Consolidated EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus premiums (including tender premiums), defeasance, costs and fees in connection with such refinancing; and

(12)    the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.
(d)    Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.2.
(e)    If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.2, the Issuer shall be in default of this Section 3.2).
(f)    For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) Incurred or payable in connection with such refinancing.
(g)    Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Issuer or a Restricted Subsidiary may Incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
(h)    The Issuer shall not, and shall not permit the Co-Issuer or any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer, Co-Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer, Co-Issuer or such Guarantor, as the case may be.
SECTION 3.3.    Limitation on Restricted Payments.
(a)    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:
(1)    declare or pay any dividend or make any distribution on or in respect of the Issuer’s or any Restricted Subsidiary’s Capital Stock (including any such payment in connection with any merger, amalgamation or consolidation involving the Issuer or any of its Restricted Subsidiaries) except:
(i)    dividends or distributions payable in Capital Stock of the Issuer (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Issuer; and

(ii)    dividends or distributions payable to the Issuer or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Issuer or another Restricted Subsidiary on no more than a pro rata basis);
(2)    purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Issuer or any Parent Entity held by Persons other than the Issuer or a Restricted Subsidiary of the Issuer;
(3)    purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (i) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (ii) any Indebtedness Incurred pursuant to Section 3.2(b)(3)); or
(4)    make any Restricted Investment;
(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:
(i)    except in the case of a Restricted Investment, an Event of Default shall have occurred and be continuing (or would result immediately thereafter therefrom);
(ii)    except in the case of a Restricted Investment, the Issuer is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 3.2(a) immediately after giving effect, on a pro forma basis, to such Restricted Payment; or
(iii)    the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to December 12, 2014 (and not returned or rescinded) (including Permitted Payments permitted by Section 3.3(b)(1) (without duplication) and (10), but excluding all other Restricted Payments permitted by Section 3.3(b)) would exceed the sum of (without duplication):
(A)    $350.0 million;
(B)    50% of Consolidated Net Income for the period (treated as one accounting period) from October 1, 2014 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Issuer are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);
(C)    100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Issuer from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) or as a result of a merger or consolidation with another Person subsequent to the Issue Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Issuer (including the aggregate principal amount of any Indebtedness of the Issuer or a Restricted Subsidiary contributed to the Issuer for cancellation) or that becomes part of the capital of the Issuer through consolidation or merger subsequent to October 8, 2014 (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the

Issuer or any Subsidiary of the Issuer for the benefit of its employees to the extent funded by the Issuer or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 3.3(b)(6) and (z) Excluded Contributions);
(D)    100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Issuer or any Restricted Subsidiary from the issuance or sale (other than to the Issuer or a Restricted Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any Subsidiary for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary) by the Issuer or any Restricted Subsidiary subsequent to October 8, 2014 of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Issuer (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Issuer or any Restricted Subsidiary upon such conversion or exchange;
(E)    100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after October 8, 2014; or (ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment and will increase the amount available under the applicable clause of the definition of “Permitted Investment”) or a dividend from an Unrestricted Subsidiary after October 8, 2014; and
(F)    in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after October 8, 2014, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Issuer, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment.
(b)    Section 3.3(a) will not prohibit any of the following (collectively, “Permitted Payments”):
(1)    the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;
(2)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock (“Treasury Capital Stock”) or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer (other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Issuer; provided, however, that (a) to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from Section 3.3(a)(iii) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (13) of this Section 3.3(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of a Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;
(3)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness that constitutes Refinancing Indebtedness permitted to be Incurred pursuant to Section 3.2;
(4)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Issuer or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Issuer or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 3.2;
(5)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:
(i)    from Net Available Cash to the extent permitted under Section 3.5, but only if the Issuer shall have first complied with the terms described under Section 3.5 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or
(ii)    to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Issuer shall have first complied with the terms described under Section 3.9 and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or
(iii)    consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);
(6)    a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Issuer or of any Parent Entity held by any future, present or former employee, director, contractor or consultant of the Issuer, any of its Subsidiaries or of any Parent Entity (or permitted transferees, assigns, estates, trusts or heirs of such employee, director, contractor or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director, contractor or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause (6) do not exceed $50.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $100.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:
(i)    the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock or Excluded Contributions) of the Issuer and, to the extent contributed to the capital of the Issuer (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), Capital Stock of any Parent Entity, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any Parent Entity that occurred after October 8, 2014, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 3.3(a)(iii); plus
(ii)    the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after October 8, 2014; less
(iii)    the amount of any Restricted Payments made in previous calendar years pursuant to clauses (i) and (ii) of this Section 3.3(b)(6);
and provided further that (i) cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former members of management, directors, employees, contractors or consultants of the Issuer, or any Parent Entity or Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Issuer or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 3.3 or any other provision of this Indenture and (ii) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments if such Capital Stock represents all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Capital Stock or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 3.3 or any other provision of this Indenture;
(7)    the declaration and payment of dividends on Disqualified Stock or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 3.2;
(8)    payments made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Capital Stock by any future, present or former employee, director, officer, contractor or consultant (or permitted transferees, assigns, estates, or heirs of such employee, director, contractor or consultant) of the Issuer or any Restricted Subsidiary or any Parent Entity and purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof and payments in respect of withholding or similar taxes payable upon exercise or vesting thereof;
(9)    dividends, loans, advances or distributions to any Parent Entity or other payments by the Issuer or any Restricted Subsidiary in amounts equal to (without duplication):
(i)    the amounts required for any Parent Entity to pay any Parent Entity Expenses or any Related Taxes; or
(ii)    amounts constituting or to be used for purposes of making payments to the extent specified in Section 3.8(b)(2), (3), (5), (11) and (12);
(10)    the declaration and payment by the Issuer of, dividends on the common stock or common equity interests of the Issuer or any Parent Entity (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities) following a public offering of such common stock or common equity interests (or such exchangeable securities, as applicable), in an amount not to exceed 6% of the proceeds received by or contributed to the Issuer in or from any public offering in any fiscal year;
(11)    payments by the Issuer, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Issuer or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 3.3 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Issuer);
(12)    Restricted Payments that are made with Excluded Contributions;
(13)    (i) the declaration and payment of dividends on Designated Preferred Stock of the Issuer issued after the Issue Date; (ii) the declaration and payment of dividends to a Parent Entity in an amount sufficient to allow the Parent Entity to pay dividends to holders of its Designated Preferred Stock issued after the Issue Date; and (iii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clauses (i) and (ii), the amount of all dividends declared or paid pursuant to each clause shall not exceed the Net Cash Proceeds received by the Issuer or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Issuer), from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clauses (i), (ii) and (iii), that for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 3.2(a);
(14)    dividends or other distributions of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash and Cash Equivalents);
(15)    distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing;
(16)    any Restricted Payment made in connection with the Transactions and any costs and expenses (including all legal, accounting and other professional fees and expenses) related thereto or used to fund amounts owed to Affiliates in connection with the Transactions (including dividends to any Parent Entity to permit payment by such Parent Entity of such amounts);
(17)    (i) so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed the greater of $500.0 million and 2.50% of Total Assets at such time, and (ii) so long as no Default or Event of Default has occurred and is continuing (or would result therefrom) any Restricted Payments, so long as, after giving pro forma effect to the payment of any such Restricted Payment, the Consolidated Total Leverage Ratio shall be no greater than 4.75 to 1.00;
(18)    so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment; provided that the amount of such redemptions are no greater than the amount that constituted a Restricted Payment or Permitted Investment;

(19)    any Restricted Payments made in connection with paying dividends with respect to the declaration and payment by the Issuer or any Restricted Subsidiary of cash dividends with respect to the Preferred Stock of the Issuer or any Parent Entity in existence on the Issue Date (including any make whole dividends or penalties due thereon) and any accretions or accumulations of unpaid dividends thereon or any Preferred Stock issued as a replacement therefor so long as the terms of such Preferred Stock are not materially adverse to the Holders of the Notes as compared to the terms of the Preferred Stock that is being replaced (as determined in good faith by the Board of Directors);
(20)    any Restricted Payments made in connection with the Issuer or any Restricted Subsidiary paying for the repurchase, retirement or other acquisition or retirement or other acquisition or retirement for value of all or any portion of the Preferred Stock of the Issuer or any Parent Entity in existence on the Issue Date and any accretions or accumulations of unpaid dividends thereon; provided that after giving effect to such Restricted Payment and to the Incurrence of any Indebtedness in connection therewith on a pro forma basis the Issuer would (x) be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 3.2(a) and (y) have a Consolidated Total Leverage Ratio as of the end of the most recently completed four-quarter period for which financial statements have been provided that is not greater than 6.75 to 1.00; and
(21)    so long as no Default or Event of Default has occurred and is continuing (or would result therefrom) any Restricted Payments in connection with the spin-off of Subsidiaries whose sole assets consist of real property and assets incidental thereto; provided that after giving effect to such Restricted Payment on a pro forma basis the Issuer would have a Consolidated Total Leverage Ratio as of the end of the most recently completed four-quarter period for which financial statements have been provided that is not greater than 6.00 to 1.00.
(c)    For purposes of determining compliance with this Section 3.3, in the event that a Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in clauses (1) through (21) of Section 3.3(b), or is permitted pursuant to Section 3.3(a) and/or one or more of the clauses contained in the definition of “Permitted Investment,” the Issuer will be entitled to classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 3.3, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investment.”
(d)    The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Issuer acting in good faith.
(e)    For the avoidance of doubt, this Section 3.3 shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be Incurred under this Indenture.
SECTION 3.4.    Limitation on Restrictions on Distributions from Restricted Subsidiaries.
(a)    The Issuer shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
(1)    pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Issuer or any Restricted Subsidiary;
(2)    make any loans or advances to the Issuer or any Restricted Subsidiary; or

(3)    sell, lease or transfer any of its property or assets to the Issuer or any Restricted Subsidiary;
provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.
(b)    Section 3.4(a) shall not prohibit:
(1)    any encumbrance or restriction pursuant to (a) any Credit Facility, (b) the Existing Notes, including any Guarantee thereof, and the related security documents, the Intercreditor Agreements and the First Priority Intercreditor Agreement or (c) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;
(2)    any encumbrance or restriction pursuant to this Indenture, the Notes, the Collateral Documents, the Intercreditor Agreements and the Note Guarantees;
(3)    any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, amalgamated, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Issuer or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Issuer or was merged, amalgamated, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (3), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Issuer or any Restricted Subsidiary when such Person becomes the Successor Company;
(4)    any encumbrance or restriction:
(i)    that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;
(ii)    contained in mortgages, pledges, charges or other security agreements permitted under this Indenture and the Collateral Documents or securing Indebtedness of the Issuer or a Restricted Subsidiary permitted under this Indenture and the Collateral Documents to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; or
(iii)    pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;
(5)    any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture and the Collateral Documents, in each case, that impose encumbrances or restrictions on the property so acquired;

(6)    any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Issuer or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;
(7)    customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments;
(8)    encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;
(9)    any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;
(10)    any encumbrance or restriction pursuant to Hedging Obligations;
(11)    other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to Section 3.2 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;
(12)    restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Issuer, are necessary or advisable to effect such Securitization Facility;
(13)    any encumbrance or restriction arising pursuant to an agreement or instrument (which, if it relates to any Indebtedness, shall only be permitted if such Indebtedness is permitted to be Incurred pursuant to Section 3.2) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole (i) are not materially less favorable to the Holders than the encumbrances and restrictions contained in the Credit Agreement, together with the security documents associated therewith as in effect on the Issue Date or (ii) either (A) the Issuer determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes or (B) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument;
(14)    any encumbrance or restriction existing by reason of any Lien permitted under Section 3.6; or
(15)    any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (14) of this Section 3.4(b) or this clause (15) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) to (14) of this Section 3.4(b) or this clause (15); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Issuer).
SECTION 3.5.    Limitation on Sales of Assets and Subsidiary Stock.
(a)    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:
(1)    the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Issuer, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);
(2)    in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap) with a purchase price in excess of $30.0 million, at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise), together with all other Asset Dispositions since the Issue Date (on a cumulative basis), received by the Issuer or such Restricted Subsidiary, as the case may be, together with all other Asset Dispositions since the Issue Date (on a cumulative basis), is in the form of cash or Cash Equivalents; and
(3)    an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied:
(i)    to the extent the Issuer or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), (A) to prepay, repay or purchase any Indebtedness of a Non-Guarantor or that is secured by a Lien (in each case, other than Indebtedness owed to the Issuer or any Restricted Subsidiary) or any First Priority Obligations, including Indebtedness under the Credit Agreement (or any Refinancing Indebtedness in respect thereof) or Indebtedness under the Existing THI Notes to the extent the indentures governing such notes, as in effect on the Issue Date, or the terms of such other First Priority Obligations prohibit the issuers thereof from equally and ratably repaying the Notes with Net Available Cash from Asset Dispositions within 450 days from the later of (1) the date of such Asset Disposition and (2) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (i), the Issuer or Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (B) to prepay, repay or purchase Pari Passu Indebtedness at a price of no more than 100% of the principal amount of such Pari Passu Indebtedness plus accrued and unpaid interest to the date of such prepayment, repayment or purchase; provided further that, to the extent the Issuer redeems, repays or repurchases Pari Passu Indebtedness pursuant to this clause (B), the Issuer shall equally and ratably reduce Obligations under the Notes as provided under Section 5.7, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth in this Section 3.5 for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; provided further, that, in addition to the foregoing, the Net Available Cash from an Asset Disposition of Collateral may not be applied to prepay, repay or purchase any Indebtedness other than First Priority Obligations, Notes or Pari Passu Indebtedness of the Issuers or a Guarantor secured by a Lien on such Collateral; and/or
(ii)    to the extent the Issuer or any Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary equal to the amount of Net Available Cash received by the Issuer or another Restricted Subsidiary) within 450 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided, however, that a binding agreement shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that an amount equal to Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event of any Acceptable Commitment is later canceled or terminated for any reason before such amount is applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later canceled or terminated for any reason before such amount is applied, then such Net Available Cash shall constitute Excess Proceeds; and
(4)    if such Asset Disposition involves the disposition of Collateral, the Issuer or such Subsidiary has complied with the provisions of this Indenture and the Collateral Documents;
provided that, pending the final application of the amount of any such Net Available Cash in accordance with clause (i) or clause (ii) of this Section 3.5(a)(3), the Issuer and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Indenture.
(b)    The amount of any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in Section 3.5(a) will be deemed to constitute “Excess Proceeds” under this Indenture. On the 451st day after an Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds under this Indenture exceeds (i) $100.0 million, in the case of a single transaction or a series of related transactions, or (ii) $200.0 million aggregate amount in any fiscal year, the Issuer will within 10 Business Days be required to make an offer (“Asset Disposition Offer”) to all Holders of Notes issued under this Indenture and, to the extent the Issuer elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and, with respect to the Notes, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The Issuer will deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice. The Issuer may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer with respect to all Net Available Cash prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to any unapplied Excess Proceeds.
(c)    To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose not prohibited by this Indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness provided that no Notes or other Pari Passu Indebtedness will be selected and purchased in an unauthorized denomination. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero. Additionally, the Issuer may, at its option, make an Asset Disposition Offer using proceeds from any Asset Disposition at any time after the consummation of such Asset Disposition. Upon consummation or expiration of any Asset Disposition Offer, any remaining Net Available Cash shall not be deemed Excess Proceeds and the Issuer may use such Net Available Cash for any purpose not prohibited by this Indenture.
(d)    To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than Dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in Dollars that is actually received by the Issuer upon converting such portion into Dollars.
(e)    Notwithstanding any other provisions of this Section 3.5, (i) to the extent that any of or all the Net Available Cash of any Asset Disposition by a Foreign Subsidiary (a “Foreign Disposition”) is prohibited or delayed by applicable local law from being repatriated to the United States or Canada, the portion of such Net Available

Cash so affected will not be required to be applied in compliance with this Section 3.5, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States or Canada (the Issuer hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions available under the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Available Cash will be promptly (and in any event not later than three (3) Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) in compliance with this Section 3.5 and (ii) to the extent that the Issuer has determined in good faith that repatriation of any of or all the Net Available Cash of any Foreign Disposition would have an adverse Tax consequence (which for the avoidance of doubt, includes, but is not limited to, any repatriation whereby doing so the Issuer, any Restricted Subsidiary, or any of their respective affiliates and/or equity owners would include a tax liability, including as a result of a dividend or deemed dividend, or a withholding tax, but taking into account any foreign tax credit or benefit received in connection with such repatriation) with respect to such Net Available Cash, the Net Available Cash so affected may be retained by the applicable Foreign Subsidiary.
(f)    For the purposes of Section 3.5(a)(2) hereof, the following will be deemed to be cash:
(i)    the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Issuer or a Restricted Subsidiary (other than Subordinated Indebtedness of the Issuer, the Co-Issuer or a Guarantor) and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;
(ii)    securities, notes or other obligations received by the Issuer or any Restricted Subsidiary of the Issuer from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;
(iii)    Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Issuer and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;
(iv)    consideration consisting of Indebtedness of the Issuer (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Issuer or any Restricted Subsidiary; and
(v)    any Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 3.5 that is at that time outstanding, not to exceed the greater of $450.0 million and 2.25% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).
(g)    Upon the commencement of an Asset Disposition Offer, the Issuers shall send, or cause to be sent, by first class mail or electronically, a notice to the Trustee and to each Holder at its registered address. The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Asset Disposition Offer. Any Asset Disposition Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Disposition Offer, shall state:
(1)    that the Asset Disposition Offer is being made pursuant to this Section 3.5 and that, to the extent lawful, all Notes tendered and not withdrawn shall be accepted for payment (unless prorated);
(2)    the Asset Disposition payment amount, the Asset Disposition offered price, and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 30 days and not later than 60 days from the date such notices is mailed (the “Asset Sale Payment Date”);

(3)    that any Notes not tendered or accepted for payment shall continue to accrue interest in accordance with the terms thereof;
(4)    that, unless the Issuers default in making such payment, any Notes accepted for payment pursuant to the Asset Disposition Offer shall cease to accrue interest on and after the Asset Sale Payment Date;
(5)    that Holders electing to have any Notes purchased pursuant to any Asset Disposition Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice at least three Business Days before the Asset Sale Payment Date;
(6)    that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than two Business Days prior to the Asset Sale Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;
(7)    that if the aggregate principal amount of Notes surrendered by Holders exceeds the Asset Disposition payment amount, the Issuers shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $2,000 or integral multiples of $1,000 in excess thereof shall be purchased); and
(8)    that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry).
(h)    If the Asset Sale Payment Date is on or after a record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.
(i)    On the Asset Sale Payment Date, the Issuers will, to the extent permitted by law,
(1)    accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Asset Disposition Offer,
(2)    deposit with the Paying Agent an amount equal to the aggregate Asset Disposition payment in respect of all Notes or portions thereof so tendered, and
(3)    deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.
(j)    The Issuers will comply, to the extent applicable, with the requirements of Canadian Securities Legislation and Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to this Section 3.5. To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws, rules and regulations and shall not be deemed to have breached their obligations under this Indenture by virtue thereof.
(k)    For the avoidance of doubt, the provisions of this Indenture related to the Issuers’ obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in principal amount of the then outstanding Notes.

SECTION 3.6.    Limitation on Liens.
(a)    The Issuer shall not, and shall not permit the Co-Issuer or any Guarantor to, directly or indirectly, create, Incur or permit to exist any Lien (except Permitted Liens) (each an “Initial Lien”) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer, the Co-Issuer or any Guarantor, unless:
(1)    in the case of Initial Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Initial Lien; or
(2)    in all other cases, the Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to Liens securing the Notes and the related Guarantees.
(b)    Any Lien created for the benefit of the Holders of the Notes pursuant to Section 3.6(a) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.
(c)    With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.
SECTION 3.7.    Limitation on Guarantees.
(a)    The Issuer (a) will not permit any of its Wholly Owned Domestic Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Domestic Subsidiaries if such non-Wholly Owned Domestic Subsidiaries guarantee, or are a co-issuer of, other capital markets debt securities of the Issuer or any Restricted Subsidiary or guarantee all or a portion of, or are a co-borrower under, the Credit Agreement), other than the Co-Issuer or a Guarantor, to (i) Guarantee the payment of any Indebtedness of the Issuers or any Guarantor or (ii) incur any Indebtedness under the Credit Agreement and (b) will not permit any other Restricted Subsidiary to Guarantee the payment of any Indebtedness under the Credit Agreement, in each case, unless:
(1)    such Restricted Subsidiary within 60 days (i) executes and delivers a supplemental indenture to this Indenture providing for a senior Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer, the Co-Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Note Guarantee and (ii) executes and delivers a supplement or joinder to the Collateral Documents or new Collateral Documents and takes all actions required thereunder to perfect the Liens created thereunder; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such Guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee of the Notes; and
(2)    such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under this Indenture;

provided that this Section 3.7 shall not be applicable (i) to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (ii) in the event that the Guarantee of the Issuer’s obligations under the Notes or this Indenture by such Subsidiary would not be permitted under applicable law.
(b)    The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall not be required to comply with the 60-day period described in this Section 3.7.
(c)    If any Guarantor becomes an Immaterial Subsidiary, the Issuer shall have the right, by execution and delivery of a supplemental indenture to the Trustee, to cause such Immaterial Subsidiary to cease to be a Guarantor, subject to the requirements described in Section 3.7(a) that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary (except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture); provided, further, that such Immaterial Subsidiary shall not be permitted to Guarantee the Credit Agreement or other Indebtedness of the Issuers or the other Guarantors, unless it again becomes a Guarantor.
SECTION 3.8.    Limitation on Affiliate Transactions.
(a)    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer (an “Affiliate Transaction”) involving aggregate value in excess of $25.0 million unless:
(1)    the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and
(2)    in the event such Affiliate Transaction involves an aggregate value in excess of $50 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors.
Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 3.8(a)(2) if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any.
(b)    Section 3.8(a) shall not apply to:
(1)    any Restricted Payment permitted to be made pursuant to Section 3.3, or any Permitted Investment;
(2)    any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Issuer, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Issuer, in each case in the ordinary course of business or consistent with past practice;
(3)    any Management Advances and any waiver or transaction with respect thereto;

(4)    any transaction between or among the Issuer and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;
(5)    the payment of compensation, fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, contractors, consultants, distributors or employees of the Issuer, any Parent Entity or any Restricted Subsidiary (whether directly or indirectly including through any Person owned or controlled by any of such directors, officers, contractors, consultants, distributors or employees);
(6)    the entry into and performance of obligations of the Issuer or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 3.8 or to the extent not more disadvantageous to the Holders in any material respect;
(7)    any customary transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing and any disposition or acquisition of Securitization Assets or related assets in connection with any Qualified Securitization Financing;
(8)    transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to the Issuer or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Issuer or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;
(9)    any transaction between or among the Issuer or any Restricted Subsidiary and any Affiliate of the Issuer or an Associate or similar entity that would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;
(10)    issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Issuer or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Issuer or any Restricted Subsidiary;
(11)    (i) payments by the Issuer or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly) of annual management, consulting, monitoring, refinancing, transaction, subsequent transaction exit fees, advisory fees and related costs and expenses and indemnities in connection therewith and any termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event) and (ii) customary payments by the Issuer or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent Entity) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Issuer in good faith;
(12)    payment to any Permitted Holder of all out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in the Issuer and its Subsidiaries;
(13)    the Transactions and the payment of all costs and expenses (including all legal, accounting and other professional fees and expenses) related to the Transactions;

(14)    transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(1);
(15)    the existence of, or the performance by the Issuer or any Restricted Subsidiaries of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause (15) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respects;
(16)    (i) investments by Affiliates in securities of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Issuer or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities of the Issuer or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Issuer and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities;
(17)    payments by the Issuer (and any Parent Entity) and its Restricted Subsidiaries pursuant to any tax sharing agreements or other equity agreements in respect of “Related Taxes” among the Issuer (and any such Parent Entity) and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Issuer and its Subsidiaries;
(18)    transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary under Section 3.20; and
(19)    any Permitted Tax Restructuring.
SECTION 3.9.    Change of Control.
(a)    If a Change of Control occurs, unless the Issuers have previously or concurrently delivered a redemption notice with respect to all the outstanding Notes under Section 5.7, the Issuers shall make an offer to purchase all of the Notes pursuant to the offer described in this Section 3.9 (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest (including Additional Amounts, if any), if any, to but excluding the date of repurchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control and with the following information:
(1)    that a Change of Control Offer is being made pursuant to this Section 3.9, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;
(2)    the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered, except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described in clause (8) below (the “Change of Control Payment Date”);

(3)    that any Note not properly tendered will remain outstanding and continue to accrue interest;
(4)    that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, on the Change of Control Payment Date;
(5)    that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
(6)    that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;
(7)    that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;
(8)    if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and
(9)    the other instructions, as determined by the Issuers, consistent with this Section 3.9, that a Holder must follow.
The Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Amounts, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.
(b)    On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,
(1)    accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,
(2)    deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and
(3)    deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(c)    The Issuers will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption of all outstanding Notes has been given pursuant to this Indenture as described under Section 5.7, unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. Notwithstanding anything to the contrary in this Section 3.9, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
(d)    [Reserved].
(e)    The Issuers will comply, to the extent applicable, with the requirements of Canadian Securities Legislation and Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws, rules or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws, rules and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.
SECTION 3.10.    Reports.
(a)    Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, from and after the Issue Date, the Issuer will furnish to the Trustee, within 15 days after the time periods specified below:
(1)    within 90 days after the end of each fiscal year, all financial information that would be required to be contained in an annual report on Form 10‑K, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” and a report on the annual financial statements by the Issuer’s independent registered public accounting firm;
(2)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year, all financial information that would be required to be contained in a quarterly report on Form 10‑Q, or any successor or comparable form, file with the SEC; and
(3)    promptly after the occurrence of any of the following events, all current reports that would be required to be filed with the SEC on Form 8-K or any successor or comparable form (if the Issuer had been a reporting company under Section 15(d) of the Exchange Act); provided that the foregoing shall not obligate the Issuer to (i) make available any information otherwise required to be included on a Form 8-K regarding the occurrence of any such events if the Issuer determines in its good faith judgment that such event that would otherwise be required to be disclosed is not material to the Holders of the Notes or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries taken as a whole or (ii) make available copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K:
(a) the entry into or termination of material agreements;
(b) significant acquisitions or dispositions;
(c) the sale of equity securities;
(d) bankruptcy;

(e) cross-default under direct material financial obligations;
(f) a change in the Issuer’s certifying independent auditor;
(g) the appointment or departure of directors or executive officers;
(h) non-reliance on previously issued financial statements; and
(i) change of control transactions,
in each case, in a manner that complies in all material respects with the requirements specified in such form, except as described in this Section 3.10 and subject to exceptions consistent with the presentation of information in the Offering Memorandum; provided, however, that the Issuer shall not be required to (i) comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein, (ii) provide any information that is not otherwise similar to information currently included in the Offering Memorandum or (iii) provide the type of information contemplated by Rules 3-09, 3-10 or 3-16 of Regulation S-X, or in each case any successor provisions or any schedules required by Regulation S-X. In addition, notwithstanding the foregoing, the Issuer will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307, 308 or 402 of Regulation S-K. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.1 if Holders of at least 30% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or canceled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the U.S. Securities Act.
(b)    Substantially concurrently with the furnishing or making such information available to the Trustee pursuant to Section 3.10(a), the Issuer shall also post copies of such information required by Section 3.10(a) on a website (which may be nonpublic and may be maintained by the Issuer or a third party) to which access will be given to Holders, prospective investors in the Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the U.S. Securities Act or non-U.S. persons (as defined in Regulation S under the U.S. Securities Act) that certify their status as such to the reasonable satisfaction of the Issuer), and securities analysts and market making financial institutions that are reasonably satisfactory to the Issuer.
(c)    The Issuer will also hold quarterly conference calls for the Holders of the Notes to discuss financial information for the previous quarter (it being understood that such quarterly conference call may be the same conference call as with the Issuer’s (or as applicable, any of any Parent Entity’s) equity investors and analysts). The conference call will be following the last day of each fiscal quarter of the Issuer and not later than 10 Business Days from the time that the Issuer distributes the financial information as set forth in Section 3.10(a). No fewer than two days prior to the conference call, the Issuer will issue a press release announcing the time and date of such conference call and providing instructions for Holders, securities analysts and prospective investors to obtain access to such call.
(d)    Notwithstanding anything to the contrary set forth in this Section 3.10, the Issuer shall be deemed to have satisfied its obligations in this Section 3.10 with respect to financial information relating to the Issuer by furnishing financial information relating to any Parent Entity; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.
(e)    Notwithstanding anything to the contrary set forth in this Section 3.10, if the Issuer or any Parent Entity has furnished to the Holders of Notes and filed or furnished with the SEC the reports described in the preceding paragraphs of this Section 3.10 with respect to the Issuer or any Parent Entity, the Issuer shall be deemed to be in compliance with the provisions of this Section 3.10; provided that, if the financial information so furnished relates to any Parent Entity, the same is accompanied by consolidating information, that explains in reasonable detail (including selected quantitative metrics) the differences between the information relating to such Parent Entity or Parent Entities, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.
(f)     Delivery under this Section 3.10 of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
SECTION 3.11.    Maintenance of Office or Agency.
The Issuers will maintain an office or agency where the Notes will be payable and where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The corporate trust office of the Trustee, which initially shall be located at Wilmington Trust, National Association, 246 Goose Lane, Suite 105, Guilford, Connecticut 06437 USA, Attention: 1011778 B.C. Unlimited Liability Company and New Red Finance, Inc. Administrator, shall be such office or agency of the Issuers unless the Issuers shall designate and maintain some other office or agency for one or more of such purposes. The Issuers will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Trustee, and the Issuers hereby appoint the Trustee as its agent to receive all such presentations and surrenders.
The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency. The office of Trustee shall not be an office or agency of the Issuers for service of process on the Issuers, which office or agency is as set forth in Section 13.20.
SECTION 3.12.    Corporate Existence. Except as otherwise provided in this Article III, Article IV and Section 10.2(b) and subject to the ability of the Issuers or any Restricted Subsidiary to convert (or similar action) to another form of legal entity under the laws of the jurisdiction under which the Issuers or such Restricted Subsidiary then exists, and except in connection with the Transactions, the Issuers will do or cause to be done all things necessary to preserve and keep in full force and effect their corporate existence, as applicable, and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Issuer and each Restricted Subsidiary; provided, however, that neither the Issuer nor the Co-Issuer shall be required to preserve any such right, license or franchise or the corporate, partnership, limited liability company or other existence of any Restricted Subsidiary if the respective Board of Directors or, with respect to a Restricted Subsidiary that is not a Significant Subsidiary (or group of Restricted Subsidiaries that taken together would not be a Significant Subsidiary), senior management of the Issuer determines that the preservation thereof is no longer desirable in the conduct of the business of the Issuers and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders.

SECTION 3.13.    Payment of Taxes. The Issuers shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Issuers or any Subsidiary; provided, however, that the Issuers shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Issuers), are being maintained in accordance with GAAP or where the failure to effect such payment will not be disadvantageous in any material respect to the Holders.
SECTION 3.14.    [Reserved].
SECTION 3.15.    Compliance Certificate. The Issuers shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer an Officer’s Certificate, the signers of which shall be the Chief Executive Officer, Chief Financial Officer or the Treasurer of each Issuer, stating that in the course of the performance by the signer of his or her duties as an Officer of such Issuer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date. If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Issuers are taking or proposes to take with respect thereto.
SECTION 3.16.    Further Instruments and Acts. Upon request of the Trustee or as necessary to comply with future developments or requirements, the Issuers will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.
SECTION 3.17.    [Reserved].
SECTION 3.18.    Statement by Officers as to Default. The Issuers shall deliver to the Trustee, as soon as possible and in any event within 30 days after the Issuers becomes aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Issuers are taking or proposes to take with respect thereto.
SECTION 3.19.    Suspension of Certain Covenants.
(a)    Following the first day: (1) the Notes have achieved Investment Grade Status; and (2) no Default or Event of Default has occurred and is continuing under this Indenture, then, beginning on that day and continuing until the Reversion Date (as defined below), the Issuer and its Restricted Subsidiaries will not be subject to Sections 3.2, 3.3, 3.4, 3.5, 3.7, 3.8 and 4.1(a)(3) (collectively, the “Suspended Covenants”).
(b)    If at any time the Notes cease to have such Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default has occurred and is continuing under this Indenture (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”
(c)    On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.2(b)(4)(ii). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 3.3 will be made as though Section 3.3 had been in effect since the Issue Date and throughout the Suspension Period; provided, that, no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period, unless such designation would have complied with Section 3.3 as if Section 3.3 would have been in effect during such period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 3.3(a). During the Suspension Period, any future obligation to grant further Note Guarantees shall be suspended. All such further obligation to grant Note Guarantees shall be reinstated upon the Reversion Date. No Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuers or any of their Restricted Subsidiaries during the Suspension Period.
(d)    On and after each Reversion Date, the Issuer and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.
(e)    The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status.
SECTION 3.20.    Designation of Restricted and Unrestricted Subsidiaries.
(a)    The Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary (other than the Co-Issuer) if that designation would not cause a Default. If a Restricted Subsidiary (other than the Co-Issuer) is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 3.3 or under one or more clauses of the definition of Permitted Investment, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.
(b)    Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 3.3. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 3.2, the Issuer will be in default of Section 3.2.
(c)    The Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 3.2 calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any such designation by the Issuer shall be evidenced to the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions.
SECTION 3.21.    Amendment of Collateral Documents. The Issuers shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Collateral Documents in any way that would be adverse to the Holders of the Notes in any material respect, except under Articles IX and XII.
SECTION 3.22.    After-Acquired Property. From and after the Issue Date, upon the acquisition by the Issuer, the Co-Issuer or any Guarantor of any After-Acquired Property, the Issuer, the Co-Issuer or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements, certificates and opinions of counsel as shall be necessary to vest in the Collateral Agent a perfected security interest, subject only to

Permitted Liens, in such After-Acquired Property and to have such After-Acquired Property (but subject to certain limitations, if applicable, including under Article XII) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect; provided, however, that if granting such second priority security interest in such After-Acquired Property requires the consent of a third party, the Issuer shall use commercially reasonable efforts to obtain such consent with respect to the second priority interest for the benefit of the Trustee and the Collateral Agent on behalf of the Holders of the Notes; provided further, however, that if such third party does not consent to the granting of such second priority security interest after the use of such commercially reasonable efforts, the Issuer, the Co-Issuer or such Guarantor, as the case may be, shall not be required to provide such security interest.
SECTION 3.23.    [Reserved].
SECTION 3.24.    [Reserved].
SECTION 3.25.    [Reserved].
SECTION 3.26.    Limitations on Business Activities of Co-Issuer. The Co-Issuer may not own any material assets or other property, other than Indebtedness or other obligations owing to Co-Issuer by the Issuer and its Restricted Subsidiaries and Cash Equivalents, or engage in any trade or conduct any business other than treasury, cash management, hedging and cash pooling activities and activities incidental thereto. The Co-Issuer will not Incur any material liabilities or obligations other than its obligations pursuant to the Notes and pursuant to other Indebtedness permitted to be Incurred by the Issuer or any Guarantor and liabilities and obligations pursuant to business activities permitted by this Section 3.26. The Co-Issuer shall at all times be organized and existing under the laws of the United States of America, any state of the United States or the District of Columbia. The Co-Issuer shall be a Restricted Subsidiary of the Issuer at all times.
SECTION 3.27.    Additional Amounts.
(a)    All payments that the Issuers make under or with respect to the Notes and that any Guarantor makes under or with respect to any Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charges (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of Canada, the United States, or any other jurisdiction in which either Issuer or any Guarantor is incorporated, organized or otherwise resident or engaged in or carrying on business for tax purposes or from or through which either of the Issuers, any Guarantor or any of their paying agents makes any payment on the Notes or Guarantee, or by, in each case any political subdivision or taxing authority or agency thereof or therein (each, a “Relevant Taxing Jurisdiction”), unless withholding or deduction is then required by law. If either Issuer or any Guarantor or any other applicable withholding agent is required to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes or any Guarantee, such Issuer or such Guarantor, as the case may be, will pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder or beneficial owner of the Notes after such withholding or deduction (including any withholding or deduction attributable to the Additional Amounts) will be not less than the amount the Holder or beneficial owners would have received if such Taxes had not been required to be withheld or deducted.
(b)    Neither the Issuers nor any Guarantor will, however, pay Additional Amounts in respect or on account of:
(1)    any Taxes that would not have been imposed or levied but for a present or former connection (including, but not limited to, citizenship, nationality, residence, domicile, incorporation, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within such Relevant Taxing Jurisdiction) between such Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (other than any connection arising solely from the acquisition, ownership or disposition of the Notes, the receipt of payments under or with respect to the Notes or any Guarantee, or the exercise or enforcement of rights under or with respect to the Notes, this Indenture or any Guarantee);
(2)    any Taxes that are imposed or withheld by reason of the failure of the Holder or beneficial owner of Notes, following the Issuers’ written request addressed to the Holder (and made at a time that would enable the Holder or beneficial owner acting reasonably to comply with that request, and in all events at least 30 calendar days before the relevant date on which payment under or with respect to the Notes or any Guarantee is due and payable) to comply with any certification or identification requirements, whether required or imposed by statute, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction), but in each case only to the extent that the Holder or beneficial owner, as the case may be, is legally eligible to provide such certification;
(3)    any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;
(4)    any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes;
(5)    any Canadian Taxes paid or payable by reason of (i) the Holder, beneficial owner or other recipient of the amount not dealing at arm’s length with the Issuer or a Guarantor for the purposes of the Income Tax Act (Canada), or (ii) the Holder or beneficial owner being, or not dealing at arm’s length with, a “specified shareholder” of the Issuer for the purposes of subsection 18(5) of the Income Tax Act (Canada);
(6)    any Tax imposed on or with respect to any payment by the Issuers or a Guarantor to the Holder if such Holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had the beneficiary, partner or other beneficial owner directly held the Note;
(7)    any Tax that is imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of the Notes for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficial owner or Holder thereof would have been entitled to Additional Amounts had the Notes been presented for payment on any date during such 30 day period;
(8)    any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other European Council Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive;
(9)    any Tax that is imposed or levied on or with respect to a Note presented for payment on behalf of a Holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a member state of the European Union;
(10)    any Taxes imposed pursuant to Sections 1471 through 1474 of the Code as of the Issue Date (and any amended or successor version that is substantially comparable) any regulations or other official guidance thereunder or agreements (including any intergovernmental agreements or any laws, rules or practices implementing such intergovernmental agreements) entered into in connection therewith; or

(11)    any backup withholding pursuant to Section 3406 of the Code.
In addition, Additional Amounts will not be payable with respect to any Taxes that are imposed in respect of any combination of the above items.
(c)    The Issuers and each Guarantor, if they are applicable withholding agents (or are otherwise required to withhold amounts under applicable law), will (i) make such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law.
(d)    At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuers and any Guarantor will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), the Issuers will deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information (other than the identities of Holders and beneficial owners) necessary to enable the Trustee or Paying Agent, as the case may be, to pay such Additional Amounts to Holders and beneficial owners on the relevant payment date. The Trustee will make such payments in the same manner as any other payments on the Notes. The Issuers will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing payment of such Additional Amounts.
(e)    Upon request, the Issuers or the relevant Guarantor will take reasonable efforts to furnish to the Trustee or a Holder within a reasonable time certified copies of tax receipts or other evidence of the payment by the Issuers or such Guarantor, as the case may be, of any Taxes imposed or levied by a Relevant Taxing Jurisdiction.
(f)    The Issuers and each Guarantor will pay any present or future stamp, issue, registration, court documentation, excise or property taxes or other similar taxes, charges and duties, including interest, additions to tax and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of the receipt of any payment under or with respect to the Notes or any Guarantee, the execution, issue, delivery or registration of the Notes, any Guarantee or this Indenture or any other document or instrument referred to thereunder and any such taxes, charges, duties or similar levies imposed by any jurisdiction as a result of, or in connection with, the enforcement of the Notes, such Guarantee or this Indenture or any such other document or instrument following the occurrence of any Event of Default with respect to the Notes. Neither the Issuers nor any Guarantor will, however, pay such amounts that are imposed on or result from a sale or other transfer or disposition by a Holder or beneficial owner of a Note.
(g)    The preceding provisions will survive any termination, defeasance or discharge of this Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor person to the Issuers or any Guarantor is organized, incorporated or otherwise resident or engaged in or carrying on business for tax purposes and any political subdivision or taxing authority or agency thereof or therein.
ARTICLE IV

SUCCESSOR ISSUER; SUCCESSOR PERSON
SECTION 4.1.    Merger, Amalgamation and Consolidation.
(a)    The Issuer will not consolidate with or merge or amalgamate with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:
(1)    the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any state of the United States, the District of Columbia, Canada or any province or territory thereof and the Successor Company (if not the Issuer) will expressly assume all the obligations of the Issuer under the Notes and this Indenture and the

Collateral Documents and if such Successor Company is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;
(2)    immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;
(3)    immediately after giving effect to such transaction, either (i) the applicable Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 3.2(a) or (ii) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such transaction; and
(4)    the Issuer shall have delivered to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the applicable Successor Company (in each case, in form satisfactory to the Trustee and the Collateral Agent), provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of Section 4.1(a)(2) and (3).
(b)    For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer. Any reference to the merger, amalgamation or consolidation of the Issuer or any other entity, or the conveyance, transfer or lease of all or substantially all of the assets of the Issuer or any other entity, shall include any such transaction by way of a plan of arrangement and any arrangement having a similar effect.
(c)    The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Notes, this Indenture and the Collateral Documents but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under such Notes, this Indenture or the Collateral Documents.
(d)    [Reserved]
(e)    Notwithstanding Section 4.1(a)(2), (a)(3) and (a)(4) (which do not apply to transactions referred to in this sentence), (i) any Restricted Subsidiary of the Issuer may consolidate or otherwise combine with, merge or amalgamate with or into or transfer all or part of its properties and assets to the Issuer; provided that, if the Co-Issuer combines with, merges or amalgamates with or into the Issuer, the Issuer must be organized and existing under the laws of the United States of America, any state of the United States or the District of Columbia and (ii) any Restricted Subsidiary (other than the Co-Issuer) may consolidate or otherwise combine with, merge or amalgamate with or into or transfer all or part of its properties and assets to any other Restricted Subsidiary. Notwithstanding Section 4.1(a)(2) and (a)(3) (which do not apply to the transactions referred to in this sentence), the Issuer may consolidate or otherwise combine with or merge or amalgamate with or into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer, reincorporating the Issuer in another jurisdiction, or changing the legal form of the Issuer.
(f)    The foregoing provisions (other than the requirements of Section 4.1(a)(2)) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary of the Issuer or to the Combination.

(g)    No Guarantor may
(1)    consolidate with or merge or amalgamate with or into any Person, or
(2)    sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person, or
(3)    permit any Person to merge or amalgamate with or into the Guarantor, unless
(i)    the other Person is the Issuer or any Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction; or
(ii)    (A) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under its Guarantee of the Notes, this Indenture and the Collateral Documents; and
(B)    immediately after giving effect to the transaction, no Default has occurred and is continuing; or
(iii)    the transaction constitutes a sale or other disposition (including by way of consolidation, merger or amalgamation) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by this Indenture.
ARTICLE V

REDEMPTION OF SECURITIES
SECTION 5.1.    Notices and Opinions to Trustee.
(a)    If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 5.7 hereof, the Issuers must furnish to the Trustee, at least 30 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:
(1)    the clause of this Indenture pursuant to which the redemption shall occur;
(2)    the Redemption Date;
(3)    the principal amount of Notes to be redeemed;
(4)    the redemption price; and
(5)    in the case of any redemption pursuant to Section 5.7(d), that the Issuers are entitled to effect such redemption and a statement of facts showing that the conditions precedent to the right of the Issuers so to redeem have occurred (including that such obligation to pay such Additional Amounts cannot be avoided by the Issuers taking reasonable measures available to it).
Any optional redemption referenced in such Officer’s Certificate may be canceled by the Issuers at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.
(b)    In the case of any redemption pursuant to Section 5.7(d), in addition to the Officer’s Certificate described in Section 5.1(a), the Issuers must also deliver to the Trustee a written opinion of independent legal counsel of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction and reasonably satisfactory to the Trustee to the effect that the Issuers are or would be obligated to pay such Additional Amounts as a result of a Change in Tax Law.
The Trustee will accept, and shall be entitled to rely on, such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent to such redemption, without further inquiry, in which event it will be conclusive and binding on the Holders.
SECTION 5.2.    Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which such Notes are listed, as certified to the Trustee by the Issuers, and in compliance with the requirements of DTC, or if the Notes are not so listed or such exchange prescribes no method of selection and such Notes are not held through DTC or DTC prescribes no method of selection, on a pro rata basis, subject to adjustments so that no Note in an unauthorized denomination remains outstanding after such redemption; provided, however, that no Note of $2,000 in aggregate principal amount or less shall be redeemed in part.
SECTION 5.3.    Notice to Redemption.
(a)    At least 30 days but not more than 60 days before a Redemption Date, the Issuers will send or cause to be sent, by electronic delivery or by first class mail postage prepaid, a notice of redemption to each Holder (with a copy to the Trustee) whose Notes are to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of the DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI hereof; provided, however, that in the case of any redemption made pursuant to Section 5.7(d), no such notice of redemption will be given (i) earlier than 90 days prior to the earliest date on which the Issuers would be obliged to make such payment of Additional Amounts or withholding if a payment in respect of the Notes were then due and (ii) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.
(b)    The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:
(1)    the Redemption Date;
(2)    the redemption price;
(3)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;
(4)    the name and address of the Paying Agent;
(5)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(6)    that, unless the Issuers default in making such redemption payment, interest and Additional Amounts, if any, on Notes called for redemption ceases to accrue on and after the Redemption Date;
(7)    the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;
(8)    that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(9)    if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the Redemption Date or by the Redemption Date so delayed.
(c)    If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a global note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, unless the Issuers default in the payment of the redemption price, interest ceases to accrue on Notes or portions of them called for redemption.
(d)    At the Issuers’ request, the Trustee will give the notice of redemption in the Issuers’ name and at their expense; provided, however, that the Issuers’ have delivered to the Trustee, at least five Business Days (or such shorter period as may be agreed to by the Trustee) before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 5.3, an Officer’s Certificate requesting that the Trustee give such notice, which shall include a form of the notice setting forth the information provided in the preceding paragraphs of this Section 5.3.
SECTION 5.4.    Effect of Notice of Redemption. Once notice of redemption is sent in accordance with Section 5.3 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price. Notice of any redemption of the Notes in connection with a corporate transaction (including an Equity Offering (in the case of redemption pursuant to Section 5.7(b) hereof), an incurrence of Indebtedness or a Change of Control (in the case of purchase pursuant to Section 3.9 hereof)) may, at the Issuers’ discretion, be given prior to the completion thereof and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.
SECTION 5.5.    Deposit of Redemption or Purchase Price. Prior to 10:00 a.m. Eastern Time on the redemption or purchase date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Additional Amounts, if any, on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Additional Amounts, if any, on, all Notes to be redeemed or purchased.
If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest and Additional Amounts, if any, will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest up to, but excluding, the Redemption Date (as defined below) shall be paid on the Redemption Date to the Person in whose name such Note was registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuers. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1 hereof.
SECTION 5.6.    Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue and, upon receipt of an Issuer Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note will be in a principal amount of $2,000 or integral multiple of $1,000 in excess thereof.
SECTION 5.7.    Optional Redemption.
(a)    At any time prior to October 15, 2020, the Issuers may redeem the Notes in whole or in part, at their option, upon not less than 30 nor more than 60 days’ prior notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price equal to 100% of the principal amount of such Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest (including Additional Amounts, if any), if any, to but excluding the date of redemption (the “Redemption Date”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.
(b)    At any time and from time to time prior to October 15, 2020, the Issuers may redeem Notes with the Net Cash Proceeds received by the Issuer from any Equity Offering at a redemption price equal to 105.000% plus accrued and unpaid interest (including Additional Amounts, if any), if any, to, but excluding, the Redemption Date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including Additional Notes); provided that (1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and (2) not less than 50% of the original aggregate principal amount of the Notes issued under this Indenture remains outstanding immediately thereafter (excluding Notes held by the Issuer or any of its Restricted Subsidiaries). The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.6.
(c)    Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making a such tender offer in lieu of the Issuers, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.
(d)    The Issuers may, at their option, redeem the Notes, in whole but not in part, at any time upon not less than 30 days’ nor more than 60 days’ notice to the Holders (which notice shall be given in accordance with Section 5.3), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date fixed for redemption (a “Tax Redemption Date”), premium, if any, and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuer determines in good faith that the Issuers are, or on the next date on which any amount would be payable in respect of the Notes, would be obligated to pay Additional Amounts in respect of the Notes pursuant to the terms and conditions thereof, which the Issuers cannot avoid by the use of reasonable measures available to it (including, without limitation, making payment through a payment agent located in another jurisdiction), as a result of:
(1)    any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction affecting taxation which becomes effective on or after the Issue Date or, in the case of a Relevant Taxing Jurisdiction that did not become a Relevant Taxing

Jurisdiction until after the Issue Date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under this Indenture; or
(2)    any change in, or amendment to, the official application, administration, or interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction (including by virtue of a holding, judgment, or order by a court of competent jurisdiction or change in published practice or revenue guidance), on or after the Issue Date or, in the case of a Relevant Taxing Jurisdiction that did not become a Relevant Taxing Jurisdiction until after the Issue Date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under this Indenture (each of the foregoing clauses (1) and (2), a “Change in Tax Law”);
provided, however, the Issuers may not redeem the Notes under this paragraph (d) if the Change in Tax Law obliging the Issuers to pay Additional Amounts was (i) officially announced by the Relevant Taxing Jurisdiction’s tax authority or a court (including, for the avoidance of doubt, an announcement by or on behalf of the Minister of Finance (Canada) or any provincial or territorial counterpart) or (ii) validly enacted into law by the Relevant Taxing Jurisdiction, in each case, prior to the Issue Date or, in the case of a Relevant Taxing Jurisdiction that did not become a Relevant Taxing Jurisdiction until after the Issue Date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under this Indenture.

This paragraph (d) shall apply mutatis mutandis to any successor Person, after such successor Person becomes a party to this Indenture, with respect to a Change in Tax Law occurring after the time such successor Person becomes a party to this Indenture.
(e)    Except pursuant to paragraphs (a), (b), (c) and (d) of this Section 5.7, the Notes will not be redeemable at the Issuers’ option prior to October 15, 2020.
(f)    At any time and from time to time on or after October 15, 2020, the Issuers may redeem the Notes in whole or in part, at their option, upon not less than 30 nor more than 60 days’ notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable Redemption Date, if redeemed during the twelve-month period beginning on October 15 of the year indicated below:

Year	Percentage
2020	102.500%
2021	101.250%
2022 and thereafter	100.000%

(g)    Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.
(h)    Any redemption pursuant to this Section 5.7 shall be made pursuant to the provisions of Sections 5.1 through 5.6.
SECTION 5.8.    Mandatory Redemption. The Issuers are not required to make mandatory redemption payments or sinking fund payments with respect to the Notes; provided however, that under certain circumstances, the Issuers may be required to offer to purchase Notes under Section 3.5 and Section 3.9. The Issuers may at any time and from time to time purchase Notes in the open market or otherwise.
ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1.    Events of Default.
(a)    Each of the following is an “Event of Default”:
(1)    default in any payment of interest or Additional Amounts, if any, on any Note when due and payable, continued for 30 days;
(2)    default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;
(3)    failure to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 30% in principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture or the Collateral Documents;
(4)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary) (or the payment of which is Guaranteed by the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary)) other than Indebtedness owed to the Issuer or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:
(A)    is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or
(B)    results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”);
and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $100.0 million or more;
(5)    The Issuer, the Co-Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary;
(A)    commences a voluntary bankruptcy or insolvency case or proceeding under any Bankruptcy Law;
(B)    consents to the entry of an order for relief against it in an involuntary bankruptcy or insolvency case or proceeding under any Bankruptcy Law;
(C)    consents to the appointment of a Custodian of it or for substantially all of its property;
(D)    makes a general assignment for the benefit of its creditors pursuant to any Bankruptcy Law;
(E)    consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(F)    takes any comparable action under any foreign laws relating to insolvency;
(6)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A)    is for relief against the Issuer, the Co-Issuer or a Significant Subsidiary, or group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary, in an involuntary bankruptcy or insolvency case or proceeding;
(B)    appoints a Custodian of the Issuer, the Co-Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, for substantially all of the property of the Issuer, the Co-Issuer or such Significant Subsidiary or such group of Restricted Subsidiaries, as applicable;
(C)    orders the winding up or liquidation of the Issuer, the Co-Issuer or a Significant Subsidiary, or group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or
(D)    any similar relief is granted under any foreign laws;
and the order, decree or relief remains unstayed and in effect for 60 consecutive days;
(7)    failure by the Issuer, the Co-Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary), to pay final judgments aggregating in excess of $100.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
(8)    any Guarantee of the Notes ceases to be in full force and effect, other than (A) in accordance with the terms of this Indenture, (B) a Guarantor denies or disaffirms its obligations under its Guarantee of the Notes, other than in accordance with the terms thereof or upon release of such Note Guarantee in accordance with this Indenture or (C) in connection with any bankruptcy or insolvency proceeding in respect of a Guarantor, so long as the aggregate assets of such Guarantor and any other Guarantor whose Note Guarantee ceased or ceases to be in full force as a result of any bankruptcy or insolvency proceeding are less than $100.0 million;
(9)    unless such Liens have been released in accordance with the provisions of the Collateral Documents, the Notes Liens with respect to all or substantially all of the Collateral cease to be valid or enforceable, or the Issuer or the Co-Issuer shall assert or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Guarantor, the Issuer fails to cause such Guarantor to rescind such assertions within 30 days after the Issuer has actual knowledge of such assertions; or
(10)    the failure by the Issuer, the Co-Issuer or any Guarantor to comply for 60 days after notice with its other agreements contained in the Collateral Documents except for a failure that would not be material to the Holders of the Notes and would not materially affect the value of the Collateral taken as a whole.

(b)    Notwithstanding the foregoing, a default under Section 6.1(a)(3), (4), (7) or (10) will not constitute an Event of Default until the Trustee or the Holders of 30% in principal amount of the outstanding Notes notify the Issuer of the default and, with respect to Section 6.1(a)(3), (7) and (10) the Issuer does not cure such default within the time specified in Section 6.1(a)(3), (7) and (10), as applicable, after receipt of such notice.
SECTION 6.2.    Acceleration.
(a)    If an Event of Default (other than an Event of Default described in Sections 6.1(a)(5) and (a)(6) with respect to the Issuer or the Co-Issuer) occurs and is continuing, the Trustee by notice to the Issuers or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Issuer and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, including Additional Amounts, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest, including Additional Amounts, if any, will be due and payable immediately.
In the event of any Event of Default specified in Section 6.1(a)(4), such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:
(1)    (x) the Indebtedness that gave rise to such Event of Default shall have been discharged in full; or
(y)    the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or
(z)    if the default that is the basis for such Event of Default has been remediated or cured; and
(2)    (a) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and
(b)    all existing Events of Default, except nonpayment of principal, premium or interest, including Additional Amounts, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.
(b)    If an Event of Default described in Sections 6.1(a)(5) and (a)(6) with respect to the Issuer or the Co-Issuer occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, including Additional Amounts, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.
(c)    (i) If a Default for a failure to report or failure to deliver a required certificate in connection with another Default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for failure to report or failure to deliver a required certificate in connection with another Default that resulted solely because of that Initial Default shall also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed under Section 3.10, or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by Section 3.10 or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified herein.
SECTION 6.3.    Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest, including Additional Amounts, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.
SECTION 6.4.    Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of or interest (including Additional Amounts, if any) on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest, including Additional Amounts, if any, that has become due solely because of the acceleration, (3) to the extent the payment of such interest, including Additional Amounts, if any, is lawful, interest on overdue installments of interest, premium, if any, and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) the Issuers have paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (4) of Section 6.1, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.
SECTION 6.5.    Control by Majority. Subject to the terms of the Collateral Documents, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any actions are unduly prejudicial to such Holders) or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee and the Collateral Agent shall be entitled to indemnification satisfactory to each of them against all losses and expenses that may be caused by taking or not taking such action.
SECTION 6.6.    Limitation on Suits. Subject to Section 6.7, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:
(1)    such Holder has previously given the Trustee written notice that an Event of Default is continuing;
(2)    Holders of at least 30% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;
(3)    such Holders have offered in writing the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;
(4)    the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and
(5)    the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).
SECTION 6.7.    Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the right of any Holder to institute suit for the enforcement of payment of principal of or interest, including Additional Amounts, if any, on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, shall not be impaired without the consent of such Holder; provided that for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of Articles III and IV and Sections 6.1(a)(3), (4), (8) and (9) and the related definitions shall be deemed not to impair the right of any Holder to institute suit for the enforcement of payment of principal of or interest, including Additional Amounts, if any on the Notes held by such Holder.
SECTION 6.8.    Collection Suit by Trustee. If an Event of Default specified in Section 6.1(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount then due and owing (together with interest on any unpaid interest and Additional Amounts, if any, to the extent lawful) and the amounts provided for in Section 7.7.
SECTION 6.9.    Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.
No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, compromise, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
SECTION 6.10.    Priorities.
(a)    Subject to Section 12.14 and the provisions of the Intercreditor Agreements and the Collateral Documents, if the Trustee collects any money or property pursuant to this Article VI it shall pay out the money or property in the following order:
FIRST: to the Trustee for amounts due to it under Section 7.7;
SECOND: to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest (including Additional Amounts, if any), respectively; and
THIRD: to the Issuers, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.
(b)    The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuers shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuers, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.
SECTION 6.12.    Reporting Defaults. Notwithstanding any other provision of this Indenture, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations under Section 3.10, will for the 365 days after the occurrence of such Event of Default consist exclusively of the right to receive, to the extent permitted by applicable law, additional interest on the principal amount of the Notes at a rate equal to 0.50% per annum. This additional interest, if any, will be payable in the same manner and subject to the same terms as other interest payable under this Indenture. This additional interest, if any, will accrue on all outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with the reporting obligations under Section 3.10 first occurs to, but excluding, the 365th day thereafter (or such earlier date on which the Event of Default relating to such reporting obligations is cured or waived). If the Event of Default resulting from such failure to comply with the reporting obligations is continuing on such 365th day, such additional interest will cease to accrue and the Notes will be subject to the other remedies provided under this Article VI.
ARTICLE VII

TRUSTEE
SECTION 7.1.    Duties of Trustee.
(a)    If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)    Except during the continuance of an Event of Default:
(1)    the Trustee undertakes to perform such duties and only such duties as are specifically set forth as duties of the Trustee in this Indenture, the Notes, the Collateral Documents or the Intercreditor Agreements and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(2)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c)    The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:
(1)    this paragraph does not limit the effect of paragraph (b) of this Section 7.1;
(2)    the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(3)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and
(4)    No provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(d)    Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.1.
(e)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.
(f)    Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
(g)    Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.
SECTION 7.2.    Rights of Trustee. Subject to Section 7.1:
(a)    The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Issuer as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuers.
(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.
(c)    The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.
(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.
(e)    The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in reliance on the advice or opinion of such counsel.
(f)    The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or of any such Significant Subsidiary is received by the Trustee at the corporate trust office of the Trustee specified in Section 3.11, and such notice references the Notes and this Indenture.

(g)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder, including the Collateral Agent.
(h)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the losses, liabilities and expenses which may be incurred therein or thereby.
(i)    The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Trust Officer of the Trustee.
(j)    Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.
(k)    The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuer and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
(l)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
(m)    The Trustee may request that the Issuers deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.
(n)    In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.
(o)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by one Officer of the Issuers.
SECTION 7.3.    Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, the Guarantors or their respective Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11. In addition, the Trustee shall be permitted to engage in transactions with the Issuers; provided, however, that if the Trustee acquires any conflicting interest under the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.
SECTION 7.4.    Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, shall not be accountable for the Issuers’ use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuers pursuant to the terms of this

Indenture and shall not be responsible for any statement of the Issuers in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.
SECTION 7.5.    Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 60 days after it is actually known to a Trust Officer. Except in the case of a Default or Event of Default in payment of principal of, or premium, if any, or interest (including Additional Amounts, if any) on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of Holders.
SECTION 7.6.    Reports by Trustee to Holders. Within 60 days after each August 15 beginning August 15, 2018, the Trustee shall mail to each Holder a brief report dated as of such August 15 that complies with TIA Section 313(a) if and to the extent required thereby. The Trustee also shall comply with TIA Section 313(c).
SECTION 7.7.    Compensation and Indemnity. The Issuers shall pay to the Trustee from time to time compensation for its services hereunder and under the Notes as the Issuers and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee. The Issuers shall indemnify the Trustee, its officers, directors, employees and agents against any and all fees, loss, liability, damages, claims or expense, including taxes (other than taxes based upon the income of the Trustee) (including reasonable attorneys’ and agents’ fees and expenses) incurred by it without willful misconduct or gross negligence, as determined by a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, including the fees, costs and expenses of enforcing this Indenture (including this Section 7.7) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Issuers or otherwise). The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder. The Issuers shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuers’ expense in the defense. The Trustee may have separate counsel and the Issuers shall pay the fees and expenses of such counsel; provided that the Issuers shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Issuers and the Trustee in connection with such defense; provided further that, the Issuers shall be required to pay the reasonable fees and expenses of such counsel in evaluating such conflict.
To secure the Issuers’ payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s respective right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Issuers.
The Issuers’ payment obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture and the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of a Default specified in Section 6.1(a)(5) or (6), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
SECTION 7.8.    Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuers in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuers’ written consent, which consent will not be unreasonably withheld. The Issuers shall remove the Trustee if:

(1)    the Trustee fails to comply with Section 7.10 hereof;
(2)    the Trustee is adjudged bankrupt or insolvent;
(3)    a receiver or other public officer takes charge of the Trustee or its property; or
(4)    the Trustee otherwise becomes incapable of acting.
If the Trustee resigns or is removed by the Issuers or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Issuers, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.7.
If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Issuers’ expense, any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA Section 310(b), any Holder, who has been a bona fide Holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuers’ obligations under Section 7.7 shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.
SECTION 7.9.    Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.
In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.
SECTION 7.10.    Eligibility; Disqualification. This Indenture shall always have a Trustee that satisfies the requirements of TIA Section 310(a)(1), (2) and (5) in every respect. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuers are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

SECTION 7.11.    Preferential Collection of Claims Against the Issuers. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated.
SECTION 7.12.    Trustee’s Application for Instruction from the Issuers. Any application by the Trustee for written instructions from the Issuers may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer of the Issuers actually receive such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.
SECTION 7.13.    Collateral Documents; Intercreditor Agreements. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and Collateral Agent, as the case may be, to execute and deliver the Intercreditor Agreements and any other Collateral Documents in which the Trustee or the Collateral Agent, as applicable, is named as a party, including any Collateral Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Intercreditor Agreements or any other Collateral Documents, the Trustee and the Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).
ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE
SECTION 8.1.    Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Issuers may, at their option and at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth in this Article VIII.
SECTION 8.2.    Legal Defeasance and Discharge. Upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth in Section 8.4 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under such Notes, the Note Guarantees, this Indenture and the Collateral Documents (and the Trustee, on written demand of and at the expense of the Issuers, shall execute such instruments reasonably requested by the Issuers acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:
(1)    the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest (including Additional Amounts, if any) on the Notes when such payments are due solely out of the trust referred to in Section 8.4 hereof;
(2)    the Issuers’ obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.11 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;
(3)    the rights, powers, trusts, duties and immunities of the Trustee and the Issuers’ or Guarantors’ obligations in connection therewith; and
(4)    this Article VIII with respect to provisions relating to Legal Defeasance.
Subject to compliance with this Section 8.2, the Issuers may exercise their option under this Section 8.2 notwithstanding the prior exercise of their option under Section 8.3 hereof.
SECTION 8.3.    Covenant Defeasance. Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Section 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.19, 3.20, 3.21, 3.22, 3.26 and Section 4.1 (except Section 4.1(a)(1) and (2)) hereof with respect to the outstanding Notes on and after the date of the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuers and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified in this Section 8.3, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(a)(3) (solely with respect to the defeased covenants listed above), 6.1(a)(4), 6.1(a)(5) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), 6.1(a)(6) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), 6.1(a)(7), 6.1(a)(8) and 6.1(a)(10) hereof shall not constitute Events of Default.
SECTION 8.4.    Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:
(1)    the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in Dollars or U.S. Government Obligations or a combination thereof in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and interest (including Additional Amounts, if any) due on the Notes issued under this Indenture on the stated maturity date or on the applicable Redemption Date, as the case may be, and the Issuers must specify whether such Notes are being defeased to maturity or to a particular Redemption Date;
(2)    in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee:
i.an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions, stating that (i) the Issuers has received from, or there has been published by, the United States Internal Revenue Service a ruling or (ii) since the issuance of such Notes, there has been a change in the applicable U.S. federal income tax law, and in either case of clause (i) or (ii) stating that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes, in their capacity as Holders of the Notes, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S.

federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; and
ii.(i) an Opinion of Counsel in Canada, subject to customary assumptions and exceptions, to the effect that, based upon Canadian law then in effect, the Holders of the Notes, in their capacity as Holders of the Notes, will not recognize income, gain or loss for Canadian federal, provincial or territorial or other tax purposes, as a result of such Legal Defeasance and will be subject to Canadian taxes on the same amounts and in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred or (ii) an advance tax ruling directed to the Trustee received from the Canada Revenue Agency to the same effect as the Opinion of Counsel described in clause (i) above;
(3)    in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee:
a.an Opinion of Counsel in the United States stating that, subject to customary assumptions and exclusions, the Holders of the Notes, in their capacity as Holders of the Notes, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and
b.(i) an Opinion of Counsel in Canada, subject to customary assumptions and exceptions, to the effect that, based upon Canadian law then in effect, the Holders of the Notes, in their capacity as Holders of the Notes, will not recognize income, gain or loss for Canadian federal, provincial or territorial or other tax purposes, as a result of such Covenant Defeasance and will be subject to Canadian taxes on the same amounts and in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred or (ii) an advance tax ruling directed to the Trustee received from the Canada Revenue Agency to the same effect as the Opinion of Counsel described in clause (i) above;
(4)    no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;
(5)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Issuer, the Co-Issuer or any Guarantor is a party or by which the Issuer, the Co-Issuer or any Guarantor is bound;
(6)    the Issuers shall have delivered to the Trustee an Opinion of Counsel stating that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Sections 546 and 547 of Title 11 of the United States Code, as amended;
(7)    the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuers; and
(8)    the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.5.    Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agents) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest (including Additional Amounts, if any), but such money need not be segregated from other funds except to the extent required by law.
The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any money or U.S. Government Obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
SECTION 8.6.    Repayment to the Issuers. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium or interest (including Additional Amounts, if any) on, any Note and remaining unclaimed for two years after such principal, premium or interest (including Additional Amounts, if any) has become due and payable shall be paid to the Issuers on their written request unless an abandoned property law designates another Person or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustees thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Issuers cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.
SECTION 8.7.    Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Dollars or U.S. Government Obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium or interest (including Additional Amounts, if any) on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE IX

AMENDMENTS
SECTION 9.1.    Without Consent of Holders. Notwithstanding Section 9.2 of this Indenture, the Issuers, any Guarantor (with respect to its Note Guarantee or this Indenture), as applicable, the Trustee and the Collateral Agent may amend, supplement or modify this Indenture and any other Notes Documents and the Issuer may direct the Trustee or Collateral Agent to, and the Trustee or Collateral Agent shall, enter into an amendment to any Intercreditor Agreement, without the consent of any Holder, to:
(1)    cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to any provision under the heading “Description of notes,” in the Offering Memorandum or reduce the minimum denomination of the Notes;
(2)    provide for the assumption by a successor Person of the obligations of the Issuers or any Guarantor under any Notes Document;
(3)    provide for uncertificated Notes in addition to or in place of certificated Notes;
(4)    add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Restricted Subsidiary;
(5)    make any change that does not adversely affect the rights of any Holder in any material respect;
(6)    at the Issuers’ election, comply with any requirement of (i) the SEC in connection with the qualification of this Indenture under the TIA, if such qualification is required or (ii) trust indenture legislation under the federal laws of Canada or any province or territory therein, to the extent such legislation is applicable;
(7)    make such provisions as necessary (as determined in good faith by the Issuer) for the issuance of Additional Notes;
(8)    provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Section 3.2, to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under any Notes Document;
(9)    evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or Collateral Agent pursuant to the requirements hereof or to provide for the accession by the Trustee or Collateral Agent to any Notes Document;
(10)    make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the U.S. Securities Act, Canadian Securities Legislation or any other applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect;
(11)    mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for its benefit and the benefit of the Trustee, the Holders of the Notes and the holders of any other Second Priority Obligations, as additional security for the payment and performance of all or any portion of the Second Priority Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to any Notes Document or otherwise;
(12)    provide for the release of Collateral from the Lien pursuant to the Notes Documents when permitted or required by any Notes Document; or

(13)    secure (i) any Future First Lien Indebtedness, Future Second Lien Indebtedness, Junior Priority Indebtedness, First Priority Obligations or Second Priority Obligations to the extent permitted under the Notes Documents or (ii) any Existing THI Notes or any guarantees thereof to the extent required by the indenture governing such Existing THI Notes.
Subject to Section 9.2, upon the request of the Issuers, or amendment or supplement to the Notes Documents, the Intercreditor Agreements or any other Collateral Documents, and upon receipt by the Trustee and the Collateral Agent, as applicable, of the documents described in Sections 9.6 and 13.4 hereof, the Trustee and the Collateral Agent, if applicable, will join with the Issuers and the Guarantors, if applicable, in the execution of any amended or supplemental indenture or amendment or supplement to the Notes Documents, the Intercreditor Agreements or any other Collateral Documents unless such amended or supplemental indenture affects the Trustee’s or Collateral Agent’s own rights, duties or immunities under this Indenture, the Notes Documents, the Intercreditor Agreements or any other Collateral Document or otherwise, in which case the Trustee and Collateral Agent, if applicable, may in their discretion, but will not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to the Notes Documents, the Intercreditor Agreements or any other Collateral Documents.
After an amendment or supplement under this Section 9.1 becomes effective, the Issuers shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.1.
SECTION 9.2.    With Consent of Holders.
(a)    Except as provided in this Section 9.2, the Issuers, the Guarantors, the Trustee and the Collateral Agent may amend or supplement the Notes Documents with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and issued under this Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Sections 6.4 and 6.7 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest (including Additional Amounts, if any) on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Notes Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes issued under this Indenture (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes). Section 2.12 hereof and Section 13.5 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.
Upon the request of the Issuers, and upon the filing with the Trustee and Collateral Agent, as applicable, of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and Collateral Agent of the documents described in Sections 9.6 and 13.4 hereof, the Trustee and Collateral Agent, if applicable, will join with the Issuers and the Guarantors, if applicable, in the execution of any amended or supplemental indenture or amendment or supplement to the Notes Documents, Intercreditor Agreements or any other Collateral Documents unless such amended or supplemental indenture or amendment or supplement to the Notes Documents, Intercreditor Agreements or any other Collateral Documents affects the Trustee’s or Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and Collateral Agent, if applicable, may in their discretion, but will not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to the Notes Documents, Intercreditor Agreements or any other Collateral Documents.
(b)    Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a nonconsenting Holder:
(1)    reduce the principal amount of such Notes whose Holders must consent to an amendment;
(2)    reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Sections 3.5 and 3.9);

(3)    reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Change of Control and Asset Dispositions);
(4)    reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 5.7;
(5)    make any such Note payable in currency other than that stated in such Note;
(6)    impair the right of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor;
(7)    waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);
(8)    make any change in the provisions in the Intercreditor Agreements or this Indenture dealing with the application of proceeds of Collateral that would adversely affect the Holders of the Notes in any material respect; or
(9)    make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.2.
In addition, without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of this Indenture and the Collateral Documents with respect to the Notes.
It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.
After an amendment or supplement under this Section 9.2 becomes effective, the Issuers shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement.
SECTION 9.3.    [Reserved]
SECTION 9.4.    Revocation and Effect of Consents and Waivers. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section 9.4 or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.
SECTION 9.5.    Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.
SECTION 9.6.    Trustee to Sign Amendments. The Trustee and Collateral Agent shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and Collateral Agent. In executing any amended or supplemental indenture, the Trustee shall receive and (subject to Sections 7.1 and 7.2 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.4 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and is valid, binding and enforceable against the Issuers or any Guarantor, as the case may be, in accordance with its terms.
ARTICLE X

GUARANTEE
SECTION 10.1.    Guarantee. Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees (the “Note Guarantees”), as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, the Trustee and the Collateral Agent the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest (including Additional Amounts, if any) on the Notes, fees, expenses, indemnities and all other Obligations and liabilities of the Issuers under this Indenture (including without limitation interest (including Additional Amounts, if any) accruing after the filing of any petition or application in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to either Issuer or any Guarantor whether or not a claim for post‑filing or post‑petition interest is allowed in such proceeding and the obligations under Section 7.7) (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Note Guarantees will rank senior in right of payment to such other Indebtedness.
To evidence its Note Guarantee set forth in this Section 10.1, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.
Each Guarantor hereby agrees that its Note Guarantee set forth in this Section 10.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.
If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.
Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.
Each Guarantor waives presentation to, demand of payment from and protest to the Issuers of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Note Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.
Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuers or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuers; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.
Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 10.2, Article VIII or Article XI. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest (including Additional Amounts, if any) on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy, insolvency or reorganization of either Issuer or otherwise.
In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest (including Additional Amounts, if any) on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition or application in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to either Issuer or any Guarantor whether or not a claim for post‑filing or post‑petition interest is allowed in such proceeding).
Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.
Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Collateral Agent, Trustee or the Holders in enforcing any rights under this Section 10.1.
SECTION 10.2.    Limitation on Liability; Termination, Release and Discharge.
(a)    Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, not render the obligations of such Guarantor under its Note Guarantee subject to avoidance under applicable law as a fraudulent conveyance, fraudulent transfer or unjust preference, including under federal, foreign, state or provincial law and otherwise being void or voidable under any similar laws affecting the rights of creditors generally.
(b)    Any Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged upon:
(1)    a sale or other disposition (including by way of consolidation, merger or amalgamation) of the Capital Stock of such Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor to any Person other than to the Issuer or a Restricted Subsidiary) and as otherwise permitted by this Indenture;
(2)    the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;
(3)    defeasance or discharge of the Notes, as provided in Articles VIII or XI;
(4)    to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the guarantee referred to in such clause;
(5)    such Guarantor being released from all of (i) its obligations under all of its Guarantees of payment by the Issuers of any Indebtedness of the Issuers under the Credit Agreement or (ii) in the case of a Note Guarantee made by a Guarantor (each, an “Other Guarantee”) as a result of its guarantee of other Indebtedness of the Issuers or a Guarantor pursuant to Section 3.7, the relevant Indebtedness, except in the case of (i) or (ii), a release as a result of the repayment in full of the Indebtedness specified in clause (i) or (ii) (it being understood that a release subject to a contingent reinstatement is still considered a release, and if any such Indebtedness of such Guarantor under the Credit Agreement or any Other Guarantee is so reinstated, such Note Guarantee shall also be reinstated); or
(6)    upon the achievement of Investment Grade Status by the Notes; provided that such Note Guarantee shall be reinstated upon the Reversion Date.
SECTION 10.3.    Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuers or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.
SECTION 10.4.    No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuers or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuers or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuers on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.
ARTICLE XI

SATISFACTION AND DISCHARGE
SECTION 11.1.    Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:
(a)    either:
(1)    all Notes that have been authenticated and delivered except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or
(2)    all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise or (ii) will become due and payable within one year at their Stated Maturity or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers;
(b)    the Issuers have deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in Dollars or U.S. Government Obligations, or a combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest (including Additional Amounts, if any) to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be;
(c)    no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to this Indenture or the Notes issued hereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which Issuer, the Co-Issuer or any Guarantor is a party or by which the Issuer, the Co-Issuer or any Guarantor is bound;
(d)    the Issuers have paid or caused to be paid all other sums payable under this Indenture;
(e)    the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such notes issued hereunder at maturity or the Redemption Date, as the case may be; and
(f)    the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Article XI relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with clauses (a), (b) and (c)).
Notwithstanding the satisfaction and discharge of this Indenture, the indemnification rights of the Trustee and the Collateral Agent and the Issuers’ obligations with respect thereto and, if money has been deposited with the Trustee pursuant to clause (b) of this Section 11.1, the provisions of Sections 11.2 and 8.6 hereof, will survive.
SECTION 11.2.    Application of Trust Money. Subject to the provisions of Section 8.6 hereof, all money deposited with the Trustee pursuant to Section 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent for itself and the Co-Issuer) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest (including Additional Amounts, if any) for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1 hereof; provided that if the Issuers have made any payment of principal of, premium, if any, or interest (including Additional Amounts, if any) on, any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE XII

COLLATERAL
SECTION 12.1.    Collateral Documents. The due and punctual payment of the principal of, premium and interest (including Additional Amounts, if any) on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Issuers and the Guarantors to the Holders or the Trustee under this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the Intercreditor Agreements. The Trustee and the Issuers hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Holders and the Trustee and pursuant to the terms of the Collateral Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the Collateral Agent and the Trustee to enter into (including by way of joinder or accession and by way of appointing the Existing Second Lien Notes Collateral Agent to serve as representative of the Collateral Agent) the Collateral Documents and the Intercreditor Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuers shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.1, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuer shall, and shall cause the Subsidiaries of the Issuer to, take any and all actions and make all filings (including the filing of UCC or PPSA financing statements, continuation statements and amendments thereto (or analogous procedures under the applicable laws in the relevant Covered Jurisdiction)) required to cause the Collateral Documents to create and maintain, as security for the Obligations of the Issuers and the Guarantors to the Notes Secured Parties under this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements and the Collateral Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreements and the Collateral Documents), in favor of the Collateral Agent for the benefit of the Holders and the Trustee subject to no Liens other than Permitted Liens. The Issuer shall, and shall cause the Subsidiaries of the Issuer to, take any and all actions and make all filings (including the filing of UCC or PPSA financing statements, continuation statements and amendments thereto (or analogous procedures under the applicable laws in the relevant Covered Jurisdiction)) required to create and maintain, as security for the Obligations of the THI Notes Issuer under the Existing THI Notes and the THI Notes Guarantors and under the Existing THI Notes, a valid and enforceable perfected Lien and security interest in and on all of the Shared Collateral (subject to the terms of the applicable Intercreditor Agreement and any security agreements, hypothecs, intellectual property security agreements, mortgages, collateral assignments, security agreement supplements, pledge agreements, bonds or any similar agreements, guarantees and each of the other agreements, instruments or documents that creates or purports to create a Lien or guarantee in favor of the THI Notes Trustee for its benefit and the benefit of the holders of the Existing THI Notes, in all or any portion of the Shared Collateral).
SECTION 12.2.    [Reserved].
SECTION 12.3.    Release of Collateral.
(a)    Subject to Sections 12.3(b) and (c) hereof, the Liens securing the Notes will be automatically released, and the Trustee (subject to its receipt of an Officer’s Certificate and Opinion of Counsel as provided below) shall execute documents evidencing such release, or instruct the Collateral Agent to execute, as applicable, the same at the Issuers’ sole cost and expense, under one or more of the following circumstances:
(i)    in whole upon:
(A)    payment in full of the principal of, together with accrued and unpaid interest (including Additional Amounts, if any) on, the Notes and all other Obligations under this Indenture, the Note Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;
(B)    satisfaction and discharge of this Indenture as set forth under Article XI; or
(C)    a Legal Defeasance or Covenant Defeasance of this Indenture as set forth under Article VIII;
(ii)    in whole or in part, with the consent of Holders of the Notes in accordance with Article IX of this Indenture;
(iii)    in part, as to any asset constituting Collateral:

(A)	that is sold or otherwise disposed of:
(I)by an Issuer or any Guarantor to any Person that is not an Issuer or a Guarantor organized in the same jurisdiction in a transaction not prohibited by this Indenture at the time of such transfer or disposition, including, without limitation, as a result of a transaction of the type permitted under Section 3.5 (provided that in the event of a transfer of assets from an Issuer or any Guarantor to another Issuer or Guarantor organized in a different jurisdiction, the Trustee shall release, or instruct the Collateral Agent to release, such Lien if such transferee Issuer or Guarantor takes all actions reasonably necessary to grant a Lien in such transferred assets to the Collateral Agent (to the extent required by this Indenture and the Collateral Documents)),
(II)if all other Liens on that asset securing the First Priority Obligations then secured by that asset are released, or
(III)in connection with the taking of an enforcement action by the First Priority Designated Agent in respect of the First Priority Obligations in accordance with the First Priority/Second Priority Intercreditor Agreement,
(B)that is owned or at any time acquired by a Guarantor that has been released from its Note Guarantee, concurrently with the release of such Note Guarantee,

(C)that becomes Excluded Property, or
(D)    that is otherwise released in accordance with this Indenture, the Collateral Documents and the First Priority/Second Priority Intercreditor Agreement;
provided that on the date of Discharge of Senior Lender Claims, the Second Priority Liens on the Collateral will not be released, except to the extent that such Collateral or any portion thereof was disposed of in compliance with the terms of the First Priority/Second Priority Intercreditor Agreement in order to repay First Priority Obligations secured by such Collateral; provided further that, in no event shall the Second Priority Liens on the Collateral have priority over any First Priority Liens, whether arising prior to or after the date of incurrence of such First Priority Liens.
(b)    With respect to any release of Collateral, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the Collateral Documents and the First Priority/Second Priority Intercreditor Agreement, as applicable, to such release have been met and that it is proper for the Trustee or Collateral Agent to execute and deliver the documents requested by the Issuers in connection with such release, and any necessary or proper instruments of termination, satisfaction, discharge or release prepared by the Issuers, the Trustee shall, or shall cause the Collateral Agent to, execute, deliver or acknowledge (at the Issuers’ expense) such instruments or releases to evidence the release and discharge of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents or the First Priority/Second Priority Intercreditor Agreement. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Collateral Document or in the First Priority/Second Priority Intercreditor Agreement to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.
(c)    At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of this Indenture or the Collateral Documents shall be effective as against the Holders, except as otherwise provided in the Intercreditor Agreements.
SECTION 12.4.    Suits to Protect the Collateral. Subject to the provisions of Article VII hereof and the Collateral Documents and the Intercreditor Agreements, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Collateral Agent to take all actions it determines in order to:
(a)    enforce any of the terms of the Collateral Documents; and
(b)    collect and receive any and all amounts payable in respect of the Obligations hereunder.
Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.4 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.
SECTION 12.5.    Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 12.6.    Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XII to be sold be under any obligation to ascertain or inquire into the authority of the Issuer, the Co-Issuer or the applicable Guarantor to make any such sale or other transfer.
SECTION 12.7.    Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XII upon the Issuer, the Co-Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer, the Co-Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article XII; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.
SECTION 12.8.    Release Upon Termination of the Issuers’ Obligations. In the event that the Issuers deliver to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Notes, the Note Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Issuers shall have exercised their Legal Defeasance option or their Covenant Defeasance option, in each case in compliance with the provisions of Article VIII, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall deliver to the Issuers and the Collateral Agent a notice, in form reasonably satisfactory to the Collateral Agent, stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article VIII), and any rights it has under the Collateral Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done (at the expense of the Issuers) all acts reasonably requested by the Issuers to release and discharge such Lien as soon as is reasonably practicable.
SECTION 12.9.    Collateral Agent.
(a)    The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Collateral Documents and the Intercreditor Agreements and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreements and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements, and consents and agrees to the terms of the Intercreditor Agreements and each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Agent agrees to act as such on the express conditions contained in this Section 12.9. The provisions of this Section 12.9 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 12.4. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreements and the Collateral Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents and the Intercreditor Agreements, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Notes Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents and the Intercreditor Agreements or otherwise exist against the

Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)    The Collateral Agent may perform any of its duties under this Indenture, the Collateral Documents or the Intercreditor Agreements by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates, (a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.
(c)    None of the Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Collateral Document or the Intercreditor Agreements or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer, the Co-Issuer or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, or any other Notes Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Collateral Documents or the Intercreditor Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Collateral Documents or the Intercreditor Agreements, or for any failure of any Grantor or any other party to this Indenture, the Collateral Documents or the Intercreditor Agreements to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Collateral Documents or the Intercreditor Agreements or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.
(d)    The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuers or any other Grantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Collateral Documents or the Intercreditor Agreements unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Collateral Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.
(e)    The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Trust Officer of the Collateral Agent shall have received written notice from the Trustee or the Issuers referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or

Event of Default as may be requested by the Trustee in accordance with Article VI or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.9).
(f)    The Collateral Agent may resign at any time by notice to the Trustee and the Issuers, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Issuers shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Issuers (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Issuers pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 12.9 (and Section 7.7) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.
(g)    Wilmington Trust, National Association shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Collateral Documents or the Intercreditor Agreements, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.
(h)    The Collateral Agent and the Trustee are authorized and directed to (i) enter into (including by way of joinder or accession and by way of appointing the Existing Second Lien Notes Collateral Agent to serve as representative of the Collateral Agent) the Collateral Documents to which it is party, whether executed before, on or after the Issue Date, (ii) enter into (including by way of joinder or accession) the Intercreditor Agreements, (iii) make the representations of the Holders set forth in the Collateral Documents and the Intercreditor Agreements, (iv) bind the Holders on the terms as set forth in the Collateral Documents and the Intercreditor Agreements and (v) perform and observe its obligations under the Collateral Documents and the Intercreditor Agreements.
(i)    If at any time or times the Trustee shall receive (i) by payment, foreclosure, realization, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements.
(j)    The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuers, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(k)    The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Collateral Document or the Intercreditor Agreements other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.
(l)    If the Issuer, the Co-Issuer or any Guarantor (i) incurs any obligations in respect of First Priority Obligations or Future Second Lien Indebtedness at any time when no First Priority/Second Priority Intercreditor Agreement is in effect or at any time when Indebtedness constituting First Priority Obligations or Second Priority Obligations, as applicable, entitled to the benefit of an existing First Priority/Second Priority Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the First Priority/Second Priority Intercreditor Agreement) in favor of a designated agent or representative for the holders of the First Priority Obligations or Future Second Lien Indebtedness so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuers, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.
(m)    If the Issuer, the Co-Issuer or any Guarantor incurs any obligations in respect of Junior Priority Indebtedness and delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on terms that are customary for such financings as determined by the Issuers in good faith reflecting the subordination of such Liens to the Liens secured by Notes and Note Guarantees) in favor of a designated agent or representative for the holders of the Junior Priority Indebtedness so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuers, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.
(n)    No provision of this Indenture, the Intercreditor Agreements or any Collateral Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) if it shall have received indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the Collateral Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described in this paragraph (n) if it no longer reasonably deems any indemnity, security or undertaking from the Issuers or the Holders to be sufficient.
(o)    The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements and the Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuers (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.
(p)    Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.
(q)    The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer, the Co-Issuer or any other Grantor under this Indenture, the Intercreditor Agreements and the Collateral Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Notes Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and any Collateral Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreements and the Collateral Documents. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements and the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreements and any Collateral Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements and the Collateral Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Notes Documents.
(r)    The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Collateral Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral.
(s)    Upon the receipt by the Collateral Agent of a written request of the Issuers signed by one Officer of each Issuer (a “Collateral Document Order”), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Collateral Document

to be executed after the Issue Date. Such Collateral Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Collateral Document Order referred to in, this Section 12.9(s), and (ii) instruct the Collateral Agent to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the direction and expense of the Issuers, upon delivery to the Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Collateral Documents.
(t)     Subject to the provisions of the applicable Collateral Documents and the Intercreditor Agreements, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreements and the Collateral Documents to which it is a party (or joinders thereto) and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.
(u)    After the occurrence of an Event of Default, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreements.
(v)    The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 hereof and the other provisions of this Indenture.
(w)    Subject to the terms of the Collateral Documents, in each case that the Collateral Agent may or is required hereunder or under any other Notes Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Notes Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to the terms of the Collateral Documents, if the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.
(x)    Notwithstanding anything to the contrary in this Indenture or any other Notes Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Notes Documents (including without limitation the filing or continuation of any UCC or PPSA financing or continuation statements or similar documents or instruments (or analogous procedures under the applicable laws in the relevant Covered Jurisdiction)), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.
(y)    Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer, the Co-Issuer or the Guarantors, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 13.4. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(z)    Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Collateral Documents and the Collateral.
(aa)    The Issuers shall pay compensation to, reimburse expenses of and indemnify the Collateral Agent in accordance with Section 7.7.
(bb)    The Existing Second Lien Notes Collateral Agent shall be entitled to all of the rights, privileges and immunities granted to the Collateral Agent under this Indenture, and shall be entitled to exercise all of the powers granted to the Collateral Agent under this Indenture, when acting with respect to the Notes.
SECTION 12.10.    Designations. For purposes of the provisions hereof and the First Priority/Second Priority Intercreditor Agreement requiring the Issuers to designate Indebtedness for the purposes of the term “First Priority Obligations,” “Future Second Lien Indebtedness,” “Junior Priority Indebtedness” or any other such designations hereunder or under the First Priority/Second Priority Intercreditor Agreement, any such designation shall be sufficient if such requirements under the First Priority/Second Priority Intercreditor Agreement are satisfied.
SECTION 12.11.    No Impairment of the Security Interests. Except as otherwise permitted under this Indenture, the Intercreditor Agreements and the Collateral Documents, neither the Issuer, the Co-Issuer nor any of the Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders of the Notes.
SECTION 12.12.    Insurance. The Issuer shall maintain insurance, and cause each of its Restricted Subsidiaries to maintain insurance, with financially sound and reputable insurers (naming the Collateral Agent as an additional insured or loss payee, as applicable), with respect to such of its properties, against such risks, casualties and contingencies and in such types and amounts as are consistent with sound business practice, it being understood that this Section 12.12 shall not prevent the use of deductible or excess loss insurance and shall not prevent (i) the Issuer or any of its Subsidiaries from acting as a self-insurer or maintaining insurance with another Subsidiary or Subsidiaries of Issuer so long as such action is consistent with sound business practice or (ii) the Issuer from obtaining and owning insurance policies covering activities of its Subsidiaries.
SECTION 12.13.    Québec Collateral. The Issuer, the Co-Issuer and the Guarantors hereby acknowledge that any Collateral Documents granted or to be granted by the Issuer, the Co-Issuer or any Guarantor in accordance with Section 12.1 on property pursuant to the laws of the Province of Québec shall be granted in favour of the Collateral Agent as hypothecary representative (within the meaning of Article 2692 of the Civil Code of Québec) for the Holders and the Trustee. The Trustee hereby constitutes the Collateral Agent as hypothecary representative (within the meaning of Article 2692 of the Civil Code of Québec) of the Holders and the Trustee in order to hold any security granted by the Issuer, the Co-Issuer and the Guarantors in the Province of Québec under Collateral Documents. Each Holder shall be deemed to have confirmed and ratified the constitution of the Collateral Agent as the hypothecary representative of the Holders and the Trustee by holding, or accepting the benefit of, any Note.
The execution by the Collateral Agent as hypothecary representative of any deeds of hypothec or other documents prior to the Issue Date is hereby ratified and confirmed.
SECTION 12.14.    Existing Notes.
(a)    Subject to Section 12.14(b), the Collateral Agent agrees, for the benefit of the THI Notes Trustee and the holders of the THI Notes to the extent secured by a lien on any assets or property of Tim Hortons and certain of its Subsidiaries, (the “THI Secured Notes”) (each of whom are intended as third party beneficiaries of this Section 12.14), that the Second Priority Liens in favor of the Collateral Agent over the First Lien Shared Collateral shall be subordinate to and rank junior to any Liens on the First Lien Shared Collateral granted by the THI Notes Issuer and any THI Notes Guarantors in favor of the THI Notes Trustee securing the THI Secured Notes and all other obligations under the THI Notes Indenture, irrespective of: (i) the time or order of creation, execution, delivery, attachment or perfection of such Liens; (ii) the method of perfection of such Liens; (iii) the time or order of registration or filing of financing statements, land registration forms or other recordings of such Liens; (iv) the giving of or failure to give notice of the acquisition of any additional Liens; (v) the date or dates of any existing or future advance or advances made or other credit accommodation granted or services provided by the Collateral Agent or the holders of the THI Secured Notes; (vi) the date or dates of any Default or Event of Default in respect of the Second Priority Obligations or the date or dates of any default in respect of the obligations under the THI Notes Indenture or, in each case, any security granted in respect thereof; (vii) the date of crystallization of any floating charge created by such Liens; (viii) the date of commencement of enforcement proceedings under this Indenture or the THI Notes Indenture or the respective security agreements securing the obligations thereunder; or (ix) the priori-ties otherwise accorded to such Liens by any applicable laws.
(b)    From and after the date of Discharge of Senior Lender Claims and for so long as and to the extent that there exist no First Priority Liens on the Shared Collateral, the Collateral Agent agrees, for the benefit of the THI Notes Trustee and the holders of the THI Secured Notes (each of whom are intended as third party beneficiar-ies of this Section 12.14), that the Second Priority Liens granted in favor of the Collateral Agent over the Shared Collateral shall secure the Second Priority Obligations on an equal basis, ranking ratably and pari passu, with any Liens on the Shared Collateral granted by the THI Notes Issuer and any THI Notes Guarantors in favor of the THI Notes Trustee securing the THI Secured Notes and all other obligations under the THI Notes Indenture, irrespective of: (i) the time or order of creation, execution, delivery, attachment or perfection of such Liens; (ii) the method of perfection of such Liens; (iii) the time or order of registration or filing of financing statements, land registration forms or other recordings of such Liens; (iv) the giving of or failure to give notice of the acquisition of any addition-al Liens; (v) the date or dates of any existing or future advance or advances made or other credit accommodation granted or services provided by the Collateral Agent or the holders of the THI Secured Notes; (vi) the date or dates of any Default or Event of Default in respect of the Second Priority Obligations or the date or dates of any default in respect of the obligations under the THI Notes Indenture or, in each case, any security granted in respect thereof; (vii) the date of crystallization of any floating charge created by such Liens; (viii) the date of commencement of enforcement proceedings under this Indenture or the THI Notes Indenture or the respective security agreements securing the obligations thereunder; or (ix) the priorities otherwise accorded to such Liens by any applicable laws.
(c)    The Trustee and the Collateral Agent are each authorized and directed to enter into one or more intercreditor agreements from time to time with the THI Notes Trustee that provide for, inter alia, substantially the same rights referred to in this Section 12.14 and covering any other matters incidental thereto, including provisions relating to the release of the Liens granted in favor of the THI Notes Trustee.

ARTICLE XIII

MISCELLANEOUS
SECTION 13.1.    Notices. Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first‑class mail, postage prepaid, addressed as follows:
if to the Issuers or to any Guarantor:

1011778 B.C. Unlimited Liability Company
c/o Restaurant Brands International Inc.
226 Wyecroft Road
Oakville, Ontario, Canada
Fax: (905) 845-6351
Attention: Jill Granat
in each case, with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Joshua N. Korff
Michael Kim
Facsimile: (212) 446-4900

if to the Trustee or the Collateral Agent, at its corporate trust office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

Wilmington Trust, National Association
246 Goose Lane, Suite 105
Guilford, Connecticut 06437
Attention: 1011778 B.C. Unlimited Liability Company Second Lien Notes Administrator
Facsimile: (203) 453-1183

The Issuers, the Trustee or the Collateral Agent by written notice to each other may designate additional or different addresses for subsequent notices or communications.
Any notice or communication to the Issuers or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee or the Collateral Agent shall be deemed delivered upon receipt.
Any notice or communication sent to a Holder shall be delivered to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.
Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee or the Collateral Agent shall be effective only upon receipt.
Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.
SECTION 13.2.    Communication by Holders with other Holders. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).
SECTION 13.3.    Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture, the Notes or the Collateral Documents, the Issuers or such Guarantor, as the case may be, shall furnish to the Trustee:
(1)    an Officer’s Certificate in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.4 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture, the Notes or the Collateral Documents relating to the proposed action have been satisfied; and

(2)    an Opinion of Counsel in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.4 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with.
SECTION 13.4.    Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture, the Notes or Collateral Documents shall include:
(1)    a statement that the individual making such certificate or opinion has read such covenant or condition;
(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(3)    a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
(4)    a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.
In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.
SECTION 13.5.    When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by an Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.
SECTION 13.6.    Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.
SECTION 13.7.    Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the state of the place of payment. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.
SECTION 13.8.    Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 13.9.    Jurisdiction. The Issuers and the Guarantors agree that any suit, action or proceeding against the Issuers or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Note Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non‑exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuers and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuers and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuers or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuers or the Guarantors, as the case may be, are subject by a suit upon such judgment.
SECTION 13.10.    Waivers of Jury Trial. EACH OF THE ISSUERS, THE GUARANTORS, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE NOTE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.
SECTION 13.11.    USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), the Trustee and the Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee and the Collateral Agent with such information as each may request in order to satisfy the requirements of the USA PATRIOT Act.
SECTION 13.12.    No Recourse Against Others. No director, officer, employee, incorporator or shareholder of the Issuers or any of their respective Subsidiaries or Affiliates, as such (other than the Issuers and the Guarantors), shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
SECTION 13.13.    Successors. All agreements of the Issuer, the Co-Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.
SECTION 13.14.    Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or pdf transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or pdf shall be deemed to be their original signatures for all purposes.
SECTION 13.15.    [Reserved].
SECTION 13.16.    Table of Contents; Headings. The table of contents, cross‑reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
SECTION 13.17.    Force Majeure. In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee and the Collateral Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 13.18.    Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 13.19.    Intercreditor Agreements. Reference is made to the Intercreditor Agreements. Each Holder, by its acceptance of a Note, (a) consents to the priority of Liens and payments provided for in the Intercreditor Agreements, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (c) authorizes and instructs the Collateral Agent, the Trustee and/or Existing Second Lien Notes Collateral Agent, as the case may be, to enter into the Intercreditor Agreements and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein, and including any amendments, restatements or supplements thereto providing for, inter alia, substantially the same rights, priorities and obligations referred to in the applicable Intercreditor Agreement and covering any other matters incidental thereto. The foregoing provisions are intended as an inducement to the lenders under the Credit Agreement to extend credit and such lenders, the trustee under the indenture governing the Existing THI Notes and the holders of the Existing THI Notes are each intended third party beneficiaries of such provisions and the provisions of the applicable Intercreditor Agreements.
SECTION 13.20.    Appointment of Agent for Service of Process.
(a)    Each Issuer and each Guarantor hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding brought against it by the Trustee or the Holders with respect to its obligations, liabilities or any other matter arising out of or in connection with this Indenture, the Notes or the Note Guarantees, by serving a copy thereof upon any employee of either Issuer or any Guarantor (in such capacity, the “Process Agent”) at any business location that either Issuer or any Guarantor may maintain from time to time in the United States including, without limitation, at the offices of 1011778 B.C. Unlimited Liability Company, c/o Restaurant Brands International Inc., 226 Wyecroft Road, Oakville, Ontario, Canada.
(b)    If at any time either Issuer or any Guarantor has or maintains a business location in the State of New York (such Person, the “New York Presence Obligor”), then either Issuer or any Guarantor shall, within 30 days after such location is opened, is acquired or otherwise exists, irrevocably designate, appoint and empower the New York Presence Obligor as their designee, appointee and agent to receive, accept and acknowledge for and on their behalf service of any and all legal process, summons, notices and documents that may be served in any action, suit or proceeding brought against them by the Trustee or the Holders in any United States or state court located in the County of New York with respect to their obligations, liabilities or any other matter arising out of or in connection with this Indenture, the Notes or the Note Guarantees and that may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts.
(c)    The Issuer and any non-U.S. Guarantor shall promptly (and in any event within 10 days) irrevocably designate, appoint and empower Corporation Service Company, with offices currently at 1180 Avenue of the Americas, Suite 201, New York, New York (or such other third party corporate service provider of national standing), as their designee, appointee and agent to receive, accept and acknowledge for and on their behalf service of any and all legal process, summons, notices and documents that may be served in any action, suit or proceeding brought against them by the Trustee or the Holders in any such United States or state court located in the County of New York with respect to their obligations, liabilities or any other matter arising out of or in connection with this Indenture, the Notes or the Note Guarantees and that may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts (the “Third Party Process Agent”) and pay all fees and expenses required by the Third Party Process Agent in connection therewith. If for any reason such Third Party Process Agent hereunder shall cease to be available to act as such, the Issuer and each non-U.S. Guarantor agrees to designate a new Third Party Process Agent in the County of New York on the terms and for the purposes of this Section 13.20 satisfactory to the Holders.
(d)    Each Issuer and each Guarantor further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against them by (i)

serving a copy thereof upon any of the relevant Process Agents specified in paragraphs (a) through (c) above, or (ii) or by mailing copies thereof by registered or certified air mail, postage prepaid, to such Issuer or such Guarantor, at its address specified in or designated pursuant to this Indenture. Each Issuer and each Guarantor agrees that the failure of any Process Agent specified in paragraphs (a) through (c) above, to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.
(e)    Nothing herein shall in any way be deemed to limit the ability of the Trustee or any Holder to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over either Issuer or any Guarantor or bring actions, suits or proceedings against them in such other jurisdictions, and in such manner, as may be permitted by applicable law.
(f)    Each Issuer and each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture, the Notes or the Note Guarantees brought in the United States federal courts located in the County of New York or the courts of the State of New York located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(g)    The provisions of this Section 13.20 shall survive any termination of this Indenture, in whole or in part, and shall survive delivery and payment for the Notes.
SECTION 13.21.    Waiver of Immunities. To the extent either Issuer or any Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Indenture, the Notes or the Note Guarantees, each Issuer and each Guarantor hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.
SECTION 13.22.    Judgment Currency. Each Issuer and each Guarantor agrees to indemnify the recipient against any loss incurred by such recipient as a result of any judgment or order being given or made against either Issuer or any Guarantor for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than Dollars and as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase Dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase Dollars as promptly as practicable upon such party’s receipt thereof. The foregoing indemnity shall constitute a separate and independent obligation of each Issuer and each Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.
SECTION 13.23.    Usury Savings Clause. If any provision of this Indenture or any Notes would obligate the Issuers to make any payment of or on account of interest or other amount in an amount or calculated at a rate which would result in a receipt by any Holder of interest at a criminal rate (as such term is construed under the Criminal Code (Canada)), then notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not so result in a receipt by such Holder of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:  (1) firstly, by reducing the amount or rate of interest required to be paid to such Holder, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Holder which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).
SECTION 13.24.    Interest Act (Canada). For purposes of the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided for in this Indenture and any Notes (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time other than a calendar year) are equivalent are the rates so provided for multiplied by the actual number of days in the applicable calendar year and divided by 360 or the actual number of days in such other period of time, respectively.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

1011778 B. C. UNLIMITED LIABILITY COMPANY

By:	/s/ Jill Granat
Name: Jill Granat
Title: Secretary

NEW RED FINANCE, INC.

By:	/s/ Jill Granat
Name: Jill Granat
Title: Assistant Secretary

[Signature Page to the Indenture]

BLUE HOLDCO 1, LLC
BLUE HOLDCO 2, LLC
BLUE HOLDCO 22, LLC
BLUE HOLDCO 3, LLC
BLUE HOLDCO 44, LLC
BLUE HOLDCO 440, LLC
BLUE HOLDCO 99, LLC
LLCXOX, LLC
ORANGE INTERMEDIATE, LLC
RESTAURANT BRANDS INTERNATIONAL
US SERVICES LLC
SBFD HOLDING CO.
SKIPPER, LLC
THD COFFEE CO.
TIM DONUT U.S. LIMITED, INC.
TIM HORTONS (NEW ENGLAND), INC.
TIM HORTONS USA INC.

By:	/s/ Jill Granat
Name: Jill Granat
Title: Secretary

AFC PROPERTIES, INC.
POPEYES LOUISIANA KITCHEN, INC.
BK WHOPPER BAR, LLC
BURGER KING CORPORATION
BK ACQUISITION, INC.
BURGER KING INTERAMERICA, LLC
BURGER KING WORLDWIDE, INC.
BURGER KING CAPITAL FINANCE, INC.
BURGER KING HOLDINGS, INC.
PLK ENTERPRISES OF CANADA, INC.
POPEYES RESTAURANT SERVICES, LLC

By:	/s/ Jill Granat
Name: Jill Granat
Title: Assistant Secretary

[Signature Page to the Indenture]

1014364 B.C. UNLIMITED LIABILITY COMPANY
1014369 B.C. UNLIMITED LIABILITY COMPANY
1016864 B.C. UNLIMITED LIABILITY COMPANY
1016869 B.C. UNLIMITED LIABILITY COMPANY
1016872 B.C. UNLIMITED LIABILITY COMPANY
1016878 B.C. UNLIMITED LIABILITY COMPANY
1016883 B.C. UNLIMITED LIABILITY COMPANY
1016893 B.C. UNLIMITED LIABILITY COMPANY
1019334 B.C. UNLIMITED LIABILITY COMPANY
BURGER KING CANADA HOLDINGS INC./ PLACEMENTS BURGER KING CANADA INC.
GPAIR LIMITED
GRANGE CASTLE HOLDINGS LIMITED
ORANGE GROUP, INC.
THE TDL GROUP CORP./GROUPE TDL CORPORATION
1014364 B.C. UNLIMITED LIABILITY COMPANY, in
its capacity as general partner of
P11 LIMITED PARTNERSHIP
1014364 B.C. UNLIMITED LIABILITY COMPANY, in
its capacity as general partner of
P22 LIMITED PARTNERSHIP
1014364 B.C. UNLIMITED LIABILITY COMPANY, in
its capacity as general partner of
P33 LIMITED PARTNERSHIP

By:	/s/ Jill Granat
Name: Jill Granat
Title: Secretary

[Signature Page to the Indenture]

1014364 B.C. UNLIMITED LIABILITY COMPANY, in
its capacity as general partner of
P44 LIMITED PARTNERSHIP
1024670 B.C. UNLIMITED LIABILITY COMPANY
1024678 B.C. UNLIMITED LIABILITY COMPANY
1026672 B.C. UNLIMITED LIABILITY COMPANY
1028539 B.C. UNLIMITED LIABILITY COMPANY
1029261 B.C. UNLIMITED LIABILITY COMPANY
1057490 B.C. UN LIMITED LIABILITY COMPANY
1057639 B.C. UNLIMITED LIABILITY COMPANY
1057772 B.C. UNLIMITED LIABILITY COMPANY
1057837 B.C. UNLIMITED LIABILITY COMPANY
1057490 B.C. UNLIMITED LIABILITY COMPANY, in
its capacity as general partner of
SOCIETE EN COMMANDITE CLP-LAX/CLP-LAX LIMITED PARTNERSHIP
BK CANADA SERVICE ULC
RESTAURANT BRANDS HOLDINGS CORPORATION
TDLDD HOLDINGS ULC
TDLRR HOLDINGS ULC
TIM HORTONS CANADIAN IP HOLDINGS CORPORATION

By:	/s/ Jill Granat
Name: Jill Granat
Title: Secretary

[Signature Page to the Indenture]

1112068 B.C. UNLIMITED LIABILITY COMPANY
1112073 B.C. UNLIMITED LIABILITY COMPANY
1112078 B.C. UNLIMITED LIABILITY COMPANY
1112083 B.C. UNLIMITED LIABILITY COMPANY
1112090 B.C. UNLIMITED LIABILITY COMPANY
1112097 B.C. UNLIMITED LIABILITY COMPANY
1112100 B.C. UNLIMITED LIABILITY COMPANY
1112104 B.C. UNLIMITED LIABILITY COMPANY
1112106 B.C. UNLIMITED LIABILITY COMPANY
BC88 HOLDINGS ULC
BC99 HOLDINGS ULC
1112073 B.C. UNLIMITED LIABILITY COMPANY, in
its capacity as general partner of
P66 LIMITED PARTNERSHIP
1112068 B.C. UNLIMITED LIABILITY COMPANY, in
its capacity as general partner of
P77 LIMITED PARTNERSHIP
1112073 B.C. UNLIMITED LIABILITY COMPANY, in
its capacity as general partner of
P88 LIMITED PARTNERSHIP
1112073 B.C. UNLIMITED LIABILITY COMPANY, in
its capacity as general partner of
P99 LIMITED PARTNERSHIP

By:	/s/ Jill Granat
Name: Jill Granat
Title: Secretary

[Signature Page to the Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and Collateral Agent
By:    /s/ Lynn M. Steiner
    Name: Lynn M. Steiner
    Title: Vice President

[Signature Page to the Indenture]

EXHIBIT A
[FORM OF FACE OF GLOBAL RESTRICTED NOTE]
[Applicable Restricted Notes Legend and Canadian Legend]
[Depository Legend, if applicable]
[Temporary Regulation S Legend, if applicable]

No. [___]	Principal Amount $[___________] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto] CUSIP NO. _________________________
1011778 B.C. UNLIMITED LIABILITY COMPANY
NEW RED FINANCE, INC.

5.000% Second Lien Senior Secured Notes due 2025
1011778 B.C. Unlimited Liability Company, an unlimited liability company organized under the laws of British Columbia, and New Red Finance, Inc., a Delaware corporation, jointly and severally, promise to pay to [Cede & Co.], or its registered assigns, the principal sum of _______________ Dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto], on October 15, 2025.
Interest Payment Dates: April 15 and October 15, commencing on October 15, 2017
Record Dates: April 1 and October 1
Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the Issuers have caused this instrument to be duly executed.
1011778 B.C. UNLIMITED LIABILITY
By:
    Name:
    Title:
NEW RED FINANCE, INC.
By:
    Name:
    Title:
TRUSTEE CERTIFICATE OF AUTHENTICATION
This Note is one of the Notes referred to in the within‑mentioned Indenture.
WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee
By:
    Authorized Signatory
Dated:    ___________

[FORM OF REVERSE SIDE OF NOTE]
1011778 B.C. UNLIMITED LIABILITY COMPANY
NEW RED FINANCE, INC.

5.000% Second Lien Senior Secured Notes due 2025
Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.
1.    Interest
1011778 B.C. Unlimited Liability Company, an unlimited liability company organized under the laws of British Columbia, and New Red Finance, Inc., a Delaware corporation, jointly and severally promise to pay interest on the principal amount of this Note at 5.000% per annum from August 28, 2017 until maturity. The Issuers will pay interest semi‑annually in arrears every April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be October 15, 2017. The Issuers shall pay interest on overdue principal at the rate specified herein, and it shall pay interest (including post‑petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (including Additional Amounts, if any) (without regard to any applicable grace period) at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360‑day year comprised of twelve 30‑day months. The yearly rate of interest that is equivalent to the rate payable under the Notes is the rate payable multiplied by the actual number of days in the year and divided by 360 and is disclosed herein solely for the purpose of providing the disclosure required by the Interest Act (Canada). Each interest period will end on (but not include) the relevant Interest Payment Date.
2.    Method of Payment
By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest (including Additional Amounts, if any) on any Note is due and payable, the Issuers shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium and interest (including Additional Amounts, if any) when due. Interest (including Additional Amounts, if any) on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding April 1 and October 1 at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of (and premium, if any) and interest (including Additional Amounts, if any) on the Notes shall be payable at the office or agency of the Paying Agent or Registrar designated by the Issuers maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuers as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest (including Additional Amounts, if any)) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest (including Additional Amounts, if any)) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

3.    Paying Agent and Registrar
The Issuers initially appoint Wilmington Trust, National Association (the “Trustee”) as Registrar and Paying Agent for the Notes. The Issuers may change any Registrar or Paying Agent without prior notice to the Holders. Either Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.
4.    Indenture
The Issuers issued the Notes under an Indenture dated as of August 28, 2017 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuers, the Guarantors party thereto and the Trustee and Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa‑77bbbb), as amended (the “Act”). The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the Act for a statement of those terms. In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall prevail.
5.    Guarantees
To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post‑filing or post‑petition interest) (including Additional Amounts, if any) on the Notes and all other amounts payable by the Issuers under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors will unconditionally guarantee (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior basis pursuant to the terms of the Indenture.
6.    Optional Redemption
(a)    At any time prior to October 15, 2020, the Issuers may redeem the Notes in whole or in part, at their option, upon not less than 30 nor more than 60 days’ prior notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price equal to 100% of the principal amount of such Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest (including Additional Amounts, if any), if any, to but excluding the date of redemption (the “Redemption Date”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.
(b)    At any time and from time to time prior to October 15, 2020, the Issuers may redeem Notes with the Net Cash Proceeds received by the Issuer from any Equity Offering at a redemption price equal to 105.000% plus accrued and unpaid interest (including Additional Amounts, if any) to, but excluding, the Redemption Date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including Additional Notes); provided that (1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and (2) not less than 50% of the original aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately thereafter (excluding Notes held by the Issuer or any of its Restricted Subsidiaries). The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.6 of the Indenture.
(c)    Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making a such tender offer in lieu of the Issuers, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

(d)    The Issuers may, at their option, redeem the Notes, in whole but not in part, at any time upon not less than 30 days’ nor more than 60 days’ notice to the Holders (which notice shall be given in accordance with Section 5.3 of the Indenture), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date fixed for redemption (a “Tax Redemption Date”), premium, if any, and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuer determines in good faith that the Issuers are, or on the next date on which any amount would be payable in respect of the Notes, would be obligated to pay Additional Amounts in respect of the Notes pursuant to the terms and conditions thereof, which the Issuers cannot avoid by the use of reasonable measures available to it (including, without limitation, making payment through a payment agent located in another jurisdiction), as a result of:
(1)    any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction affecting taxation which becomes effective on or after the Issue Date or, in the case of a Relevant Taxing Jurisdiction that did not become a Relevant Taxing Jurisdiction until after the Issue Date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under the Indenture; or
(2)    any change in, or amendment to, the official application, administration, or interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction (including by virtue of a holding, judgment, or order by a court of competent jurisdiction or change in published practice or revenue guidance), on or after the Issue Date or, in the case of a Relevant Taxing Jurisdiction that did not become a Relevant Taxing Jurisdiction until after the Issue Date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under the Indenture (each of the foregoing clauses (1) and (2), a “Change in Tax Law”);
provided, however, the Issuers may not redeem the Notes under this clause (d) if the Change in Tax Law obliging the Issuers to pay Additional Amounts was (i) officially announced by the Relevant Taxing Jurisdiction’s tax authority or a court (including, for the avoidance of doubt, an announcement by or on behalf of the Minister of Finance (Canada) or any provincial or territorial counterpart) or (ii) validly enacted into law by the Relevant Taxing Jurisdiction, in each case, prior to the Issue Date or, in the case of a Relevant Taxing Jurisdiction that did not become a Relevant Taxing Jurisdiction until after the Issue Date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under the Indenture.

This clause (d) shall apply mutatis mutandis to any successor Person, after such successor Person becomes a party to the Indenture, with respect to a Change in Tax Law occurring after the time such successor Person becomes a party to the Indenture.
(e)    Except pursuant to clauses (a), (b), (c) and (d) of this paragraph 6, the Notes will not be redeemable at the Issuers’ option prior to October 15, 2020.
(f)    At any time and from time to time on or after October 15, 2020, the Issuers may redeem the Notes in whole or in part, at their option, upon not less than 30 nor more than 60 days’ notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable Redemption Date, if redeemed during the twelve-month period beginning on October 15 of the year indicated below:

Year	Percentage
2020	102.500%
2021	101.250%
2022 and thereafter	100.000%

(g)    Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.
(h)    Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Sections 5.1 through 5.6 of the Indenture.
The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Issuers may be required to offer to purchase Notes under Section 3.5 and Section 3.9 of the Indenture. The Issuers may at any time and from time to time purchase Notes in the open market or otherwise.
7.    [Reserved]
8.    Repurchase Provisions
If a Change of Control occurs, unless the Issuers have previously or concurrently delivered a redemption notice with respect to all outstanding Notes pursuant to Section 5.7 of the Indenture, each Holder will have the right to require the Issuers to repurchase from each Holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest (including Additional Amounts, if any), if any, to but excluding the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date as provided in, and subject to the terms of, the Indenture.
Upon certain Asset Dispositions, the Issuers may be required to use the Excess Proceeds from such Asset Dispositions to offer to purchase the maximum aggregate principal amount of Notes (that is $2,000 or an integral multiple of $1,000 in excess thereof) and, at the Issuers’ option, Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including Additional Amounts, if any), if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 3.5 and in Article V of the Indenture.
9.    Denominations; Transfer; Exchange
The Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.
10.    Persons Deemed Owners
The registered Holder of this Note may be treated as the owner of it for all purposes.
11.    Discharge and Defeasance
Subject to certain exceptions and conditions set forth in the Indenture, the Issuers at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuers deposit with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest (including Additional Amounts, if any) on the Notes to redemption or maturity, as the case may be.
12.    Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Indenture, the Notes, the Collateral Documents or the Intercreditor Agreements may be amended, supplemented or otherwise modified or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes, the Collateral Documents or the Intercreditor Agreements as provided in the Indenture.
13.    Defaults and Remedies
If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of either Issuer) occurs and is continuing, the Trustee by notice to the Issuers, or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Issuers and the Trustee may declare the principal of, premium, if any, and accrued and unpaid interest (including Additional Amounts, if any), and any other monetary obligations on all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, premium, interest (including Additional Amounts, if any) and other monetary obligations will be due and payable immediately. If a bankruptcy, insolvency or reorganization of either Issuer occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest (including Additional Amounts, if any) and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.
14.    Trustee Dealings with the Issuers
Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, Guarantors or their respective Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Issuers; provided, however, that if the Trustee acquires any conflicting interest under the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.
15.    No Recourse Against Others
No director, officer, employee, incorporator or shareholder of the Issuers or any of their respective Subsidiaries or Affiliates, as such (other than the Issuers and the Guarantors), shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Note Guarantees, the Collateral Documents, the Intercreditor Agreements or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
16.    Authentication
This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.
17.    Abbreviations
Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

18.    CUSIP and ISIN Numbers
The Issuers have caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.
19.    Governing Law
This Note shall be governed by, and construed in accordance with, the laws of the State of New York.
The Issuers will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:
1011778 B.C. Unlimited Liability Company
c/o Restaurant Brands International Inc.
226 Wyecroft Road
Oakville, Ontario, Canada
Fax: (905) 845-6351
Attention: Jill Granat

20.    Security
This Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Collateral Documents. The Trustee and the Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Collateral Documents and the First Priority/Second Priority Intercreditor Agreement. Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreements, and to perform its obligations and exercise its rights thereunder in accordance therewith.
21.    Interest Act (Canada)
For purposes of the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided for in this Note (and stated herein to be computed on the basis of a 360 day year or any other period of time other than a calendar year) are equivalent are the rates so provided for multiplied by the actual number of days in the applicable calendar year and divided by 360 or the actual number of days in such other period of time, respectively.

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)
and irrevocably appoint ___________ agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.
Date:    Your Signature:
Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad‑15.
The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of an Issuer and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of an Issuer.
In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by an Issuer or any Affiliate of an Issuer, the undersigned confirms that such Notes are being:
CHECK ONE BOX BELOW:

(1)	☐ acquired for the undersigned’s own account, without transfer; or

(2)	☐ transferred to either Issuer; or

(3)	☐ transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐ transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐ transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐ transferred pursuant to another available exemption from the registration requirements of the Securities Act.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5) or (6) is checked, the Issuers may require, prior to registering any such transfer of the Notes, in their sole discretion, such legal opinions, certifications and other information as the Issuers may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

Signature
Signature Guarantee:

(Signature must be guaranteed)    Signature
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad‑15.
TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES
The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE
If you elect to have this Note purchased by the Issuers pursuant to Section 3.5 or 3.9 of the Indenture, check either box:
Section 3.5 ☐    Section 3.9 ☐
If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 3.5 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $___________________________________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased): _________________.
Date: __________ Your Signature ______________________________________________________________
(Sign exactly as your name appears on the other side of the Note)
Signature Guarantee: _________________________________________________________________________
(Signature must be guaranteed)
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad‑15.

EXHIBIT B
[Reserved]

B-1

EXHIBIT C
Form of Supplemental Indenture
SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [          ], 20[  ], by and among 1011778 B.C. Unlimited Liability Company, an unlimited liability company organized under the laws of British Columbia (the “Issuer”), New Red Finance, Inc., a Delaware corporation (the “Co-Issuer”, and together with the Issuer, the “Issuers”), the parties that are signatories hereto as Guarantors (each a “Guaranteeing Subsidiary”) and Wilmington Trust, National Association, as Trustee and Collateral Agent under the Indenture referred to below.
W I T N E S S E T H:
WHEREAS, each of the Issuers, the Guarantors party thereto, the Trustee and the Collateral Agent have heretofore executed and delivered an indenture dated as of August 28, 2017 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $1,300,000,000 of 5.000% Second Lien Senior Secured Notes due 2025 (the “Notes”) of the Issuers;
WHEREAS, the Indenture provides that each Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Collateral Agent a supplemental indenture pursuant to which each Guaranteeing Subsidiary shall unconditionally guarantee, on a joint and several basis, all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”), each on the terms and conditions set forth herein; and
WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuers, any Guarantor and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Guaranteeing Subsidiar[y/ies] and the Trustee mutually covenant and agree for the benefit of the Trustee, the Collateral Agent and the Holders of the Notes as follows:
ARTICLE I

DEFINITIONS
SECTION 1.1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE
SECTION 2.1.    Agreement to be Bound. Each of the Guaranteeing Subsidiaries hereby agrees to become a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.
SECTION 2.2.    Guarantee. Each of the Guaranteeing Subsidiaries agrees, on a joint and several basis, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS
SECTION 3.1.    Notices. All notices and other communications to the Guarantors shall be given as provided in the Indenture, at the address for the Guarantors set forth in the Indenture.
SECTION 3.2.    Merger, Amalgamation and Consolidation. Each Guaranteeing Subsidiary shall not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge or amalgamate with or into, another Person (other than the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1(g) of the Indenture.
SECTION 3.3.    Release of Guarantee. The Note Guarantees hereunder may be released in accordance with Section 10.2 of the Indenture.
SECTION 3.4.    Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
SECTION 3.5.    Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 3.6.    Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
SECTION 3.7.    Benefits Acknowledged. Each Guaranteeing Subsidiary’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.
SECTION 3.8.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
SECTION 3.9.    The Trustee and the Collateral Agent. Neither the Trustee nor the Collateral Agent make any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.
SECTION 3.10.    Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or pdf shall be deemed to be their original signatures for all purposes.
SECTION 3.11.    Execution and Delivery. Each Guaranteeing Subsidiary agrees that its Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Note Guarantee.

SECTION 3.12.    Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
[GUARANTEEING SUBSIDIARIES]
as a Guarantor
By:
    Name:
    Title:
Acknowledged by:
1011778 B.C. UNLIMITED LIABILITY COMPANY
By:
    Name:
    Title:
NEW RED FINANCE, INC.
By:
    Name:
    Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and Collateral Agent
By:
    Name:
    Title:

EXHIBIT D
[Reserved]

D-1

EXHIBIT E-1
[Reserved]

E-1-1

EXHIBIT E-2
[Reserved]

E-2-1

EXHIBIT F

Form of Certificate to be Delivered Upon Termination of Restricted Period

[Date]
1011778 B.C. Unlimited Liability Company
c/o Restaurant Brands International Inc.
226 Wyecroft Road
Oakville, Ontario, Canada
Fax: (905) 845-6351
Attention: Jill Granat

Wilmington Trust, National Association,
as Trustee and Registrar
246 Goose Lane, Suite 105
Guilford, CT 06437 USA
Fax No.:  (203) 453-1183
Attention: 1011778 B.C. Unlimited Liability Company Second Lien Notes Administrator

with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Joshua N. Korff
Michael Kim
Facsimile: (212) 446-4900

Re:	1011778 B.C. Unlimited Liability Company (the “Issuer”) and New Red Finance, Inc. (the “Co-Issuer”, and together with the Issuer, the “Issuers” and each, individually, an “Issuer”).
5.000% Second Lien Senior Secured Notes due 2025 (the “Notes”)
Ladies and Gentlemen:
This letter relates to Notes represented by a temporary global Note (the “Temporary Regulation S Global Note”). Pursuant to Section 2.1 of the Indenture dated as of August 28, 2017 relating to the Notes (the “Indenture”), we hereby certify that the persons who are the beneficial owners of $[________] principal amount of Notes represented by the Temporary Regulation S Global Note are persons outside the United States to whom beneficial interests in such Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the Securities Act of 1933, as amended. Accordingly, you are hereby requested to issue a Permanent Regulation S Global Note representing the undersigned’s interest in the principal amount of Notes represented by the Temporary Regulation S Global Note, all in the manner provided by the Indenture. We certify that we [are][are not] an Affiliate of an Issuer.
The Trustee and the Issuers are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this letter have the meanings set forth in Regulation S.
Very truly yours,

F-1

[Name of Transferor]
By:
        Authorized Signature

F-2

EXHIBIT G

[Reserved]

G-1

EXHIBIT H

Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S

[Date]
1011778 B.C. Unlimited Liability Company
c/o Restaurant Brands International Inc.
226 Wyecroft Road
Oakville, Ontario, Canada
Fax: (905) 845-6351
Attention: Jill Granat

Wilmington Trust, National Association,
as Trustee and Registrar
246 Goose Lane, Suite 105
Guilford, CT 06437 USA
Fax No.:  (203) 453-1183
Attention: 1011778 B.C. Unlimited Liability Company Second Lien Notes Administrator

Re:	1011778 B.C. Unlimited Liability Company (the “Issuer”) and New Red Finance, Inc. (the “Co-Issuer”, and together with the Issuer, the “Issuers” and each, individually, an “Issuer”).
5.000% Second Lien Senior Secured Notes due 2025 (the “Notes”)
Ladies and Gentlemen:
In connection with our proposed sale of $[________] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:
(a)    the offer of the Notes was not made to a person in the United States;
(b)    either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off‑shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre‑arranged with a buyer in the United States;
(c)    no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and
(d)    the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.
In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.
We also hereby certify that we [are][are not] an Affiliate of an Issuer and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of an Issuer.

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The Trustee and the Issuers are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.
Very truly yours,
[Name of Transferor]
By:
        Authorized Signature

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